UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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☐	Soliciting Material Pursuant to Rule §240.14a-12
The Kroger Co.

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PROXY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

AND

2005 ANNUAL REPORT

FINANCIAL HIGHLIGHTS
(in millions except per share data and percentages)

Fiscal Year	2005 (1)	2004 (1)	Percent Change (2)
Sales	$60,553	$56,434	7.3%
Operating Profit	$2,035	$843	141.4%
Net earnings (loss) per share	$1.31	$(0.14)	N/A
Average shares used in calculation	731	736	(0.7)%
Net cash provided by operating activities	$2,192	$2,330	(5.9)%
Capital expenditures	$1,306	$1,634	(20.1)%
Identical supermarket sales (3)	$54,143	$51,413	5.3%
Identical supermarket sales excluding supermarket fuel operations (3)	$50,866	$49,154	3.5%
Comparable supermarket sales (4)	$55,607	$52,514	5.9%
Comparable supermarket sales excluding supermarket fuel operations (4)	$52,200	$50,226	3.9%

(1)	The results as presented were affected by certain income and expense items that fluctuated between periods, including a 2004 goodwill impairment charge totaling $904, pre-tax, $861 after-tax, or $1.16 per share.

(2)	The percent calculations were based on the rounded numbers as presented.

(3)	We define a supermarket as identical when the store has been in operation and has not been expanded or relocated for five full quarters. Annualized identical supermarket sales are calculated as a summation of four quarters of identical sales.

(4)	We define a supermarket as comparable when the store has been in operation for five full quarters, including expansions and relocations. Annualized comparable supermarket sales are calculated as a summation of four quarters of comparable sales.

SAVE TIME AND MONEY

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 COVER PRINTED ON RECYCLED PAPER

Kroger

Supermarkets

Kroger
Ralphs
King Soopers
City Market
Dillons
Smith's Food & Drug Stores
Fry's
QFC Quality Food Centers
Baker's
Cala Foods
Bell Markets
Owen's
JayC Food Stores
Hilander
Gerbes
Pay Less Super Markets

Price-Impact Warehouse Stores

Food 4 Less
Foods Co.

Multi-Department Stores

Fred Meyer
Fry's Marketplace
Smith's Marketplace
Kroger Marketplace

Convenience Stores

TurkeyHill
KwikShop
Loaf 'N Jug
QuikStop
TomThumb

Jewelry Stores

Fred Meyer Jewelers "For All Those Special Times"
Littman Jewelers
Barclay Jewelers

Financial Services

Kroger Personal Finance
50% owned by Kroger

FELLOW SHAREHOLDERS:

I am pleased to write to you about Kroger’s improving results in 2005 and to share our vision for continued success in 2006 and beyond.

Thanks to the hard work of our 290,000 Associates in every area of our business, Kroger had a strong year. We are confident that our Customer 1st business strategy will enable us to generate positive results as we face continued challenges in the rapidly changing retail grocery industry.

OVERVIEW OF KROGER’S BUSINESS STRATEGY

During the past several years, Kroger has changed our business strategy to align everything we do with meeting the needs and expectations of our Customers. Simply put, our business is focused on putting the Customer first. For all of us, Customer 1st is more than a slogan. It is a fundamental mindset that guides us in our daily work.

Kroger Associates are focused on improving our Customers’ shopping experiences in three major areas: service, selection and value. To deliver on this commitment to our Customers, we are:

•	managing costs and expenses while providing what our Customers tell us they expect in service, selection, value, and everyday store conditions;

•	investing in capital projects to keep our stores Customer-centered and fresh;

•	implementing technology and logistics systems to reduce costs and improve service;

•	reducing the Company’s debt;

•	repurchasing stock; and

•	now—for the first time in 18 years—paying a quarterly cash dividend to shareholders.

QUARTERLY DIVIDEND DECLARED

On March 7, 2006, Kroger announced that our Board of Directors adopted a dividend policy and declared the payment of a quarterly dividend of $0.065 per share.

This is the first dividend paid by Kroger since our leveraged recapitalization in 1988. It is a monumental event for our Company and our shareholders.

The dividend represents a vote of confidence by our Board that our Customer 1st strategy is on target and that, in implementing this strategy, our people will continue to delight Customers and grow our business.

The first dividend payment will be made on June 1, 2006.

REVIEW OF 2005

Our Associates’ renewed focus on our Customers is evidenced by the financial results we achieved in 2005. Kroger delivered a strong performance that exceeded our original expectations for both identical sales and earnings.

IDENTICAL SALES GREW 3.5% WITHOUT FUEL

We told shareholders at the end of 2004 to expect Kroger’s identical supermarket sales, excluding fuel, to grow more than 2% in 2005. In mid 2005, we raised the bar to expect identical supermarket sales growth, excluding fuel, of more than 3% for the balance of the year. We exceeded both goals with increased identical supermarket sales, excluding fuel, of 3.5%. In fact, the fourth quarter of fiscal 2005 marked the tenth consecutive quarter of positive identical sales, excluding fuel, and reflected Kroger’s highest identical supermarket sales since the 1999 merger with Fred Meyer. Sustainable identical sales growth is a key driver of Kroger’s objective to increase earnings and generate value for our shareholders.

Total Company sales for fiscal 2005 increased 7.3% to a record $60.6 billion.

EARNINGS PER DILUTED SHARE OF $1.31

Kroger also delivered higher-than-expected earnings for 2005. The Company told shareholders early in the year to expect net earnings to exceed $1.21 per diluted share. When the Company reported first-quarter 2005 results, we raised that target to exceed $1.24 per diluted share. At fiscal year end, Kroger reported net earnings of $1.31 per diluted share—a strong performance in a challenging operating environment.

This increase in earnings per share was fueled by four factors: (1) improved results in Southern California, where our business continues to recover from the 2003/2004 labor dispute; (2) growth in the balance of the Company; (3) lower interest expense; and (4) fewer shares outstanding as a result of our stock repurchase program.

DELIVERING ON OUR FINANCIAL STRATEGY

Strong cash flow in 2005 enabled Kroger to deliver on all three elements of our financial “triple play.” This strategy deploys cash to grow and maintain the Company’s asset base, reduce debt, and return value to shareholders through stock repurchases and now payment of a dividend.

The Company invested $1.3 billion in capital projects during fiscal 2005 and opened, expanded, relocated, or acquired 52 food stores, remodeled 147 stores, and closed 66 locations, including 54 operational closings.

Total debt was reduced by $738 million to approximately $7.2 billion. The Company repurchased $252 million in stock in fiscal 2005. Since we initiated our financial triple play strategy in January 2000, Kroger has reduced total debt by $1.8 billion and invested $3.0 billion to repurchase 155.7 million shares of stock.

COMPETITIVE STRENGTHS

In every market served by the Kroger family of stores, the competitive landscape changes constantly—driven by the evolving wants and needs of Customers.

Kroger has many competitive advantages that enable us to listen and respond to our Customers. These include:

•	our people—who are among the most talented in our industry;

•	a high-quality asset base, with leading market shares in many of the nation’s largest and fastest growing markets;

•	broad geographic diversity and multiple retail formats that allow Kroger to meet the needs of virtually every Customer;

•	an extensive collection of consumer data generated from our customer loyalty cards as well as our valued partnership with dunnhumby USA that gives us insight into our Customers’ shopping habits;

•	a successful track record of competing against supercenter operators; and

•	outstanding private label products that can only be found at a Kroger-family store.

STRONG MARKET SHARE

Kroger serves Customers in 44 major markets—places where we operate nine or more stores. In 2005, Kroger held the No. 1 or No. 2 market share positions in 35 of these 44 markets. Many of these are the nation’s largest and fastest-growing metro areas.

Kroger’s overall market share in these 44 major markets increased by more than 0.35% during 2005, on a volume-weighted basis.

GEOGRAPHIC DIVERSITY AND MULTIPLE FORMATS

Kroger operates food stores in 31 states—which gives us the geographic diversity to withstand competitive pressures in multiple markets. No retailer today can match the combination of Kroger’s size and variety of formats.

Our store portfolio includes 2,214 combination (combo) food and drug stores, 143 price-impact warehouse stores, 123 multidepartment stores, and 27 Marketplace stores.

The combo store is a flexible format with products tailored to meet the specific needs of the neighborhood. Many combo stores include a fuel center.

The Marketplace format is a smaller version of the multidepartment stores operated under the Fred Meyer banner. Marketplace stores contain a full grocery store and pharmacy along with expanded general merchandise departments, including home goods, toys, outdoor living products, and furniture. Marketplace stores currently operate in Phoenix, Arizona; Salt Lake City, Utah; and Columbus, Ohio. Kroger Marketplace will enter the Cincinnati market in 2006 with two stores. We are excited about our Marketplace stores and how they enable us to meet our Customers’ needs.

CUSTOMER INSIGHT

Kroger has one of the most robust retail customer databases in America. More than 20 million households actively use one of our store loyalty cards. The data from these cards provides us with valuable insights into our Customers’ shopping behaviors.

The key to unlocking that insight and creating value for our Customers and our Company is Kroger’s partnership with dunnhumby. A British company, dunnhumby is a leader in the fields of data management, customer analysis, and insight-led planning.

Kroger announced a joint venture with dunnhumby, called dunnhumby USA, in May 2003. Our customer loyalty data is helping us to become increasingly relevant to each Customer who shops in our stores.

SUCCESSFUL TRACK RECORD COMPETING AGAINST SUPERCENTERS

By anticipating and meeting Customer needs, Kroger has continued to grow, even in the face of aggressive supercenter expansion. At the end of fiscal 2005, Kroger competed against 1,129 supercenters. In 32 major markets where supercenters have achieved at least a No. 3 market share position, Kroger’s overall market share grew more than 0.50%, on a volume-weighted basis.

Of our supercenter competitors, Wal-Mart is the largest by far with 875 stores and at least a No. 3 market share in 28 of our major markets. Despite this intense competition, Kroger’s overall market share in these 28 markets grew nearly 0.40% during fiscal 2005, on a volume-weighted basis.

LEADING CORPORATE BRANDS

Kroger’s corporate brands are an important part of our Customer 1st strategic plan. Most of our high-quality, private-label products are made in one of our 42 manufacturing plants.

Our FMV (For Maximum Value) products offer value and quality for the shopper who is on a budget. Our banner brands, either Kroger or the name of the retail store, offer excellent quality and value and come with a guarantee that consumers can “try it, like it, or get the national brand free.” Private Selection is Kroger’s premium brand, offering the finest quality—again at attractive prices.

The combined market share of Kroger’s private-label brands is nearly 24%. Today, more than 10,000 corporate brand products are available—found only in a Kroger-family store.

LOOKING AHEAD TO 2006

Kroger enters the new fiscal year with strong sales momentum and a clear strategic vision, in the face of a highly competitive environment.

Already, 2006 is proving to be a year of continued consolidation in our industry. The process began several years ago and we expect it will continue into the future. Kroger’s financial strength positions us to take advantage of the many opportunities that consolidation offers.

The retail environment remains very competitive. Consumers today have many choices. We are challenged to increase our relevance to Customers, to meet their needs and to exceed their expectations better than anyone else. These are difficult challenges, but we are confident Kroger people are up to the task.

The Company will return to the bargaining table in 2006 with a number of contracts covering smaller groups of Associates than the contracts negotiated in 2005. As in the past, these labor negotiations will be challenging in the face of competitive pressures and rising pension and health care costs. We will continue to seek balanced agreements that provide good wages and benefits at a cost that is fair to all.

COMMUNITY ACTIVITIES

Kroger has long supported the communities where our Customers and Associates live and work. More than $140 million was contributed in Kroger’s name in 2005, through donations from our Customers and Associates, as well as the Company directly through its divisions or its foundations. This is a substantial increase from prior years, due in part to the generous response of Customers and Associates in the wake of devastating hurricanes.

Kroger raised more than $4.6 million from Associates and Customers in response to Hurricanes Katrina and Rita. These funds were donated to the American Red Cross along with $500,000 in matching contributions from the Company’s foundations. In addition, Kroger donated more than $1.5 million in cash, gift cards, food, ice, water, prescription medicines and other products to assist communities caring for hundreds of thousands of evacuees.

In 2005, the Company’s foundations made approximately 1,550 grants—totaling $7 million—to organizations serving the communities where the Company has operations.

Nearly $6 million was raised at Kroger stores across the country during The Salvation Army’s Red Kettle Christmas Campaign. These funds assist Salvation Army chapters serving the communities where the funds were collected.

Associates donated $6.3 million to local United Way campaigns that fund human services in local communities.

Kroger was honored as “Retailer of the Year” by the food banks of the America’s Second Harvest (A2H) network. This is the third time in five years that Kroger has received this award. It reflects the long-standing and close working relationship we have with more than 85 local food banks that are part of the A2H network. Kroger is a major contributor to the national fight to end hunger. In 2005, we supported food banks with donations of time, expertise, funds and more than 29 million pounds of food and grocery products valued at $43.7 million.

Each year, Kroger proudly recognizes some of our Associates who make outstanding contributions to their communities. We congratulate the winners of The Kroger Co. Community Service Award for 2005:

David Wells, Atlanta Division
Brenda Mullins, Central Division
Bryan Foltz, Cincinnati/Dayton Division
Brenda Backman, City Market
John Bell Crosby, Delta Division
Larry Gerwick, Dillon Stores
Liz Herrera, Food 4 Less
Sharon Cole, Fred Meyer
Bill Gonzales, Fry’s
Aubrey Hanson, Great Lakes Division
Cindy Shireman, Jay C Stores
Mark Lamach, King Soopers
Larry Brown, Mid-Atlantic Division
Phil Howard, Mid-South Division
Randy Bennett, QFC
Natalie Carrick, Ralphs
Terry McAninch, Smith’s
Gary Spencer Chevalier, Southwest Division
United Way Committee, Winchester Farms Dairy
Community Service Team, Country Oven Bakery
James Carter, Layton Dairy
Roberta McKelvin, Pontiac Foods
Erica Pontius, General Office
Corporate Food Technology Team, General Office

PROMOTIONS AND RETIREMENTS

Christopher T. Hjelm joined Kroger in August of 2005 as Senior Vice President and Chief Information Officer. Mr. Hjelm has more than 20 years of technology leadership experience, having served as CIO of travel distribution services for Cendant Corporation, Senior Vice President for technology at eBay Inc., and Senior Vice President and CIO for Federal Express Corporation. Technology is a critical factor in Kroger’s ability to serve our Customers, partner with our suppliers, and empower our Associates, and we are pleased to have Mr. Hjelm leading our efforts in this area.

On behalf of our entire Company, we extend our appreciation and congratulations to John Burgon, Senior Vice President, who retired after 33 years in the grocery business. Mr. Burgon began his career with King Soopers as a produce clerk and held a variety of upper-level management positions within several Kroger divisions, including president of Ralphs and president of King Soopers.

Michael S. Heschel, Executive Vice President, retired at year-end after 14 years as our CIO. We thank Mr. Heschel for taking our technology and logistic departments to a new level of achievement.

We are grateful to these executives for their dedication and leadership.

DELIVERING IMPROVED SERVICE, SELECTION AND VALUE

We are very pleased with Kroger’s growth and performance in 2005, but we know that we can and must do much more to deliver what our Customers expect and demand. There is much hard work ahead. We must continue to listen closely to our Customers—to truly hear what they say about us and how well we are meeting their expectations. We must embrace change. And above all, we must put our Customers first—in every store, in every decision, every day.

With an ever-stronger focus on the Customer, we will achieve sustainable, profitable sales growth and create value for our shareholders in 2006 and beyond.

Thank you for your continued support and trust.

David B. Dillon
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Cincinnati, Ohio, May 15, 2006

To All Shareholders
of The Kroger Co.:

The annual meeting of shareholders of The Kroger Co. will be held at the MUSIC HALL BALLROOM, MUSIC HALL, 1243 Elm Street, Cincinnati, Ohio, on June 22, 2006, at 11 A.M., E.D.T., for the following purposes:

1.	To elect five directors;

2.	To consider, act upon and approve five corporate governance proposals presented by Kroger;

3.	To consider and act upon a proposal to ratify the selection of auditors for the year 2006;

4.	To act upon two shareholder proposals, if properly presented at the annual meeting; and

5.	To transact such other business as may properly be brought before the meeting;

all as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on April 24, 2006 will be entitled to vote at the meeting.

ATTENDANCE

Only shareholders and persons holding proxies from shareholders may attend the meeting. Please bring to the meeting the admission ticket that is attached to the proxy card.

If your shares are held in the name of a broker, trust, bank, or other nominee, please bring a proxy or letter from that broker, trust, bank or nominee confirming that you are the beneficial owner of those shares. The left side portion of the voting instruction form that you receive from your broker will serve as your admission ticket.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR TELEPHONE, OR SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website (www.kroger.com) at 11 a.m., E.D.T.

By order of the Board of Directors,
Paul W. Heldman, Secretary

PROXY STATEMENT

Cincinnati, Ohio, May 15, 2006

The accompanying proxy is solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by Kroger. We will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. Kroger has retained D.F. King & Co., Inc., 48 Wall Street, New York, New York, to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $11,500. Proxies may be solicited personally, by telephone, electronically via the Internet or by mail.

David B. Dillon, Steven R. Rogel, and John T. LaMacchia, all of whom are Kroger directors, have been named members of the Proxy Committee.

The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first sent or given to shareholders on May 15, 2006.

As of the close of business on April 24, 2006, our outstanding voting securities consisted of 722,793,542 shares of common stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to Kroger’s Secretary or in person at the meeting or by appointment of a subsequent proxy. The laws of Ohio, under which Kroger is organized, provide for cumulative voting for the election of directors. If any shareholder gives written notice to the President, a Vice President, or the Secretary of Kroger, not less than 48 hours before the time fixed for the meeting, that the shareholder intends to cumulate votes for the election of directors, and if an announcement of the giving of that notice is made by or on behalf of the shareholder or by the Chairman or Secretary upon the convening of the meeting, each shareholder will have the right to cumulate votes at the election. If cumulative voting is in effect, a shareholder voting for the election of directors may cast a number of votes equal to the number of directors being elected times the number of shares held on the record date for a single nominee or divide them among nominees in full votes in any manner. Any vote “FOR” the election of directors will constitute discretionary authority to the Proxy Committee to cumulate votes, as the Proxy Committee determines, if cumulative voting is in effect.

The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows:

Item No. 1, Election of Directors—The election of directors is, pursuant to Ohio law, determined by plurality. Broker non-votes and abstentions will have no effect on this proposal.

Item No. 2, Annual Election of All Directors—This proposal is conditioned upon and can only be adopted if Item No. 3 below is adopted. The affirmative vote representing at least 75% of the outstanding shares of our common stock is required to amend Kroger’s Regulations to provide for annual election of all directors. Abstentions and broker non-votes will have the same effect as votes against this proposal.

Item No. 3, Elimination of Cumulative Voting For Directors—The affirmative vote representing a majority of the outstanding shares of our common stock is required to amend Kroger’s Articles of Incorporation to eliminate cumulative voting for directors. Abstentions and broker non-votes will have the same effect as votes against this proposal.

Item No. 4, Elimination of 75% Supermajority Requirement for Some Transactions—The affirmative vote representing at least 75% of the outstanding shares of our common stock is required to amend Kroger’s Articles of Incorporation to eliminate certain supermajority requirements. Abstentions and broker non-votes will have the same effect as votes against this proposal.

Item No. 5, Ohio Control Share Acquisition Statute—The affirmative vote representing a majority of the outstanding shares of our common stock is required to amend Kroger’s Articles of Incorporation to opt out of the Ohio control share acquisition statute. Abstentions and broker non-votes will have the same effect as votes against this proposal.

Item No. 6, Rules of Conduct for Shareholder Meetings; Meetings Outside of Cincinnati—The affirmative vote representing a majority of the outstanding shares of our common stock is required to amend Kroger’s Regulations to provide for rules of conduct in connection with shareholder meetings and permitting these meetings outside of Cincinnati, Ohio. Abstentions and broker non-votes will have the same effect as votes against this proposal.

Item No. 7, Selection of Auditors—Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on this proposal.

Item Nos. 8 & 9, Shareholder proposals—The affirmative vote of a majority of shares participating in the voting on these proposals is required for their adoption. Proxies will be voted AGAINST these proposals unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Abstentions and broker non-votes will have no effect on these proposals.

PROPOSALS TO SHAREHOLDERS

ELECTION OF DIRECTORS
(ITEM NO. 1)

The Board of Directors, as now authorized, consists of 13 members divided into three classes. Five directors are to be elected at the annual meeting to serve until the annual meeting in 2009, or until their successors have been elected by the shareholders or by the Board of Directors pursuant to Kroger’s Regulations and qualified. Alternatively, in the event that the Board declassification proposal (discussed in Item No. 2 below) is approved by shareholders, these five directors, if elected, will serve for a one-year term until the annual meeting in 2007. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. Pursuant to guidelines adopted by the Board, as long as cumulative voting is not in effect, in an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election promptly will tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee of our Board of Directors will consider the resignation offer and recommend to the Board whether to accept the resignation. The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, the accompanying proxy will be voted for the election of the following persons:

Name	Professional Occupation (1)	Age	Director Since

NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 2009 OR 2007 (2)

Reuben V. Anderson	Mr. Anderson is a member in the Jackson, Mississippi, office of Phelps Dunbar, a regional law firm based in New Orleans. Prior to joining this law firm, he was a justice of the Supreme Court of Mississippi. Mr. Anderson is a director of Trustmark National Bank and BellSouth Corporation. He is a member of the Audit and Public Responsibilities Committees.	63	1991
Don W. McGeorge	Mr. McGeorge was elected President and Chief Operating Officer of Kroger in 2003. Before that he was elected Executive Vice President in 2000 and Senior Vice President in 1997.	51	2003
W. Rodney McMullen	Mr. McMullen was elected Vice Chairman of Kroger in 2003. Before that he was elected Executive Vice President in 1999 and Senior Vice President in 1997. Mr. McMullen is a director of Cincinnati Financial Corporation.	45	2003
Clyde R. Moore	Mr. Moore is the Chairman and Chief Executive Officer of First Service Networks, a national provider of facility and maintenance repair services. He is a director of First Service Networks. Mr. Moore is a member of the Audit and Public Responsibilities Committees.	52	1997

Name	Professional Occupation (1)	Age	Director Since

Steven R. Rogel
Mr. Rogel was elected Chairman of the Board of Weyerhaeuser Company in 1999 and has been President and Chief Executive Officer and a director thereof since December 1997. Before that time he was Chief Executive Officer, President and a director of Willamette Industries, Inc. Mr. Rogel served as Chief Operating Officer of Willamette Industries, Inc. until October 1995 and, before that time, as an executive and group vice president for more than five years. He is a director of Weyerhaeuser Company and Union Pacific Corporation. Mr. Rogel has been appointed by the Board to serve as Lead Director. He is chair of the Corporate Governance Committee and a member of the Financial Policy Committee.
	63	1999

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2008

Robert D. Beyer	Mr. Beyer is Chief Executive Officer of The TCW Group, Inc., an investment management firm, where he has been employed since 1995. From 1991 to 1995, he was the co-Chief Executive Officer of Crescent Capital Corporation, which was acquired by TCW in 1995. Mr. Beyer is also a member of the Board of Directors of TCW and its ultimate parent, Société Générale Asset Management, S.A. He is chair of the Financial Policy Committee and a member of the Compensation Committee.	46	1999
John T. LaMacchia
Mr. LaMacchia is Chairman of the Board of Tellme Networks, Inc., a provider of voice application networks. From September 2001 through December 2004 he was also Chief Executive Officer of Tellme Networks. From October 1993 through February 1999, Mr. LaMacchia was President and Chief Executive Officer of Cincinnati Bell Inc. From May 1999 to May 2000 he was Chief Executive Officer of CellNet Data Systems, Inc., a provider of wireless data communications. Mr. LaMacchia is a director of Tellme Networks, Inc. He is chair of the Compensation Committee and a member of the Corporate Governance Committee.
		64	1990
Katherine D. Ortega	Ms. Ortega served as an Alternate Representative of the United States to the 45th General Assembly of the United Nations in 1990-1991. Prior to that, she served as Treasurer of the United States. Ms. Ortega is a director of Rayonier Inc., Washington Mutual Investors Fund and JPMorgan Value Opportunities Fund, and Trustee of the American Funds Tax Exempt Series I. She is chair of the Public Responsibilities Committee and a member of the Corporate Governance Committee.	71	1992

Name	Professional Occupation (1)	Age	Director Since

Bobby S. Shackouls
Until the merger of Burlington Resources Inc. and ConocoPhillips, which became effective on March 31, 2006, Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He had been a director of that company since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, since 1994. Mr. Shackouls is a director of ConocoPhillips. He is vice chair of the Audit and Compensation Committees.
	55	1999

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2007

John L. Clendenin	Mr. Clendenin is Chairman Emeritus of BellSouth Corporation, a holding company with subsidiaries in the telecommunications business. From January 1984 through December 1996 he was its Chairman of the Board and Chief Executive Officer. Mr. Clendenin is a director of Equifax Incorporated, The Home Depot, Inc., Powerwave Technologies, Inc., and Acuity Brands, Inc. He is a member of the Compensation and Corporate Governance Committees.	71	1986
David B. Dillon	Mr. Dillon was elected Chairman of the Board of Kroger in 2004, Chief Executive Officer in 2003, and President and Chief Operating Officer in 2000. He served as President in 1999, and as President and Chief Operating Officer from 1995-1999. Mr. Dillon was elected Executive Vice President of Kroger in 1990 and President of Dillon Companies, Inc. in 1986. He is a director of Convergys Corporation.	55	1995
David B. Lewis	Mr. Lewis is Chairman, President and Chief Executive Officer of Lewis & Munday, a Detroit based law firm with offices in Washington, D.C. and Seattle. He is a director of H&R Block and Lewis & Thompson Agency, Inc. Mr. Lewis has served on the Board of Directors of Conrail, Inc., LG&E Energy Corp., M.A. Hanna, TRW, Inc. and Comerica, Inc. He is chair of the Audit Committee and vice chair of the Public Responsibilities Committee.	61	2002

Name	Professional Occupation (1)	Age	Director Since

Susan M. Phillips
Dr. Phillips is Dean and Professor of Finance at The George Washington University School of Business, a position she has held since 1998. She was a member of the Board of Governors of the Federal Reserve System from December 1991 though June 1998. Before her Federal Reserve appointment, Dr. Phillips served as Vice President for Finance and University Services and Professor of Finance in The College of Business Administration at the University of Iowa from 1987 through 1991. She is a director of State Farm Mutual Automobile Insurance Company, State Farm Life Insurance Company, State Farm Companies Foundation, National Futures Association, the Chicago Board Options Exchange and the Chicago Futures Exchange. Dr. Phillips also is a trustee of the Financial Accounting Foundation. She is a member of the Audit and Financial Policy Committees.
	61	2003

(1)	Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

(2)	If the Board declassification proposal (see Item No. 2 below) is approved by shareholders, these directors will be elected to one-year terms continuing until 2007.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

DIRECTORS’ COMPENSATION

Each non-employee member of the Board receives an annual retainer of $75,000; the chair of each committee receives an additional annual retainer of $12,000; and the members of the audit committee and the director who is designated as “Lead Director” receive an additional annual retainer of $10,000. Each director also receives annually an award of 2,500 shares of restricted stock and 5,000 non-qualified stock options.

Directors who are Kroger employees receive no compensation for service as directors. We provide accidental death and disability insurance for outside directors at a cost to Kroger in 2005 of $114 per director. We also provided a major medical plan for outside directors first elected to the Board prior to July 17, 1997. No medical benefits are provided to outside directors first elected after that date.

Kroger has an unfunded retirement program for outside directors first elected to the Board prior to July 17, 1997. Under that plan, the retirement benefit is the average compensation for the five calendar years preceding retirement. Covered directors who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service and an additional 10% for each year served thereafter, up to a maximum 100%. Benefits for covered directors who retire prior to age 70 will commence at the time of retirement from the Board or age 65, whichever comes later. The Board has adopted no retirement plan for directors newly elected after July 17, 1997.

We maintain a non-qualified deferred compensation plan in which all outside directors are eligible to participate. Participants may defer up to 100% of their cash compensation each year, and may elect from one or both of two alternatives. In the first alternative, compensation deferred during a deferral year bears interest at the per annum rate determined by the Board prior to the beginning of the deferral year to equal our cost of ten-year debt. In the second alternative, deferred compensation is deemed to be credited in “phantom” stock accounts and the amounts in such accounts fluctuate with the price of Kroger common stock. In both cases, deferred amounts are paid out only in cash, in accordance with a deferral option selected by the participant at the time a deferral election is made.

COMMITTEES OF THE BOARD

The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. All standing committees are composed exclusively of independent directors. During 2005, the Audit Committee met 11 times, the Compensation Committee met seven times, and the Corporate Governance Committee met four times. Committee memberships are shown on pages 9 through 13 of this Proxy Statement. The Audit Committee reviews financial reporting and accounting matters pursuant to its charter set forth as Appendix 1 to this Proxy Statement and selects our independent accountants. The Compensation Committee recommends for determination by the Board the compensation of the Chief Executive Officer, determines the compensation of Kroger’s other senior management and administers certain long-term incentive programs. The Corporate Governance Committee develops criteria for selecting and retaining members of the Board; seeks out qualified candidates for the Board; and reviews the performance of Kroger, the Chief Executive Officer, and the Board.

The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to our annual meeting in June 2007, together with a description of the proposed nominee’s qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary, and received at our executive offices not later than January 15, 2007. Shareholders who desire to submit a candidate for director should send the name of the proposed candidate, along with information regarding the proposed candidate’s background and experience, to the attention of Kroger’s Secretary at our executive offices. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Committee. These criteria are:

•	Demonstrated ability in fields considered to be of value in the deliberations of the Board, including business management, public service, education, science, law and government;

•	Highest standards of personal character and conduct;

•	Willingness to fulfill the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings including review of all meeting materials provided in advance of the meeting; and

•	Ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our customers including regional and geographic differences.

The Corporate Governance Committee typically recruits candidates for Board membership through its own efforts and through suggestions from other directors and shareholders. The Committee has retained an outside search firm to assist in identifying and recruiting Board candidates who meet the criteria established by the Committee.

CORPORATE GOVERNANCE

The Board of Directors has adopted Guidelines on Issues of Corporate Governance. These Guidelines, which include copies of the current charters for the Audit, Compensation and Corporate Governance Committees and the other committees of the Board of Directors, are available on our website at www.kroger.com. Shareholders may obtain a copy of the Guidelines by making a written request to Kroger’s Secretary at our executive offices.

In addition to our corporate governance proposals discussed in Item Nos. 2 through 6 below, Kroger’s Board adopted several other changes this year. These changes include:

•	Warrant Dividend Plan—Kroger’s Board allowed our warrant dividend plan to expire on March 19, 2006;

•	Executive Severance—Kroger’s Board adopted a policy that requires shareholder approval for any new severance arrangements with senior executives that would exceed 2.99 times average annual W-2 earnings over the prior five years. The limits apply to any severance arrangement, regardless of any change-in-control provision;

•	Majority Voting—Kroger’s Board also adopted a policy requiring, so long as cumulative voting is not in effect, any director in an uncontested election who receives more “withheld” votes than “for” votes to tender his or her resignation. The Corporate Governance Committee or the remainder of the Board will be required to act on that resignation within 90 days; and

•	Stock Ownership—Our Board adopted a stock ownership policy covering officers, directors and other key executives. This policy is more particularly described in the Guidelines.

INDEPENDENCE

The Board of Directors has determined that all of the directors, with the exception of Messrs. Dillon, McGeorge and McMullen, have no material relationships with Kroger and therefore are independent for purposes of the New York Stock Exchange listing standards. The Board made its determination based on information furnished by all members regarding their relationships with Kroger. After reviewing the information, the Board determined that all of the non-employee directors were independent because (i) they all satisfied the independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934, (ii) they all satisfied the criteria for independence set forth in Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual, and (iii) other than business transactions between Kroger and entities with which the directors are affiliated, the value of which falls below the thresholds identified by the New York Stock Exchange listing standards, none had any relationships with us except for those arising directly from their performance of services as a director for Kroger.

LEAD DIRECTOR

The Lead Director presides over all executive sessions of the non-management directors; serves as the principal liaison to the non-management directors; and consults with the Chairman regarding information to be sent to the Board, meeting agendas and establishing meeting schedules. Unless otherwise determined by the Board, the Chair of the Corporate Governance Committee is designated as the Lead Director.

AUDIT COMMITTEE EXPERTISE

The Board of Directors has determined that David B. Lewis and Susan M. Phillips, both independent directors who are members of the Audit Committee, are “audit committee financial experts” as defined by applicable SEC regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards.

CODE OF ETHICS

The Board of Directors has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and members of the Board of Directors, including Kroger’s principal executive, financial and accounting officers. The Policy is available on our website at www.kroger.com. Shareholders may obtain a copy of the Policy by making a written request to Kroger’s Secretary at our executive offices.

SHAREHOLDER COMMUNICATIONS WITH BOARD

The Board has established two separate mechanisms for shareholders to communicate with the Board. Any shareholder who has concerns regarding accounting, improper use of Kroger assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or email address (helpline@kroger.com) established by the Board’s Audit Committee. Such calls and emails are routed directly to Kroger’s Vice President of Auditing for further investigation and reporting to the Audit Committee as deemed appropriate by the Vice President of Auditing.

Shareholders also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. The Secretary will consider the nature of the communication and determine whether to forward the communication to the chair of the Corporate Governance Committee. Communications relating to personnel issues or our ordinary business operations or seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. All other communications will be forwarded to the chair of the Corporate

Governance Committee for further consideration. The chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the Corporate Governance Committee or the entire Board.

ATTENDANCE

The Board of Directors met six times in 2005. During 2005, all incumbent directors attended at least 75% of the aggregate number of Board meetings and committee meetings on which that director was a member. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. Thirteen of the fourteen members of the Board attended last year’s annual meeting.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION

The following table shows the compensation for the past three years of the Chief Executive Officer, each of the Company’s four most highly compensated executive officers excluding the Chief Executive Officer, and one additional former executive officer (the “named executive officers”):

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
				(1)	(2)	(3)	(4)	(5)
David B. Dillon	2005	$1,100,000	$1,940,131	$43,355	$0	300,000	$0	$62,407
Chairman and Chief	2004	$1,083,974	$736,361	$33,900	$0	300,000	$0	$52,256
Executive Officer	2003	$880,062	$244,962	$21,622	$2,517,000	0	$0	$28,575

W. Rodney McMullen	2005	$773,000	$1,221,870	$13,368	$0	75,000	$0	$20,186
Vice Chairman	2004	$772,647	$468,979	$10,469	$0	75,000	$0	$18,341
	2003	$704,077	$181,865	$8,614	$1,678,000	0	$0	$14,333

Don W. McGeorge	2005	$773,000	$1,221,870	$29,903	$0	75,000	$0	$40,088
President and Chief	2004	$772,647	$468,979	$24,834	$0	75,000	$0	$35,155
Operating Officer	2003	$681,462	$176,298	$16,480	$1,678,000	0	$0	$23,509

Paul W. Heldman	2005	$618,000	$710,005	$20,829	$0	40,000	$0	$32,706
Senior Vice President,	2004	$617,808	$275,870	$19,577	$0	40,000	$0	$27,698
Secretary and General	2003	$567,739	$116,913	$14,934	$671,200	0	$0	$21,007
Counsel

Donald E. Becker	2005	$536,250	$685,238	$24,780	$969,000	40,000	$0	$37,630
Executive Vice President	2004	$487,981	$242,978	$16,746	$156,500	40,000	$0	$25,503
	2003	$438,462	$95,108	$14,214	$0	0	$0	$22,416

Michael S. Heschel	2005	$596,022	$772,750	$43,055	$0	45,000	$0	$71,072
Former Executive Vice	2004	$599,692	$297,940	$55,401	$0	45,000	$0	$84,310
President and Chief	2003	$578,077	$130,275	$44,244	$419,500	0	$0	$68,183
Information Officer

(1)	These amounts include reimbursement for the tax effects of the payment of certain premiums on a policy of life insurance, reimbursement for the tax effects of participation in a non-qualified retirement plan, and the value of financial planning services. For 2005, the amounts included for financial planning services were $4,500, $0, $3,200, $0, $0 and $4,000, respectively, for Messrs. Dillon, McMullen, McGeorge, Heldman, Becker and Heschel. Excluded from these totals is income imputed to the named executive officer when accompanied on our aircraft during business travel by non-business travelers. These amounts for 2005, calculated using the applicable terminal charge and Standard Industry Fare Level (SIFL) mileage rates, were $9,913, $1,379 and $707 for Mr. Dillon, Mr. Becker and Mr. Heschel, respectively. Separately, we require that officers who make personal use of our aircraft must reimburse us for the full amount of the variable cost associated with the operation of the aircraft on such flights in accordance with a time-sharing arrangement consistent with FAA regulations.

(2)	Messrs. Dillon, McMullen, McGeorge, Heldman, Becker and Heschel had 75,000, 50,000, 50,000, 20,000, 57,500, and 0 restricted shares outstanding, respectively, at January 28, 2006. These shares had an aggregate value of $1,392,750, $928,500, $928,500, $371,400, $1,067,775 and 0, respectively, based on the market price of Kroger’s common stock on January 28, 2006. The restrictions on the shares awarded to Messrs. Dillon, McMullen, McGeorge and Heldman lapse in 2006. The restrictions on the shares awarded to Mr. Becker lapse as to 12,500 shares in 2006, 15,000 shares in 2007, and 30,000 shares in 2008. Dividends, as and when declared, are payable on these shares.

(3)	Represents options granted during the respective fiscal year. These options vest over five years. No options were granted to the named executive officers during 2003. Options terminate in 10 years if not earlier exercised or terminated. No stock appreciation rights (“SARs”) were granted in any of the three years presented.

(4)	No long-term incentive plan payout was made to the named executive officers in the three years presented.

(5)	For 2005, these amounts include the reimbursement of certain premiums for policies of life insurance in the amounts of $62,407, $20,186, $40,088, $32,706, $37,630, and $63,770, respectively, for Messrs. Dillon, McMullen, McGeorge, Heldman, Becker and Heschel. As to 2003 and 2004, these amounts include the reimbursement discussed above as well as our matching contribution under The Kroger Co. Savings Plan. This matching contribution ended on July 1, 2004. For 2005, this amount for Mr. Heschel includes a payment made to him on his retirement in the amount of $7,302.

STOCK OPTION/STOCK APPRECIATION RIGHT GRANTS

We have in effect employee stock option plans pursuant to which options to purchase Kroger common stock are granted to officers and other employees of Kroger and our subsidiaries. The following table shows option grants in fiscal year 2005 to the named executive officers:

OPTION/SAR GRANTS IN LAST FISCAL YEAR
	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options/SAR Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	0%	5%	10%
David B. Dillon	300,000	4.41%	$16.39	5/5/2015	$0	$3,091,332	$7,834,041
W. Rodney McMullen	75,000	1.10%	$16.39	5/5/2015	$0	$772,833	$1,958,510
Don McGeorge	75,000	1.10%	$16.39	5/5/2015	$0	$772,833	$1,958,510
Paul W. Heldman	40,000	0.59%	$16.39	5/5/2015	$0	$412,178	$1,044,539
Donald E. Becker	40,000	0.59%	$16.39	5/5/2015	$0	$412,178	$1,044,539
Michael S. Heschel	45,000	0.66%	$16.39	5/5/2015	$0	$463,700	$1,175,106

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR AND OPTION/SAR VALUES

The following table shows information concerning the exercise of stock options during fiscal year 2005 by each of the named executive officers and the fiscal year-end value of unexercised options:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES TABLE
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at F/Y End (1) (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at F/Y End (1) ($) Exercisable/ Unexercisable
David B. Dillon	172,000	$1,669,930	576,000/849,000	$1,188,580/$1,333,247
W. Rodney McMullen	40,000	$388,900	450,000/355,000	$1,342,238/$507,580
Don McGeorge	48,000	$493,440	422,500/347,500	$1,802,385/$507,580
Paul W. Heldman	50,000	$477,250	322,499/208,001	$1,050,392/$283,884
Donald E. Becker	16,000	$152,720	276,999/194,001	$938,340/$274,003
Michael S. Heschel	0	$0	534,000/45,000	$1,108,766/$98,325

(1)	No SARs were granted or outstanding during the fiscal year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is composed exclusively of directors who meet the independence standards adopted by the New York Stock Exchange. The Committee is responsible for the approval and administration of the base salary level and bonus compensation programs, as well as the equity incentive program for executive officers.

Kroger’s compensation policies are applicable to virtually all levels of its work force, including its executive officers. These policies require Kroger to:

•	be competitive in total compensation;

•	include, as part of total compensation, opportunities for equity ownership;

•	use incentives that offer more than competitive compensation when Kroger achieves superior results; and

•	base incentive payments, or annual bonus, on adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”); on identical sales results; on achievement of strategic initiatives and on the extent to which the sales and EBITDA results of designated capital projects exceed a minimum threshold established for those projects.

Kroger’s cash compensation for its executive, management, and some hourly employees, consists of two components: (1) base salary, and (2) annual performance-based bonuses. In 2006, a third component, long-term performance-based bonuses for which approximately 140 executives are eligible, was added. Kroger also provides stock-based equity incentive grants to executives, management, and some hourly employees to drive long-term performance and to align the interests of employees with those of shareholders.

In determining compensation levels the Committee considers salary and bonus levels that will attract and retain qualified executives when combined with the other components of Kroger’s compensation programs including long-term stock based equity grants. In addition to the bonus programs, the Committee also considers other programs that incorporate performance objectives, the achievement of which should contribute to long-term shareholder value. The Committee establishes salaries for executive officers that generally are at or above the median compensation paid by competitors for comparable positions (where data for comparable positions are available) with an annual bonus potential that, if the annual bonus plan goals are realized, would cause their total cash compensation to be above the median, in the third quartile.

In each of the last several years the Committee has engaged a compensation consultant from Mercer Human Resource Consulting, an executive compensation consulting firm, to perform competitive peer analysis and to determine whether the compensation of the executive officers actually met our compensation philosophy. In conjunction with Kroger, Mercer Human Resource Consulting identified a group of peer retail companies, based primarily on similarity of lines of business, against which officer compensation is measured. Mercer Human Resource Consulting concluded that the total compensation of the executive officers was at or near the median of the peer companies. The Committee has concluded that the compensation consultant is independent, in part because he works exclusively for the Committee and not for management of Kroger.

BASE SALARY

The Committee determines salaries of the executive officers by evaluating both the most recent comparative peer data available and each officer’s role and responsibilities. The Committee reviews individual salaries on an annual basis and bases salary increases on Kroger’s overall performance as well as the executive’s performance, role and contribution.

ANNUAL BONUSES

A large percentage of employees at all levels, including the executive officers, are eligible to receive a performance-based bonus based on Kroger or unit performance. The Board establishes a bonus potential for the Chief Executive Officer, and the Committee establishes bonus potentials for the other officers based on the level within the organization. Actual payouts, which can exceed 100% of the potential amounts, represent the extent to which performance exceeds the thresholds established by the Committee.

At the Committee’s February 27, 2006 meeting, the Committee discussed bonus payments to the executive officers and considered performance as compared to the goals that the Committee established for the 2005 plan year. Based on performance, the Committee determined that Kroger (i) had exceeded its EBITDA objective, (ii) had exceeded its identical sales objective, (iii) had substantially achieved its objective for execution of the strategic plan, and (iv) had exceeded the minimum sales and EBIDTA thresholds established for its capital projects. As a result, the Committee determined that the officers had earned 132.094% of their bonus potentials, which was slightly less than the 133.522% applicable to all other eligible employees participating in the corporate bonus plan. The Committee determined that the officers were not eligible to receive certain adjustments that caused the bonus payout for other eligible participants to be higher. The actual payout percentages reflect the extent to which Kroger achieved the 2005 bonus objectives established by the Committee.

LONG-TERM BONUSES

After reviewing executive compensation with its outside advisors, the Committee determined that the long-term component of Kroger’s executive compensation was not competitive. The Committee believes that it is important to provide an incentive to the executive officers to achieve the long-term goals established by the Board by conditioning a portion of compensation on the achievement of those goals. Beginning in 2006, approximately 140 Kroger executives, including the executive officers, are eligible to participate in a performance-based bonus plan designed to reward participants for improving the long-term performance of Kroger. Bonuses are earned based on the extent to which Kroger is successful in (i) improving its performance in four key categories, based on results of customer surveys, and (ii) reducing total operating costs as a percentage of sales, excluding fuel.

The 2006 plan consists of two components. The first component measures the improvements through fiscal year 2009. The second, or phase-in, component, measures the improvements through fiscal year 2007. In both cases, bonus is earned based on the degree to which improvements are achieved. The Committee administers the plan and determines the bonus payout amounts based on achievement of performance criteria.

EQUITY BASED COMPENSATION GRANTS

Awards based on Kroger’s common stock are granted annually to the officers and a large number of other employees. In 2005, Kroger granted 6,801,605 stock options to approximately 13,188 employees, including the executive officers, under Kroger’s Long-Term Incentive Plans. The options permit the holder to purchase Kroger common stock at an option price equal to the trading price of Kroger common stock on the date of the grant. The

2005 Plan also provides for other equity-based awards, including restricted stock, and during fiscal year 2005 Kroger awarded 250,800 shares of restricted stock to 135 employees, including some of the executive officers. While historically the overwhelming majority of equity awards have been in the form of non-qualified stock options, in 2006 the Committee intends to begin reducing the number of stock options granted and increasing the number of shares of restricted stock awards without materially affecting the cost of the program.

In determining the total amount to be granted annually to the executive officers, the Committee considers the amount of equity compensation grants already held by the recipient, dilution, the number of shares of common stock outstanding, the level within the organization, the size of equity grants made to the recipient in prior years, practices at peer companies for comparable positions, and the performance of Kroger during the immediately preceding year. The grants in 2005 to all employees represented approximately 1% of shares outstanding at fiscal year end.

CHIEF EXECUTIVE OFFICER’S COMPENSATION

The Board of Directors determines the Chief Executive Officer’s compensation annually after a review and recommendation by the Committee. In making its recommendation, the Committee considered internal equity and competitor salary data, including data for most of the companies identified in the peer group shown on the performance graph (See p. 26) . Based on these factors, the Board determined that Mr. Dillon’s existing base compensation of $1,100,000 was fair and reasonable, and did not increase his salary from the levels established in 2004. This placed Mr. Dillon’s salary below the median of competitor companies of similar size and complexity as Kroger, as reviewed by Mercer Human Resource Consulting.

The Board established Mr. Dillon’s bonus potential effective May 1, 2005, at $1,500,000. His actual payout for the fiscal year was based on a potential of $1,468,750, taking into account his lower bonus potential in effect prior to May 1. At its March 9, 2006 meeting, the Board discussed the bonus payment to Mr. Dillon, and considered the performance of Kroger as compared to the bonus criteria established by the Committee for the 2005 plan year. Based on Kroger’s performance, the Committee determined that Kroger (i) had exceeded its EBITDA objective, (ii) had exceeded its identical sales objective, (iii) had substantially achieved its objective for execution of the strategic plan, and (iv) had exceeded the minimum sales and EBIDTA thresholds established for its capital projects. As a result, the Board determined that based on Kroger’s performance Mr. Dillon earned a bonus of $1,940,131, which represented 132.094% of his bonus potential for fiscal year 2005. This was the same bonus payout as the other executive officers, and slightly less than the 133.522% payout earned by the other participants in the corporate plan. The Committee determined that the officers were not eligible to receive certain adjustments that caused the bonus payout for other eligible participants to be higher.

On May 5, 2005, Mr. Dillon was granted options to purchase 300,000 shares of Kroger common stock at an option price equal to the trading price of Kroger common stock on the date of grant. That grant was made under one of Kroger’s broad-based Long-Term Incentive Plans in accordance with the guidelines of the Committee referenced above, and at the same time that options were granted to a large number of other Kroger associates, including some hourly employees.

Mr. Dillon is party to an employment contract that is more particularly described elsewhere in the proxy statement under the section titled “Employment Contracts” (See p. 30). That agreement establishes minimum compensation at a level below his total compensation determined in consideration of the factors identified above.

PERQUISITES

The Committee does not believe it is necessary for the attraction or retention of management talent to provide the officers a substantial amount of compensation in the form of perquisites. In 2005, the only perquisites provided to the officers were personal use of Kroger aircraft for which officers must reimburse Kroger, payments of premiums of life insurance policies and the reimbursement of the tax effects of those payments, reimbursement for the tax effects of participation in a non-qualified retirement plan, and reimbursement of up to $4,500 for financial planning services. Beginning in 2007, Kroger no longer will reimburse officers for financial planning services. The amounts of all of the perquisites are shown in footnotes 1 and 5 to the summary compensation table appearing at page 18.

INTERNAL EQUITY

The Committee, and the Board in the case of Mr. Dillon, believes that internal equity is an important factor to be considered in establishing compensation for the officers. While the Committee has not established a policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other officers, it does review compensation levels to ensure that appropriate equity exists. The Committee intends to continue to review internal compensation equity and may adopt a formal policy if it deems such adoption would be appropriate.

REVIEW OF ALL COMPONENTS OF EXECUTIVE COMPENSATION

The Committee has reviewed all components of compensation of Kroger’s Chief Executive Officer and the other executive officers, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains and restricted stock values, the dollar value to the executive and cost to Kroger of all perquisites and other personal benefits, benefits under Kroger’s pension plans, severance benefits under the Kroger Employee Protection Plan, and the earnings and accumulated payout obligations under Kroger’s non-qualified deferred compensation program. A tally sheet setting forth all the above components was prepared for and reviewed by the Committee in connection with the Committee’s consideration of compensation for the executive officers.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

The Omnibus Budget Reconciliation Act of 1993 places a $1,000,000 limit on the amount of certain types of compensation for the CEO and the next four most highly compensated officers that is tax deductible by Kroger. Kroger believes that its Long-Term Incentive Plans, under which stock options were granted to the executive officers, comply with the Internal Revenue Service’s regulations on the deductibility limit. Accordingly, the compensation expense incurred thereunder related to the options should be deductible. Kroger continues to consider modifications to its other compensation programs based on the regulations. Kroger’s policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports Kroger’s compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is tax deductible by Kroger.

CONCLUSION

Based on the Committee’s review of executive officer compensation, the Committee finds the total compensation of Kroger’s Chief Executive Officer and the other executive officers, in the aggregate, to be fair, reasonable and not excessive. As discussed above, the Committee utilized the services of Mercer Human Resource Consulting to perform competitive peer analysis.

When the Committee considers any component of the total compensation of the executive officers, and when it makes recommendations to the Board regarding the Chief Executive Officer’s compensation, the aggregate amounts and mix of all of the components, including accumulated (realized and unrealized) option and restricted stock gains, are taken into consideration in the Committee’s decisions.

The Committee and the Board of Directors believe that the caliber and motivation of all of our employees, including our executive leadership, are essential to Kroger’s performance. We believe our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace. We will continue to administer our compensation program in a manner that we believe will be in the shareholders’ interests.

Compensation Committee:

John T. LaMacchia, Chair Bobby S. Shackouls, Vice Chair Robert D. Beyer John L. Clendenin

PERFORMANCE GRAPH

Set forth below is a line graph comparing the five-year cumulative total shareholder return on Kroger’s common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor’s 500 Stock Index and the Peer Group composed of food and drug companies.

Historically, our peer group has consisted of the major food store companies. In recent years there have been significant changes in the industry, including consolidation and increased competition from supercenters and drug chains. As a result, in 2003 we changed our peer group (the “Peer Group”) to include companies operating supermarkets, supercenters and warehouse clubs in the United States as well as the major drug chains with which Kroger competes.

        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
        OF THE KROGER CO., S&P 500 AND PEER GROUP**

		INDEXED RETURNS Years Ending
Company Name / Index	Base Period 2000	2001	2002	2003	2004	2005
THE KROGER CO	100	82.61	61.32	75.29	70.05	75.46
S&P 500 INDEX	100	83.99	66.77	89.85	94.65	105.66
PEER GROUP	100	100.68	76.57	89.33	95.64	93.76

Winn-Dixie Stores, Inc., which is in bankruptcy, has been a member of the Peer Group from the inception of the rule requiring a performance graph. Because the performance of the Peer Group is market capitalization weighted, Winn-Dixie’s performance had little, if any, impact on the recent performance of the Peer Group.

Kroger’s fiscal year ends on the Saturday closest to January 31.

*	Total assumes $100 invested on February 4, 2001, in The Kroger Co., S&P 500 Index and the Peer Group, with reinvestment of dividends.

**	The Peer Group consists of Albertson’s, Inc., Costco Wholesale Corp., CVS Corp, Delhaize Group SA (ADR), Great Atlantic & Pacific Tea Company, Inc., Koninklijke Ahold NV (ADR), Marsh Supermarkets Inc. (Class A), Safeway Inc., Supervalu Inc., Target Corp., Wal-Mart Stores Inc., Walgreen Co., Whole Foods Market Inc. and Winn-Dixie Stores, Inc.

Data supplied by Standard & Poor’s.

Neither the foregoing Compensation Committee Report nor the foregoing Performance Graph will be deemed incorporated by reference into any other filing, absent an express reference thereto.

COMPENSATION PURSUANT TO PLANS

We maintain various benefit plans that are available to management and certain other employees. Kroger derives the benefit of tax deductions as a result of our contributions to some of the plans. Each of our executive officers was eligible to participate in one or more of the following plans.

THE KROGER CO. EMPLOYEE PROTECTION PLAN

We adopted The Kroger Co. Employee Protection Plan (“KEPP”) during fiscal 1988 and renewed the plan in 1993, in 1998 and in 2003. All of our management employees, including the executive officers, and administrative support personnel with at least one year of service are covered. KEPP provides for severance benefits and the extension of Kroger-paid health care in the event an eligible employee actually or constructively is terminated from employment without cause within two years following a change of control of Kroger (as defined in the plan). For persons 40 years of age or older with more than six years of service, severance pay ranges from approximately 9 to 20 months’ salary and bonus, depending upon pay level and other benefits. KEPP may be amended or terminated by the Board of Directors at any time prior to a change of control, and will expire in 2008 unless renewed by the Board of Directors.

PENSION PLAN

We maintain The Kroger Consolidated Retirement Benefit Plan (the “Plan”) that is the surviving defined benefit plan upon the merger of our other defined benefit plans, including the Dillon Companies, Inc. Pension Plan. The Plan generally provides for pension benefits under several formulas, including a cash balance formula covering most participants under which we credit five percent of eligible compensation (up to the limit provided under the Internal Revenue Code) with interest, to the accounts of recent and future participants. For some participants, the Plan provides for unreduced benefits, beginning at age 62, equal to 1-1/2% times the years of service, after attaining age 21 (or, for participants prior to January 1, 1986, after attaining age 25), times the highest average earnings for any five years during the 10 calendar years preceding retirement, less an offset tied to Social Security benefits. Benefits under the Plan are paid from assets held in trust. We also maintain The Kroger Co. Consolidated Retirement Excess Benefit Plan, the surviving excess benefit plan upon the merger of our other excess benefit plans. The general purpose of The Kroger Co. Consolidated Retirement Excess Benefit Plan is to provide participating employees with overall retirement benefits generally comparable to the benefits provided to other participants in the Plan who are not affected by the various limitations on benefits under the Plan to highly compensated employees. This plan is a non-qualified plan to provide the benefits that may not be paid under the Plan because of the benefit limitations imposed by Section 401(a)(17) and other relevant provisions of the Internal Revenue Code. Each participant in the Plan whose benefits under the Plan are restricted by these limitations is qualified to participate in the excess benefit plan. For each Plan payment the associated excess benefit plan payment will equal the excess of what the benefit payment would have been under the Plan if the participant’s benefits had not been limited, over the actual benefit payment due under the Plan. Benefits under the excess plan are obligations of Kroger and not funded by assets held in trust. The following table gives an example of the aggregate annual retirement benefit payable on a single-life basis under the Plan and the excess benefit plan applicable to the named executive officers.

	Years of Service
Five Year Average Remuneration	15	20	25	30	35	40
$150,000	$33,750	$45,000	$56,250	$67,500	$78,750	$90,000
250,000	56,250	75,000	93,750	112,500	131,250	150,000
450,000	101,250	135,000	168,750	202,500	236,250	270,000
650,000	146,250	195,000	243,750	292,500	341,250	390,000
850,000	191,250	255,000	318,750	382,500	446,250	510,000
900,000	202,500	270,000	337,500	405,000	472,500	540,000
1,200,000	270,000	360,000	450,000	540,000	630,000	720,000
1,500,000	337,500	450,000	562,500	675,000	787,500	900,000
1,800,000	405,000	540,000	675,000	810,000	945,000	1,080,000
2,200,000	495,000	660,000	825,000	990,000	1,155,000	1,320,000

No deductions have been made in the above table for offsets tied to Social Security benefits.

Remuneration earned by Messrs. Dillon, McMullen, McGeorge, Heldman, Becker and Heschel in 2005, which was covered by the Plans, was $1,836,360.73, $1,241,979.04, $1,241,979.04, $893,870.00, $777,977.80 and $905,241.53, respectively. As of January 28, 2006, they had 30 (including credited service from the Dillon Employees’ Profit Sharing Plan discussed below), 20, 26, 23, 31 and 14 years of credited service, respectively, under the Plans’ formulas. Pursuant to his employment agreement, which has expired, Mr. Heschel received an additional 15 years of credited service.

DILLON PROFIT SHARING PLAN

Dillon Companies, Inc. maintains the Dillon Employees’ Profit Sharing Plan. David B. Dillon has 20 years of credited service in the Profit Sharing Plan, but no further service will be accrued for him under this plan.

Under the Dillon Employees’ Profit Sharing Plan, Dillon Companies, Inc. and each of its participating subsidiaries contributes a certain percentage of net income, determined annually, to be allocated among participating employees based on the percent that the participating employee’s total compensation bears to the total compensation of all participating employees employed by the particular Dillon division or subsidiary. Benefits payable under the Dillon Employees’ Profit Sharing Plan reduce amounts otherwise payable to participants under the Dillon Companies, Inc. Pension Plan formula described on the preceding page.

The amounts contributed by Dillon Companies, Inc. and its subsidiaries pursuant to these retirement plans are not readily ascertainable for any individual, and thus are not set forth above. Recent participants in these plans now participate instead in the cash balance formula discussed in the previous section.

EMPLOYMENT CONTRACTS

Kroger entered into an employment agreement with Mr. Dillon dated as of November 30, 2001. During the five-year period of the agreement, Kroger agrees to pay Mr. Dillon no less than a base salary equal to that existing on the date of the contract, with a bonus potential of not less than that existing on the date of the contract. The Compensation Committee of the Board may reduce these amounts during periods of adverse business conditions. In the event that Mr. Dillon’s employment actually or constructively is terminated by Kroger during the term of the agreement, other than for cause, in exchange for providing consulting services to Kroger Mr. Dillon will receive annually for a period of three years an amount equal to the sum of his then current base salary plus 50% of his then current bonus target. In addition, his stock options will become immediately exercisable, restrictions on any outstanding restricted stock will lapse, his health care benefits will be continued during that period, he will receive credited service under our pension plans, and he will be reimbursed for any taxes due because of any excess parachute payment received as well as reimbursement for the tax effect of the reimbursement. Mr. Dillon’s employment agreement contains a covenant not to compete with Kroger. The contract will expire on November 30, 2006.

EXECUTIVE DEFERRED COMPENSATION PLAN

We maintain a non-qualified deferred compensation plan in which all Kroger executives, including the named executive officers, are eligible to participate. Participants may defer up to 100% of their cash compensation each year. Compensation deferred during a deferral year bears interest at the per annum rate determined by the Board prior to the beginning of the deferral year to equal Kroger’s cost of ten year debt. Deferred amounts are paid out only in cash, in accordance with a deferral option selected by the participant at the time a deferral election is made.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of March 8, 2006, Kroger’s directors, the named executive officers and the directors and executive officers as a group, beneficially owned shares of Kroger’s common stock as follows:

Name	Amount and Nature of Beneficial Ownership
Reuben V. Anderson	51,245	(1)
Donald E. Becker	365,485	(2)(7)(11)
Robert D. Beyer	47,912	(3)
John L. Clendenin	56,100	(4)
David B. Dillon ..	1,580,759	(2)(8)(11)
Paul W. Heldman	536,883	(2)(9)(11)
Michael S. Heschel	653,463	(2)(11)
John T. LaMacchia	61,100	(4)
David B. Lewis ..	14,000	(5)
Don W. McGeorge	673,815	(2)(10)(11)
W. Rodney McMullen	877,079	(2)(11)
Clyde R. Moore ..	33,100	(4)
Katherine D. Ortega	58,456	(1)
Susan M. Phillips	16,500	(6)
Steven R. Rogel	35,128	(3)
Bobby S. Shackouls	22,100	(3)
Directors and Executive Officers as a group (including those named above)	7,055,305	(2)(12)(13)

(1)	This amount includes 28,600 shares that represent options that are or become exercisable on or before May 7, 2006.

(2)	This amount includes shares that represent options that are or become exercisable on or before May 7, 2006, in the following amounts: Mr. Becker, 260,999; Mr. Dillon, 696,000; Mr. Heldman, 338,499; Mr. Heschel, 534,000; Mr. McGeorge, 452,500; Mr. McMullen, 480,000; and all directors and executive officers as a group, 4,326,550.

(3)	This amount includes 12,600 shares that represent options that are or become exercisable on or before May 7, 2006.

(4)	This amount includes 20,600 shares that represent options that are or become exercisable on or before May 7, 2006.

(5)	This amount includes 5,000 shares that represent options that are or become exercisable on or before May 7, 2006.

(6)	This amount includes 2,000 shares that represent options that are or become exercisable on or before May 7, 2006.

(7)	This amount includes 10,228 shares owned by Mr. Becker’s wife and 1,050 shares owned by his children. Mr. Becker disclaims beneficial ownership of these shares.

(8)	This amount includes 219,100 shares owned by Mr. Dillon’s wife and children, and 54,024 shares in his children’s trust. Mr. Dillon disclaims beneficial ownership of these shares.

(9)	This amount includes 320 shares owned by Mr. Heldman’s children. Mr. Heldman disclaims beneficial ownership of these shares.

(10)	This amount includes 10,063 shares owned by Mr. McGeorge’s wife. Mr. McGeorge disclaims beneficial ownership of these shares.

(11)	The fractional interest resulting from allocations under Kroger’s defined contribution plans has been rounded to the nearest whole number.

(12)	The figure shown includes an aggregate of 2,005 additional shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group not listed above. In each case the director or executive officer disclaims beneficial ownership of those shares.

(13)	No director or officer owned as much as 1% of the common stock of Kroger. The directors and executive officers as a group beneficially owned 1% of the common stock of Kroger.

As of March 8, 2006, the following persons reported beneficial ownership of Kroger common stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

Name	Address of Beneficial Owner	Amount and Nature of Ownership		Percentage of Class
AXA Financial, Inc.	1290 Avenue of the Americas New York, NY 10104	66,138,246		9.1%

Brandes Investment Partners, L.P.	11988 El Camino Real, Suite 500 San Diego, CA 92130	53,100,578		7.3%

Lord, Abbett & Co. LLC	90 Hudson Street Jersey City, NJ 07302	48,971,337		6.7%

The Kroger Co. Savings Plan	1014 Vine Street Cincinnati, OH 45202	50,064,465	(1)	6.9%

(1)	Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Those officers, directors and shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of forms received by Kroger, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that during fiscal year 2005 all filing requirements applicable to our officers, directors and 10% beneficial owners were timely satisfied, with three exceptions. Mr. Michael Ellis filed a Form 4 one day late reporting a transaction with Kroger in which shares were used to pay a tax liability associated with restricted stock. Mr. Paul J. Scutt filed a Form 4 nine days late reporting a stock sale. Ms. M. Marnette Perry filed a Form 5 reporting a restricted stock award that inadvertently was not reported in 2003.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding Kroger’s financial reporting and accounting practices including the integrity of Kroger’s financial statements; Kroger’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; the performance of Kroger’s internal audit function and independent auditors; and the preparation of this report that SEC rules require be included in Kroger’s annual proxy statement. The Audit Committee performs this work under the guidance of a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2006. The complete text of the revised charter is reproduced in an appendix to this proxy statement. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that is necessary or appropriate to each of the matters assigned to it under the Committee’s charter. The Audit Committee held 11 meetings during fiscal year 2005. The Audit Committee meets separately with Kroger’s internal auditor and PricewaterhouseCoopers LLP, without management present, to discuss the results of their audits, their evaluations of Kroger’s internal controls over financial reporting, and the overall quality of Kroger’s financial reporting. The Audit Committee also meets separately with Kroger’s Chief Financial Officer and General Counsel. Following these separate discussions, the Audit Committee meets in executive session.

Kroger management is responsible for the preparation, presentation and integrity of Kroger’s financial statements, accounting and financial reporting principles and internal controls, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing Kroger’s financial statements and expressing opinions as to their conformity with generally accepted accounting principles and on management’s assessment of the effectiveness of Kroger’s internal control over financial reporting. In addition, the independent public accountants will express their own opinion on the effectiveness of Kroger’s internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and Kroger’s independent public accountants, PricewaterhouseCoopers LLP, the audited financial statements for the year ended January 28, 2006, management’s assessment of the effectiveness of Kroger’s internal control over financial reporting and PricewaterhouseCoopers’ evaluation of Kroger’s internal control over financial reporting. The Audit Committee has also discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication With Audit Committees.”

With respect to Kroger’s independent public accountants, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence and has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee has reviewed and approved all services provided to Kroger by PricewaterhouseCoopers LLP. Kroger’s independent public accountants did not perform any internal audit service or participate in the design or implementation of any financial information system. The Audit Committee conducted a review of services provided by PricewaterhouseCoopers LLP which included an evaluation by management and members of the Audit Committee.

Based upon the review and discussions described in this report, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Kroger’s Annual Report on Form 10-K for the year ended January 28, 2006, as filed with the SEC.

This report is submitted by the Audit Committee.

David B. Lewis, Chair
Bobby S. Shackouls, Vice Chair
Reuben V. Anderson
Clyde R. Moore
Susan M. Phillips

Neither the foregoing Audit Committee Report nor the attached Audit Committee Charter will be deemed incorporated by reference into any other filing, absent an express reference thereto.

CORPORATE GOVERNANCE PROPOSALS

On December 9, 2005, we announced the adoption of a series of best practices related to corporate governance. The Board of Directors adopted governance changes that were within its discretion and for matters that require the approval of shareholders, the Board has recommended the action described below. By its actions in December, 2005, the Board revised its Guidelines on Issues of Corporate Governance (which can be found on our website at http://www.thekrogerco.com/documents/GuidelinesIssues.pdf) to require

•	shareholder approval of any future severance arrangements with any of Kroger’s senior officers if the payments involved exceed 2.99 times W-2 earnings;

•	tender of resignation by any director in an uncontested election who receives more “withheld” votes than “for” votes; and

•	adoption of a policy of stock ownership for officers, directors and other key executives.

The Board also decided in December to allow Kroger’s warrant dividend plan (commonly known as a “poison pill”) to expire without renewal. That plan expired on March 19, 2006.

Finally, the Board decided to recommend certain governance changes that require the approval of shareholders to amend our Regulations or Amended Articles of Incorporation. The Board of Directors and management, therefore, recommend that the shareholders vote for and approve the following five proposals:

APPROVAL OF AMENDMENT TO REGULATIONS TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS
(ITEM NO. 2)

In 1986 the shareholders voted to amend Kroger’s Regulations to provide for the election of directors in three classes, with each class being elected for a three-year period. Over the last several years the shareholders have adopted proposals requesting that the Board of Directors take steps to eliminate the classified board and to elect all directors for one-year terms. The Board of Directors and management, as well as their independent advisors, continue to believe that a classified board is in the best interests of Kroger, our shareholders, and other affected constituencies. Nonetheless, a majority of shareholders voting on the issue have indicated that they support the annual election of directors. As a result, the Board of Directors and management are submitting to shareholders this proposal to change the method of electing directors so that each director stands for election annually for a one-year term. If the shareholders adopt this proposal, Article FOURTH, Section C. 5. of the Amended Articles of Incorporation will be revised as shown in Appendix 2 and Article II of the Regulations will be revised as shown in Appendix 3; with strikeouts reflecting language deleted from the current documents, and underlines reflecting language added to the current documents. If adopted, all directors standing for election beginning with this annual meeting of shareholders will be elected to one-year terms. The proposal will have no effect on the terms of those directors elected in prior years, whose terms will continue throughout the designated three-year period for which they were elected.

This proposal is being submitted contingent upon the adoption by shareholders of Item No. 3 below, which, if adopted, will eliminate cumulative voting in the election of directors. Because adoption of Item No. 3 requires a smaller number of affirmative votes (a majority of outstanding shares), it is possible that Item No. 3 could be adopted even though this proposal fails. If the shareholders fail to adopt Item No. 3, this Item No. 2 cannot be adopted by shareholders.

Classified boards make it more likely that any attempt to acquire control of a company take place through orderly negotiations with the board of directors because they make it more difficult for shareholders to change the majority of the directors as only approximately one-third of the directors will stand for election in any given year. As a result, if this proposal is adopted, the possibility of a less orderly and negotiated change of control of Kroger will increase and any anti-takeover protection afforded by a classified board will be eliminated.

The Regulations require the affirmative vote representing at least 75% of the outstanding shares of Kroger’s common stock in order to adopt this proposal. If this proposal fails to receive the requisite vote, or if the proposal in Item No. 3 is not adopted, then this proposal will not be adopted by shareholders.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

APPROVAL OF AMENDMENT TO AMENDED ARTICLES OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING FOR DIRECTORS
(ITEM NO. 3)

Under Section 1701.55 of the Ohio Revised Code, shareholders are entitled to cumulate their votes for directors, unless the articles of incorporation are amended to eliminate cumulative voting. When cumulative voting is in effect, each shareholder is permitted to give one candidate that number of votes equal to the number of directors to be elected multiplied by the number of shares owned, or to divide them among nominees as the shareholder sees fit.

Cumulative voting increases the ability of minority shareholders to elect nominees to the Board of Directors. Coupled with the annual election of directors (see Item No. 2 above), cumulative voting increases the chances that a minority shareholder could take disruptive actions to the detriment of shareholders. As a result, as a condition to implementation of the annual election of directors, the Board of Directors is submitting this proposal to eliminate cumulative voting.

If the proposal to eliminate the classified board were approved and cumulative voting were not eliminated, the effect of cumulative voting for the election of directors would be exaggerated in comparison to its current effect because there would be a greater number of votes that a shareholder could cast for one director due to the increase in the number of directors being elected each year. Therefore, the Board of Directors believes that it is in the best interests of Kroger and its shareholders to eliminate cumulative voting.

Although the Board of Directors does not consider the elimination of cumulative voting as an anti-takeover measure, the absence of cumulative voting could have the effect of preventing a shareholder holding a minority of Kroger’s common stock from obtaining representation on the Board. The elimination of cumulative voting might also, under certain circumstances, render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Kroger’s stock or the removal of incumbent management. Neither management nor the Board of Directors is aware of any attempt by any shareholder to accumulate sufficient shares of Kroger to obtain control of the corporation. Both view this proposal as an appropriate balancing measure in view of the proposal being submitted in Item No. 2 above.

If this proposal is adopted, new Article FIFTH, Section B will be added to the Amended Articles of Incorporation as shown in Appendix 2, with the additions shown underlined. The Amended Articles of Incorporation require the affirmative vote representing a majority of the outstanding shares of Kroger’s common stock in order to adopt this proposal.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

APPROVAL OF AMENDMENT TO AMENDED ARTICLES OF INCORPORATION TO ELIMINATE 75% SUPERMAJORITY REQUIREMENT FOR SOME TRANSACTIONS
(ITEM NO. 4)

Kroger’s Amended Articles of Incorporation contain provisions that require the approval, with some exceptions, of a supermajority representing at least 75% of the voting power of Kroger before engaging in certain transactions with shareholders owning ten percent or more of Kroger’s common stock. These transactions include:

•	mergers or consolidations;

•	sales, leases, exchanges, mortgages, pledges, transfers or other dispositions;

•	issuances of securities or rights to acquire securities;

•	adoptions of plans of liquidation or dissolution of Kroger; or

•	reclassifications of securities.

Transactions of the types identified above, in conjunction with other strategies, can be used by shareholders to obtain control of a corporation. Elimination of the supermajority provision would make it easier for a shareholder or a group of shareholders to obtain control of Kroger. Shareholder advocacy groups have suggested that supermajority provisions lead to entrenchment of the Board and permit small minorities of shareholders to thwart reforms favored by the majority of shareholders.

The supermajority provision currently in place has an anti-takeover effect, and the removal of that provision will eliminate the anti-takeover impact of the provision.

If this proposal is adopted, current Article FIFTH of the Amended Articles of Incorporation will be deleted as shown in Appendix 2, and the reference to Article IV in Article VII of the Regulations will be deleted, with the deletions shown with strikeouts. The Amended Articles of Incorporation require the affirmative vote representing at least 75% of the outstanding shares of Kroger’s common stock in order to adopt this proposal.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

APPROVAL OF AMENDMENT TO AMENDED ARTICLES OF INCORPORATION TO OPT OUT OF OHIO CONTROL SHARE ACQUISITION STATUTE
(ITEM NO. 5)

Section 1701.831 of the Ohio Revised Code (the Ohio control share acquisition statute) requires that any control share acquisition of a public corporation can only be made with the prior authorization of shareholders, unless the articles of incorporation or bylaws indicate that the statute does not apply. Control share acquisitions are defined by statute to be acquisitions of 20% or more of the voting power of a company. A person desiring to make a control share acquisition must first deliver notice to the corporation and the corporation’s board of directors must call a special meeting of shareholders to vote on the proposed acquisition. Kroger currently is subject to the control share acquisition statute.

While the Ohio control share acquisition statute does provide shareholders who desire to obtain control of a corporation with prompt access to shareholders for a vote on their proposed acquisition, the statute was enacted to protect against the disruptive effects of hostile takeover attempts. The statute generally is viewed as an anti-takeover measure. If the shareholders adopt the proposal, any anti-takeover protections afforded by the statute will be eliminated.

If this proposal is adopted, new Article FIFTH, Section A will be added to the Amended Articles of Incorporation as shown in Appendix 2, with the additions shown underlined. The Amended Articles of Incorporation require the affirmative vote representing a majority of the outstanding shares of Kroger’s common stock in order to adopt this proposal.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

APPROVAL OF AMENDMENT TO REGULATIONS TO PROVIDE FOR RULES OF CONDUCT IN CONNECTION WITH SHAREHOLDER MEETINGS; MEETINGS OUTSIDE OF CINCINNATI
(ITEM NO. 6)

Kroger’s Regulations currently contain no provisions that set forth the manner in which shareholders may bring business before a meeting of shareholders. While the rules of the SEC require a shareholder to notify a corporation within a specified period of time prior to an annual meeting of shareholders if the shareholder seeks to have a proposal included in a proxy statement, a shareholder could disrupt a meeting by attempting to bring inappropriate business before the meeting without providing advance notice to the corporation. Reasonable rules of order for the conduct of shareholder meetings are appropriate, and many corporations provide for such rules. This proposal would require advance notice to Kroger of any business to be conducted at a shareholder meeting, and provides that Kroger will prepare rules of conduct in advance of all shareholder meetings and make those rules available to shareholders. Recognizing that Kroger’s operations span most of the United States, this proposal also will amend the Regulations to permit shareholder meetings to be held outside of Cincinnati, Ohio, with the approval of the Board of Directors.

Because the rules of the SEC permit proxy committees to vote discretionally on matters for which advance notice is not provided to a corporation, this proposal is not likely to have any material anti-takeover effect.

If this proposal is adopted, new Article I, Section 2 will be added to the Regulations, old Article I, Section 2 of the Regulations will be revised and renumbered as Article I, Section 3 and additions will be made to Article VII of the Regulations, as shown in Appendix 3, with the additions shown underlined, and deletions shown as strikeouts. The Regulations require the affirmative vote representing a majority of the outstanding shares of Kroger’s common stock in order to adopt this proposal.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

SELECTION OF AUDITORS
(ITEM NO. 7)

The Audit Committee of the Board of Directors is responsible for the appointment, compensation and retention of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 8, 2006, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent auditor for the fiscal year ending February 3, 2007. While shareholder ratification of the selection of PricewaterhouseCoopers LLP as Kroger’s independent auditor is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of Kroger and its shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

DISCLOSURE OF AUDITOR FEES

The following describes the fees billed to Kroger by PricewaterhouseCoopers LLP related to the fiscal years ended January 28, 2006 and January 29, 2005:

	Fiscal 2005	Fiscal 2004
Audit Fees	$4,623,476	$6,052,828
Audit-Related Fees	53,500	247,624
Tax Fees	—	264,023
All Other Fees	—	—
Total	$4,676,976	$6,564,475

Audit Fees for the years ended January 28, 2006 and January 29, 2005, respectively, were for professional services rendered for the audits of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, income tax provision procedures and assistance with the review of documents filed with the SEC.

Audit-Related Fees for the years ended January 28, 2006 and January 29, 2005, respectively, were for assurance and related services pertaining to employee benefit plan audits, captive insurance company audits, accounting consultations in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees for the years ended January 28, 2006 and January 29, 2005, respectively, were for services related to tax compliance, including the preparation of claims for refund; and tax planning and tax advice, including assistance with representation in tax audits and appeals, tax services for employee benefit plans and requests for rulings or technical advice from tax authorities.

All Other Fees. We did not engage PricewaterhouseCoopers LLP for other services for the years ended January 28, 2006 and January 29, 2005.

The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. On March 8, 2006 the Audit Committee approved services to be performed by PricewaterhouseCoopers LLP for the remainder of 2006 that are related to the audit of Kroger or involve the audit itself. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

The Audit Committee has determined that the non-audit services performed by PricewaterhouseCoopers LLP in 2005 were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.

SHAREHOLDER PROPOSAL
(ITEM NO. 8)

We have been notified by the People for the Ethical Treatment of Animals (PETA), 501 Front Street, Norfolk, VA 23510, the beneficial owner of 244 shares of Kroger common stock, that it intends to propose the following resolution at the annual meeting:

SUPPORTING STATEMENT

WHEREAS consumers consider animal welfare when they decide where to purchase food products; and

WHEREAS Kroger’s competitors—including Safeway, Albertsons, and Whole Foods—have made measurable, publicized progress on animal welfare issues, yet Kroger has done nothing at all as far as the humane community is concerned; and

WHEREAS Kroger’s competitors—including those noted above—recognize the need for humane slaughter methods to keep their competitive advantages and are particularly committed to improving conditions in their poultry suppliers’ slaughterhouses; and

WHEREAS Kroger, like its competitors, purchases chickens from suppliers that use electrical stunning, in which the birds’ legs are forced into metal shackles before they are shocked with an electric current, have their throats slit, and are dropped into tanks of scalding-hot water, so that they are often still conscious when they suffer this hideous cruelty; and

WHEREAS there is a USDA-approved method of poultry slaughter called “controlled-atmosphere killing” (CAK) that replaces the oxygen that the birds are breathing with inert gasses, gently and effectively putting them to sleep; and

WHEREAS a report commissioned by McDonald’s (“the report”) concurred that CAK is, as animal welfare experts have described it, the most humane method of poultry slaughter ever developed and admitted that CAK “has advantages [over electrical stunning] from both an animal welfare and meat quality perspective .... obviates potential distress and injury ... can expeditiously and effectively stun and kill broilers with relatively low rates of aversion or other distress” and would eliminate the pain of premature shocks and inadequate stunning that are associated with electrical stunning; and

WHEREAS the report further concludes that McDonald’s European suppliers that use CAK have experienced improvements in bird handling, stunning efficiency, working conditions, and meat yield and quality1; and

WHEREAS it would help the company gain a competitive advantage in the cutthroat food retail industry if it eliminated the worst abuses that chickens suffer during slaughter before they end up on Kroger’s shelves and required its suppliers to phase in CAK; and

WHEREAS, although CAK is optimal for both the birds’ well-being and for profits, Kroger has made no notable progress toward its implementation, despite the facts that some of its key competitors continue to make progress toward adopting the technology and that it continues to be used in Europe (as it has been for nearly a decade);

NOW, THEREFORE, BE IT RESOVLED that shareholders request that the Board of Directors issue interim reports to shareholders following the second, third, and forth quarters of 2006 detailing the progress made toward accelerating the development of CAK.

[1]	These are the same improvements that Hormel Foods recently touted in a letter to PETA describing CAK.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

As noted by the proponent in a similar proposal included in last year’s Proxy Statement, Kroger has shown its commitment to animal welfare by adopting the animal welfare guidelines of the Food Marketing Institute. The proponent also noted in last year’s proposal that Kroger is one of the first major supermarket companies to adopt meaningful animal welfare guidelines. Some of Kroger’s suppliers have evaluated, and continue to evaluate, controlled atmosphere stunning. These evaluations considered a number of factors, including: animal welfare; scientific research and studies; production methods used commercially both in the U.S. and internationally; food safety and product quality; the safety of humans involved in the slaughter process; technical difficulties in operating equipment and procedures; environmental factors and expected costs. The research is incomplete and inconclusive as to whether controlled atmosphere stunning is a better method than conventional stunning methods.

Moreover, Kroger’s suppliers believe that further research should be conducted to evaluate controlled atmosphere stunning and its effects on food safety and product quality issues. Kroger’s first priority has always been the safety and quality of its products. We also are committed to the humane treatment of animals. Kroger does not own, raise, transport or process livestock. However, Kroger contracts with suppliers who perform these functions and we require that our suppliers comply with government regulations pertaining to the humane treatment of animals. Kroger believes that handling animals in a humane manner, and preventing neglect or abuse, is the right thing to do.

Kroger’s commitment, leadership and results with respect to animal welfare matters are well established, and recognized, within the industry. We work hard to be a good corporate citizen and believe in good animal handling practices. Our policies are designed to help to achieve humane treatment of animals. Kroger has been, and will continue to be, committed to upholding and abiding by our established policies and principles. In addition, we monitor our suppliers for compliance with the policies we establish. Kroger believes that the proposed report is unnecessary and would not result in any additional benefit to shareholders. The proposed report would be costly and time-intensive, and is duplicative of existing policies, initiatives and efforts.

SHAREHOLDER PROPOSAL
(ITEM NO. 9)

We have been notified by the General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, IL 60201, the beneficial owner of 76,350 shares of Kroger common stock, that it intends to propose the following resolution at the annual meeting:

SUPPORTING STATEMENT

Whereas, Investors increasingly seek disclosure of companies’ environmental, social, and governance practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to generate incremental financial returns, be more stable during turbulent economic and political conditions, and enjoy long-term business success.

We believe that improved reporting on environmental, social, and governance issues will strengthen our company and the people it serves. Furthermore, we believe this information is necessary for making well-informed investment decisions as it speaks to the vision and stewardship of management and can have significant impacts on our company’s reputation and on shareholder value.

According to Dow Jones, “Corporate Sustainability is a business approach that creates long-term shareholder value by embracing opportunities and managing risks deriving from economic, environmental, and social developments. Corporate sustainability leaders achieve long-term shareholder value by gearing their strategies and management to harness the market’s potential for sustainability products and services while at the same time successfully reducing and avoiding sustainability costs and risks.” (http://www.sustainabilityindex.com/htmle/sustainability/corpsustainability.html)

An October 6, 2004 statement published by social research analysts reported that they value public reporting because “we find compelling the large and growing body of evidence linking companies’ strong performance addressing social and environmental issues to strong performance in creating long-term shareholder value...We believe that companies can more effectively communicate their perspectives and report performance on complex social and environmental issues through a comprehensive report than through press releases and other ad hoc communications.” (www.socialinvest.org)

The 2004 Motorola Global Citizenship Report provides a compelling rational [sic] for sustainability reporting: “Environmental responsibility, supporting our communities, a strict code of ethics and business conduct, encouraging these values in our supply chain and exceeding customers’ expectations all make us a stronger and more competitive company.”

Resolved: shareholders request the Board of Directors prepare, at reasonable expense and omitting proprietary information, a Sustainability Report. A summary of the report should be provided to shareholders by December 2006.

SUPPORTING STATEMENT

We believe the report should include:

1.	The company’s operating definition of sustainability.

2.	A review of current company policies and practices related to social, environmental, and economic sustainability.

3.	A summary of long-term plans to integrate sustainability objectives throughout company operations.

We recommend that Kroger join the over 700 companies who have issued sustainability reports based on the Global Reporting Initiative’s (GRI) Sustainability Reporting Guidelines (www.globalreporting.org).

We urge shareholders to vote FOR this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

In December of 2005, prior to receipt of the Proposal, the Public Responsibilities Committee of our Board directed managment to prepare a sustainability report and to publish the report on our website. As of this date, the first draft of that report is completed and Kroger expects to publish it before the end of 2006, as also requested in the Proposal. The report includes several topics of interest to shareholders including numerous areas of corporate governance, social responsibility and environmental impact.

The proposal recommends a sustainability report based on the Global Reporting Initiative’s (“GRI”) Guidelines. The requirements of the GRI Guidelines are complex and confusing and would not benefit our shareholders. We believe that the implementation of a sustainability report based on the GRI Guidelines, as opposed to the report that currently is in process, would be a waste of time, resources and money for Kroger and our shareholders.

We have developed our own form of sustainability report that we believe provides beneficial and cost effective disclosure to our shareholders. This report will be posted on the Kroger website before the end of 2006.

SHAREHOLDER PROPOSALS — 2007 ANNUAL MEETING. Shareholder proposals intended for inclusion in our proxy material relating to Kroger’s annual meeting in June 2007 should be addressed to the Secretary of Kroger and must be received at our executive offices not later than January 15, 2007. These proposals must comply with the proxy rules established by the SEC. In addition, the proxy solicited by the Board of Directors for the 2007 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting unless we are provided with notice of the proposal before March 31, 2007.

Attached to this Proxy Statement is Kroger’s 2005 Annual Report which includes a brief description of Kroger’s business, including the general scope and nature thereof during 2005, together with the audited financial information contained in our 2005 report to the SEC on Form 10-K. A copy of that report is available to shareholders on request by writing to: Scott M. Henderson, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100 or by calling 1-513-762-1220. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov.

The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By order of the Board of Directors,
Paul W. Heldman, Secretary

APPENDICES

Appendix 1

AUDIT COMMITTEE CHARTER

I.	Purpose

The primary function of the Audit Committee is to represent and assist the Board of Directors in fulfilling its oversight responsibilities regarding The Kroger Co.’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; the performance of the Company’s internal audit function and independent auditors; and the preparation of the report that SEC rules require be included in the Company’s annual proxy statement.

II.	COMPOSITION

The Audit Committee will be composed of three or more directors, as determined by the Board of Directors, each of whom must be “independent” directors (as defined by the NYSE listing requirements and SEC Rule 10A-3). The Corporate Governance Committee of the Board will establish committee membership and will be empowered to remove Audit Committee members at any time. Audit Committee members may not serve on the audit committee of more than three public companies, unless approved in advance by the entire Board of Directors.

All members of the Audit Committee must be “financially literate” as determined by the Board of Directors in its business judgment. At least one member of the Audit Committee must be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

All members of the Audit Committee must comply with all requirements of the NYSE, SEC and all other applicable regulatory authorities.

III.	MEETINGS

The Audit Committee will meet at least quarterly, if not more frequently as circumstances dictate, and will report to the full Board after each meeting. To foster open communications, the Audit Committee will meet separately and at least quarterly with management, including without limitation the Chief Financial Officer and the General Counsel, the independent auditors and the Vice President of Auditing The Audit Committee will meet with its independent counsel as necessary.

IV.	RESPONSIBILITIES AND DUTIES

The Audit Committee will:

1.	Meet to review and discuss with management and the independent auditors the Company’s annual audited financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any certification, report or opinion rendered by the Company’s independent auditors or the Company’s Principal Executive or

Financial Officers in connection with those financial statements prior to filing with the SEC, and recommend to the Board whether the audited financial statements should be included in the annual report on Form 10-K.

2.	Meet to review and discuss with management and the independent auditors the quarterly financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any certification, report or opinion rendered by the Company’s independent auditors or the Company’s Principal Executive or Financial Officers in connection with those financial statements prior to filing with the SEC.

3.	Review earnings press releases, and discuss the Company’s practices with respect to earnings press releases, and financial information and earnings guidance provided to analysts and rating agencies.

4.	Review material changes in accounting policies, and financial reporting practices and material developments in financial reporting standards brought to the attention of the Audit Committee by the Company’s management or independent auditors.

5.	Review material questions of choice with respect to the appropriate accounting principles and practices to be used in the preparation of the Company’s financial statements and brought to the attention of the Audit Committee by the Company’s management or independent auditors.

6.	Review the performance of the independent auditors annually, and select (subject to ratification by the Company’s shareholders); evaluate; compensate; oversee; and, where appropriate replace, the independent auditors, which will report directly to the Audit Committee. The Audit Committee will oversee compliance by the independent auditors with the applicable requirements respecting the rotation of audit partners.

7.	Consider the independence of the independent auditors at least annually, and review an annual written statement, prepared by the independent auditors, delineating all relationships between the independent auditors and the Company, consistent with the Independence Standards Board Standard No. 1, regarding relationships and services, which may affect the independence of the independent auditors.

8.	Obtain and review an annual written report, prepared by the independent auditors, describing: their internal quality control procedures and any material issues raised by the most recent internal quality control review or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

9.	Approve in advance all audit and non-audit services to be performed by the independent auditors.

10.	In consultation with management, the independent auditors and the internal auditors, review the reliability and integrity of the Company’s financial accounting policies, financial reporting processes, and disclosure and disclosure control practices and procedures.

11.	Discuss with management the major areas of risk exposure and management’s efforts to monitor and control such exposure, and discuss policies with respect to risk assessment and risk management.

12.	Review any significant disagreement among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.

13.	Review annually the audit plans of both the internal auditor and the independent auditors.

14.	Review periodically with the independent and internal auditors any audit problems or difficulties and management’s responses.

15.	Review with the Company’s counsel any legal matter, including environmental matters, that could have a significant effect on the Company.

16.	Receive reports from the independent auditors and management regarding, and review and discuss the adequacy and effectiveness of, the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls brought to the attention of the Audit Committee by the independent auditors or management.

17.	Establish and oversee procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters.

18.	Establish and oversee procedures for compliance with and reporting violations of The Kroger Co. Policy on Business Ethics.

19.	Set clear hiring policies for employees or former employees of the independent auditors.

20.	Review and assess, annually or more frequently as circumstances dictate, the adequacy of this Charter and recommend changes to the Corporate Governance Committee as appropriate.

21.	Annually evaluate the Audit Committee’s performance and discuss the evaluation with the full Board of Directors.

V.	OUTSIDE ADVISORS

The Audit Committee may retain at the Company’s expense independent counsel, accountants or other advisors for such purposes as the Audit Committee, in its sole discretion, determines to be appropriate, and will receive appropriate funding from the Company, as determined by the Audit Committee, for the payment of compensation to any such advisors and for the payment of ordinary administrative expenses that are necessary or appropriate in carrying out the Committee’s duties.

Appendix 2

FILED WITH SECRETARY OF STATE OF OHIO
________________, 2006
AMENDED ARTICLES OF INCORPORATION
OF
THE KROGER CO.

The Kroger Co., a corporation for profit, heretofore organized and now existing under the laws of the State of Ohio, makes and files these Amended Articles of Incorporation and states:

FIRST. The name of the Corporation is THE KROGER CO.

SECOND. The principal office of the Corporation is located at Cincinnati, in Hamilton County, Ohio.

THIRD. The purpose of said Corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

FOURTH. SECTION A. The maximum number of shares which the Corporation is authorized to have outstanding is one billion five million (1,005,000,000), classified as follows: five million (5,000,000) Cumulative Preferred Shares of the par value of $100.00 each; and one billion (1,000,000,000) Common Shares of the par value of $1.00 each.

The express terms and provisions of the shares of the foregoing classes of stock of the Corporation shall be as follows:

SECTION B. The holders of Common Shares shall have no pre-emptive rights to subscribe for or purchase any shares of any class.

SECTION C. 1. The authorized shares of Cumulative Preferred Shares may be issued in series from time to time. All shares of any one series of Cumulative Preferred Shares shall be alike in every particular and all shares of Cumulative Preferred Shares shall rank equally. The express terms and provisions of shares of different series shall be identical except that there may be variations in respect of the dividend rate, dates of payment of dividends and dates from which they are cumulative, redemption rights and price, liquidation price, sinking fund requirements, conversion rights, and restrictions on issuance of shares of the same series or of any other class or series. The Board of Directors of the Corporation is authorized to fix, by the adoption of an amendment to the Articles creating each such series of the Cumulative Preferred Shares, (a) the designation and number of shares of such series, (b) the dividend rate of such series, (c) the dates of payment of dividends on shares of such series and the dates from which they are cumulative, (d) the redemption rights of the Corporation with respect to shares of such series and the price or prices at which shares of such series may be redeemed, (e) the amount or amounts payable to holders of shares of such series on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which may be different for voluntary and involuntary liquidation, dissolution, or winding up, (f) the amount of the sinking fund, if any, to be applied to the purchase or redemption of shares of such series and the manner of its application, (g) whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of the Corporation, and if made so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made, and (h)

whether or not the issue of any additional shares of such series or any future series in addition to such series or any other class of stock shall be subject to any restrictions and, if so, the nature of such restrictions.

2.  Dividends on Cumulative Preferred Shares of any series shall be payable at rates and on dates to be fixed by the Board of Directors at the time of the creation of such series. Dividends of the Cumulative Preferred Shares of all series shall be cumulative, and no dividends shall be declared or paid upon or set apart for the Common Stock unless and until full dividends on the outstanding Cumulative Preferred Shares of all series shall have been paid or declared and set apart for payment with respect to all past dividend periods and the current dividend period. In case of any series of Cumulative Preferred Shares, dividends shall accrue from and be cumulative from such dates as may be fixed by the Board of Directors at the time of the creation of such series. In the event of the issue of additional Cumulative Preferred Shares of any series after the initial issue of shares of such series all dividends paid on Cumulative Preferred Shares of such series prior to the issue of such additional Cumulative Preferred Shares and all dividends declared and payable to holders of record of Cumulative Preferred Shares of such series on a date prior to such additional issue shall be deemed to have been paid on the additional shares so issued.

3.  If upon any liquidation, dissolution or winding up, the assets distributable among the holders of the Cumulative Preferred Shares of all series shall be insufficient to permit the payment of the full preferential amounts to which they shall be entitled, then the entire assets of the Corporation shall be distributed among the holders of the Cumulative Preferred Shares of all series then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled. Nothing in this paragraph shall be deemed to prevent the purchase, acquisition or other retirement by the Corporation of any shares of its outstanding stock as now or in the future authorized or permitted by the laws of Ohio. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale or transfer of all or substantially all of its property, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

4.  Notice of any proposed redemption of Cumulative Preferred Shares of any series shall be given by the Corporation by publication at least once in one daily newspaper printed in the English language and of general circulation in the Borough of Manhattan, City of New York, State of New York, and in the City of Cincinnati, State of Ohio, the first publication to be at least sixty (60) days, and not more than ninety (90) days, prior to the date fixed for such redemption. Notice of any proposed redemption of Cumulative Preferred Shares of any series also shall be given by the Corporation by mailing a copy of such notice, at least sixty (60) days, and not more than ninety (90) days, prior to the date fixed for such redemption, to the holders of record of the Cumulative Preferred Shares to be redeemed, at their respective addresses then appearing upon the books of the Corporation; but no failure to mail such notice, or defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption. In case of the redemption of a part only of the Cumulative Preferred Shares of any series at the time outstanding, the shares to be redeemed shall be selected by lot or pro rata, as the Board of Directors may determine. The Board of Directors shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which, and the terms and conditions upon which, the shares of the Cumulative Preferred Shares of any series shall be redeemed from time to time. On or at any time before the redemption date specified in such notice, the Corporation shall deposit in trust, for the holders of the shares to be redeemed, funds necessary for such redemption with a bank or trust company organized under the laws of the United States of America or the State of New York and doing business in the Borough of Manhattan, City of New York, or organized under the laws of the United States of America or of the State of Ohio and doing business in the City of Cincinnati, Ohio; and designated in such notice of redemption. Upon the publication of the notice of redemption as above provided, or upon the making of such deposit, whichever is later, all shares with respect to the redemption of which such notice and deposit shall have been given and made shall, whether or not the certificates therefor shall have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate, except only the rights of the holders of the certificates for such shares to receive, out of the funds so deposited in trust, from and after the date of such deposit, the amount payable upon the redemption thereof, without interest; provided, however, that no right of conversion, if any, belonging to such shares, if such right of conversion is, by its terms, to exist for a period beyond the date of the publication of such notice or the making of such deposit, shall be impaired by the publication of such notice or the making of such deposit. At the expiration of six (6) years after the date of such deposit, such trust shall terminate. Any such moneys then remaining on deposit with such bank or trust company shall be paid over to the Corporation, and thereafter the holders of the certificates for such shares shall have no claims against such bank or trust company, but only claims as unsecured creditors against the Corporation for the amount payable upon the redemption thereof without interest.

5.  At all meetings of the shareholders, every holder of record of shares of Cumulative Preferred Shares and every holder of record of Common Stock shall be entitled to vote and shall have one vote for each share outstanding in his name on the books of the Corporation on the record date fixed for such purpose, or if no record date is fixed, on the date next preceding the day of such meeting, provided that (1) in the event that the Corporation should have failed to pay dividends on any series of Cumulative Preferred Shares for six or more quarterly dividends, the holders of Cumulative Preferred Shares of all series, voting as a single class, shall be entitled to elect two directors, each for a one-year term, ~~whether or not the board is otherwise divided into classes with each director elected for a term longer than one year,~~ at the meeting of shareholders for the election of directors next succeeding the time such failure to pay these six dividends first occurs, and (2) no amendment to the Articles of Incorporation or Regulations shall be made which would be substantially prejudicial to the holders of outstanding Cumulative Preferred Shares or any series thereof without the favorable vote of the holders of two-thirds of the Cumulative Preferred Shares, voting as a single class, then outstanding, unless such amendment shall not equally affect all series, in such case the favorable vote of the holders of two-thirds of the adversely affected series shall also be required. The right of holders of Cumulative Preferred Shares to elect these two directors shall terminate when all such unpaid dividends on Cumulative Preferred Shares have been paid and the directors then in office and elected by the holders of Cumulative Preferred Shares shall forthwith cease to hold office upon such payments.

6.  The holders of the Cumulative Preferred Shares shall have no pre-emptive rights to subscribe for or purchase any shares of any class.

~~FIFTH. (a) 1. In addition to any affirmative vote or approval required by law, these Amended Articles of Incorporation, or the Regulations of the Corporation:~~

~~(A)  any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into (i) any Interested Shareholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Shareholder) which, after such merger or consolidation, would be an Affiliate (as hereinafter defined) of an Interested Shareholder, or~~

~~(B)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate fair market value of $15,000,000 or more, or~~

~~(C)  the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any securities or options, warrants or rights to acquire securities, of the Corporation or any Subsidiary, to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $15,000,000 or more, or~~

~~(D)  the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Corporation as a result of which an Interested Shareholder would receive any assets of the Corporation other than cash, or~~

~~(E)  any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any similar transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Shareholder, or~~

~~(F)  any agreement, contract or other arrangement which upon consummation will result in any of the transactions described in this paragraph~~

~~(a)  1. shall require the affirmative vote of the holders of 75% of the outstanding Voting Shares (as hereinafter defined).~~

~~2.  The term “Business Combination”, as used in this Article Fifth, shall mean any transaction which is referred to in any one or more of clauses (A) through (F) of paragraph (a)(1).~~

~~(b)  1. The provisions of paragraph (a)(1) of this Article Fifth shall not be applicable if either of the following conditions shall have been satisfied:~~

~~(A)  the aggregate amount of the cash and fair market value (as of the date of the consummation of the Business Combination) of consideration other than cash to be received per share of Common or Cumulative Preferred or other Preferred Stock or Capital Stock in such Business Combination by holders thereof shall be at least equal to the highest of the following:~~

~~(i)  the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by such Interested Shareholder for any shares of such class or series of stock acquired by it within the three-year period prior to the Business Combination (such price to be appropriately adjusted for stock splits, stock dividends, reclassification of securities and other similar events);~~

~~(ii)  the per share book value of the shares of such class or series of stock as reported at the end of the fiscal quarter immediately preceding the public announcement of the terms of the Business Combination;~~

~~(iii)  an amount per share which, at a minimum, bears the same percentage relationship to the market price per share of the shares of such class or series of stock immediately prior to the announcement of the intention to effect the Business Combination as the highest per share price determined in (i) above bears to the market price per share of the shares of such class or series of stock immediately prior to the acquisition by the Interested Shareholder of beneficial ownership of more than 5% of the shares of such class or series of stock but in no event in excess of two times the highest per share price determined in (i) above;~~

~~provided that (i) no Extraordinary Event (as hereinafter defined) occurs after the Interested Shareholder has become an Interested Shareholder and prior to the consummation of the Business Combination, and (ii) if the highest preferential amount per share of a series of Cumulative Preferred or other Preferred Stock to which the holders thereof would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation (regardless of whether the Business Combination to be consummated constitutes such an event) is greater than such aggregate amount, holders of such series of Cumulative Preferred or other Preferred Stock shall receive~~

~~an amount for each such share at least equal to the highest preferential amount applicable to such series of Cumulative Preferred or other Preferred Stock; or~~

~~(B)  Either (i) the Business Combination was approved by the Board of Directors of the Corporation prior to the time that the Interested Shareholder acquired beneficial ownership of in excess of 10% of the outstanding Voting Shares, (ii) the Interested Shareholder seeking to effect such Business Combination sought and obtained the prior approval of the Board of Directors of the Corporation to such Interested Shareholder’s acquisition of beneficial ownership of 10% of the outstanding Voting Shares or (iii) the Business Combination was approved by at least two-thirds of the Continuing Directors of the Corporation.~~

~~(c)  For the purposes of this Article Fifth:~~

~~1.  A “Person” shall mean any individual, firm, corporation, or other entity. When two or more Persons act as a partnership, syndicate, association or other group for the purpose of acquiring, voting or disposing of Voting Shares, such partnership, syndicate, association or other group will be deemed a “Person” for the purposes of this Article.~~

~~2.  “Interested Shareholder” shall mean any Person (other than the Corporation, any Subsidiary or any profit sharing, employee stock ownership or other employee benefit plan of the Company or of any Subsidiary or any trustee of or fiduciary with respect to any such plan acting in such capacity) who or which, together with its Affiliates and Associates (as hereinafter defined) and any other Person acting in concert with such Person is the beneficial owner, directly or indirectly, of more than 10% of the Voting Shares as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination.~~

~~3.  A Person shall be the “beneficial owner” of any Voting Shares:~~

~~(A)  which such Person or any of its Affiliates and Associates would be deemed to beneficially own under Rule 13d-3 of the Securities Exchange Act as in effect on May 17, 1985, or~~

~~(B)  which such Person or any of its Affiliates and Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or~~

~~(C)  which are beneficially owned (as defined in (A) or (B) of this paragraph 3) directly or indirectly, by any other Person with which such first mentioned Person or any of its Affiliates and Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.~~

~~4.  A “Continuing Director” shall mean any member of the Board of Directors who is not affiliated with an Interested Shareholder and who was a member of the Board of Directors immediately prior to the time that the Interested Shareholder first beneficially owned more than 5% of the outstanding Voting Shares, and any successor to a Continuing Director who is not affiliated with an Interested Shareholder and is recommended to succeed a Continuing Director by two-thirds of the Continuing Directors.~~

~~5.  “Affiliate” and “Associate” shall have the respective meanings given those terms in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on May 18, 1984.~~

~~6.  “Subsidiary” means any corporation, a majority of the voting shares of which is beneficially owned by the Corporation.~~

~~7.  “Voting Shares” shall mean shares of capital stock of the Corporation entitled to vote generally for the election of directors (excluding any shares or series of capital stock entitled to vote only upon the occurrence of certain contingencies such as the nonpayment of dividends on Cumulative Preferred Stock or other Preferred Stock), considered for the purposes of this Article as a single class.~~

~~8.  The term “Extraordinary Event” shall mean, as to any Business Combination and Interested Shareholder, any of the following events that is not approved by two-thirds of the Continuing Directors:~~

~~(A)  any failure to declare and pay at the regular date therefor any full quarterly dividend (whether or not cumulative) on outstanding Cumulative Preferred Stock or on any other Preferred Stock then outstanding; or~~

~~(B)  any reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock); or~~

~~(C)  any failure to increase the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the Common Stock; or~~

~~(D)  the receipt by the Interested Shareholder, after such Interested Shareholder has become an Interested Shareholder, of a direct or indirect benefit (except proportionately as a shareholder) from any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any Subsidiary of the Corporation, whether in anticipation of or in connection with the Business Combination or otherwise.~~

~~(d)  Two-thirds of the Continuing Directors (or, if there are no Continuing Directors, two-thirds of the Outside Directors) shall have the power and duty to determine for the purposes of this Article Fifth on the basis of information known to them (1) the number of Voting Shares beneficially owned by any Person, (2) whether a Person is an Affiliate or Associate of another, (3) whether the assets subject to any business combination or the consideration received for the issuance or transfer of securities by the Corporation or any Subsidiary has an aggregate fair market value of $15,000,000 or more, (4) whether the proposed transaction is subject to this Article Fifth, and (5) such other matters with respect to which a determination is required under this Article Fifth. Any such determination shall be conclusive and binding for all purposes of this Article. For purposes of this paragraph (d), an Outside Director shall mean a Director of this Corporation who is not (i) an employee or officer of this Corporation or of any Interested Shareholder (or any Affiliate of such Interested Shareholder) seeking to propose or effect a Business Combination, or (ii) a Director, Associate or Affiliate of an Interested Shareholder or of any Affiliate of such Shareholder (other than by reason of being a Director of the Corporation) or (iii) any relative by blood, marriage or adoption (excluding relationships more remote than first cousin) of any of the foregoing.~~

~~(e)  Nothing contained in this Article Fifth shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.~~

~~(f)  Notwithstanding any other provisions of these Amended Articles of Incorporation or of the Regulations of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended~~

~~Articles of Incorporation or the Regulations of the Corporation), the affirmative vote of the holders of at least 75% of the Voting Shares shall be required to amend, repeal, or adopt any provisions inconsistent with, this Article Fifth.~~

FIFTH. SECTION A. Section 1701.831 of the Ohio Revised Code does not apply to the Corporation.

SECTION B. Shareholders are not permitted to vote cumulatively in the election of directors. Any amendment to this Section B of Article Fifth will require the affirmative vote of the holders of record of shares entitling them to exercise 75% of the voting power on such proposal.

SIXTH. The following provisions are hereby agreed to for the purpose of defining, limiting and regulating the exercise of the authority of the Corporation or of its shareholders, or of any class of its shareholders, or of its directors, or for the purpose of creating and defining rights and privileges of the shareholders among themselves.

(a)  This Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on officers, directors, and shareholders herein, including but not limited to the rights of dissenting shareholders conferred by Ohio law, are granted subject to this reservation.

(b)  Action on any matter at any shareholders’ meeting, or without such meeting, regarding which the statutes of Ohio provide that unless otherwise provided in the articles of incorporation or regulations of a corporation, there shall be the affirmative vote or consent of a larger portion than the holders of a majority of the shares entitled to vote thereon or consent thereto, may be taken by the affirmative vote or consent of the holders of a majority of shares entitled to vote thereon or consent thereto, but in the event that the vote or consent is required to be by classes, then, except as otherwise provided herein, action may be taken on such matter by the affirmative vote or consent of the holders of a majority of each class of shares entitled to vote by classes on such matter.

(c)  The Corporation may, when authorized by the Board of Directors and without any action by the shareholders, purchase, hold, sell and reissue any of its shares in such manner and under such terms and conditions as may be prescribed by the directors.

(d)  The Board of Directors shall have the power and authority to determine the fair value of any property other than money to be received by the Corporation in payment of its shares.

(e)  The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this Corporation, and are in furtherance of and in addition to, and not in limitation of, the general powers conferred by the laws of the State of Ohio.

SEVENTH. These Amended Articles of Incorporation supersede and take the place of the existing Amended Articles of Incorporation.

Appendix 3

REGULATIONS
OF
THE KROGER CO.

ARTICLE I
SHAREHOLDERS

SECTION 1. ANNUAL MEETING. The annual meeting of the shareholders shall be held on the third Friday in May, or on such other date as may be designated by the board of directors, at such hour as may be designated in the notice of the meeting.

SECTION 2. ORDER OF BUSINESS.

A.  Presiding Officer. The Chairman, or such other officer as may be designated by the board of directors, will preside over all meetings of shareholders.

B.  Authorized Business. Only business that is properly brought may be conducted during any meeting of shareholders. In the case of annual meetings of shareholders, matters set forth in the Company’s notice of annual meeting of shareholders, along with any Company presentation, will be properly brought before the meeting. For business properly to be brought by a shareholder before the annual meeting, advance notice of such business must be received by the secretary of the Company at the principal office of the Company not less than 120 calendar days prior to the date on which the Company’s proxy statement for the prior year’s annual meeting of shareholder was first mailed to shareholders. Such notice must include a description in reasonable detail of the business desired to be brought along with the reasons for conducting such business, the name and record address of the shareholder proposing such business, the number of shares of the Company owned of record or beneficially by the shareholder along with evidence of ownership thereof, a description of any material interest the shareholder has in the subject of the business requested to be conducted, and any arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business, a representation that the shareholder intends to appear in person at the meeting to bring such matter before the meeting, and such other information regarding the business proposed by such shareholder as would be required to be included in the proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission. Without limiting the foregoing, if the business proposed to be brought by such shareholder at the annual meeting is the nomination of a person or persons for election to the board of directors, then the notice also must include as to each person whom the shareholder proposes to nominate for election as a director the name, age, business address and residence address of the person, the principal occupation or employment of the person, the number of shares of the Company owned of record or beneficially by the person, and any other information relating to the person that would be required to be included in a proxy statement relating to the election of directors.

In the case of a special meeting called by the board of directors or an officer or director of the Company, only matters set forth in the Company’s notice of the meeting of shareholders, along with any Company presentation, will properly be brought before the meeting. In the case of a special meeting called by a shareholder, only matters set forth in the notice of the meeting of shareholders will properly be brought before the meeting. Such notice by a shareholder must include a description in reasonable detail of the business desired to be brought along with the reasons for conducting such business, the name and address of the shareholder proposing such business, the number of shares of the Company owned of record or beneficially by the shareholder along with evidence of ownership thereof, a description of any material interest the shareholder has in the subject of the business requested to be conducted and any arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business, a representation that the shareholder intends to appear in person at the meeting to bring such matter before the meeting, and such other information regarding the business proposed by such shareholder as would be required to be included in the proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

C.  Rules of Conduct. Rules of conduct governing all meetings of shareholders will be prepared by the Company and will be available to shareholders at the commencement of the meeting. Shareholders that desire to receive a copy of the rules of conduct prior to the date of a meeting may receive a copy of the then current rules of conduct upon written request to the secretary of the Company at the Company’s principal office.

SECTION 23. PLACE OF MEETINGS. All meetings of the shareholders shall be held at the principal office of the Company in the City of Cincinnati or at such other place ~~in~~ within or without the City of Cincinnati as may be designated in the notice of the meeting, provided that if the meeting is to be held outside of the City of Cincinnati such alternate location must first be approved by the board of directors.

ARTICLE II
BOARD OF DIRECTORS

SECTION 1. NUMBER. The board of directors shall consist of not less than nine nor more than twenty-one members, the exact number to be fixed and determined from time to time by the board of directors or at a meeting of the shareholders called for the purpose of electing directors, at which a quorum is present, by the affirmative vote of the holders of 75% of the shares which are entitled to vote on such proposal.

~~The board of directors shall be divided into three classes as nearly equal in number as possible with the term of office of one class expiring each year, provided that at the annual meeting in April, 1973, the first class shall be elected for a term of one year, the second class for a term of two years, and the third class for a term of three years.~~Members of the board of directors shall be elected annually to terms of one year, provided that all directors then serving on the effective date of these regulations will continue to serve out the remainder of their unexpired terms.

SECTION 2. MEETINGS. An organization meeting of the board of directors may be held, without notice, immediately after the annual meeting of the shareholders for the purpose of electing officers and attending to such other business as may properly come before the meeting. Additional regular meetings may be held at such times as may be determined from time to time by the directors.

SECTION 3. PLACE OF MEETINGS. All meetings of the board of directors shall be held at the principal office of the Company in the City of Cincinnati or at such other place within or without the State of Ohio as may be designated in the notice of the meeting.

SECTION 4. COMMITTEES. The board of directors may create an executive committee and any other committee of the directors, to consist of not less than 3 directors, and may delegate to any such committee any of the authority of the directors, however conferred, other than that of filling vacancies among the directors. The directors may appoint one or more directors as alternate members of any such committee, who may take the place of any absent member or members at any meeting of such committee. A majority of any such committee shall constitute a quorum for a meeting, and the act of a majority of the members of the committee present at a meeting at which a quorum is present shall be the act of the committee. The president shall be a member of the executive committee.

SECTION 5. REMOVAL AND VACANCIES.

A.  Removals. All of the directors~~, all of the directors of a particular class,~~ or any individual director may be removed by the holders of 75% of the shares then entitled to vote at an election of directors, but only for cause.

B.  Vacancies. Any vacancy in the board of directors shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so elected shall serve until the next election of ~~the class for which such~~ directors ~~shall have been chosen~~ and until ~~his~~ the director’s successor shall be elected and qualified.

ARTICLE III
OFFICERS

SECTION 1. NUMBER AND TITLE. The officers of the Company shall be a president, such number of vice presidents as the board of directors may from time to time determine, a secretary, a treasurer, and, in the discretion of the board of directors, a chairman of the board, one or more assistant secretaries, one or more assistant treasurers, and such other officers and assistant officers as the board of directors may from time to time determine.

SECTION 2. POWERS AND DUTIES. Subject to such limitations as the board of directors or the executive committee may from time to time prescribe, the officers of the Company shall each have such powers and perform such duties as generally pertain to their respective offices and such further powers and duties as may be conferred from time to time by the board of directors or the executive committee or, in the case of all officers other than the chairman of the board and the president, by the president.

SECTION 3. BONDS. Any officer or employee may be required to give bond for the faithful discharge of his duties in such sum and with such surety or sureties as the board of directors may from time to time determine. The premium on any bond or bonds provided for herein shall be paid by the Company.

ARTICLE IV
INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

A.  Each director, officer or employee of the Company, each former director, officer or employee of the Company, and each person who is serving or shall have served at the request of the Company as a director, officer or employee of another corporation (his heirs, executors or administrators) shall be indemnified by the Company against expenses actually and necessarily incurred by him, and also against expenses, judgments, decrees, fines, penalties, or amounts paid in settlement, in connection with the defense of any pending or threatened action, suit, or proceeding, criminal or civil to which he is or may be made a party by reason of being or having been such director, officer or employee, provided,

(1)  he is adjudicated or determined not to have been negligent or guilty of misconduct in the performance of his duty to the Company or such other corporation,

(2)  he is determined to have acted in good faith in what he reasonably believed to be the best interest of the Company or of such other corporation, and

(3)  in any matter the subject of a criminal action, suit, or proceeding, he is determined to have had no reasonable cause to believe that his conduct was unlawful.

The determination as to (2) and (3) and, in the absence of an adjudication as to (1) by a court of competent jurisdiction, the determination as to (1) shall be made by the directors of the Company acting at a meeting at which a quorum consisting of directors who are not parties to or threatened with any such action, suit, or proceeding is present. Any director who is a party to or threatened with any such action, suit or proceeding shall not be qualified to vote and, if for this reason a quorum of directors cannot be obtained to vote on such indemnification, no indemnification shall be made except in accordance with the procedure set forth in paragraph B of this Article IV.

B.  In the event that a quorum of directors qualified to vote cannot be obtained to make any determination required by paragraph A, such determination may be made in writing signed by a majority of the directors who are qualified to vote regardless of a lack of quorum or, if there be less than three directors qualified to vote, by a board of three disinterested persons, who may be officers or employees of the Company, of good character appointed by the board of directors to make such determination.

C.  Notwithstanding paragraph A of Article IV, the board of directors in its discretion may empower the president or any vice president of the Company to make the determinations, and cause the Company to indemnify any employee of the Company or other corporation which such employee is serving at the request of the Company (his heirs, executors or administrators), who is not a director or officer of the Company or such other corporation against any or all of the expenses, described and set forth in such paragraph A of Article IV.

D.  The foregoing right of indemnification shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled under the articles, the regulations, any agreement, any insurance purchased by the corporation, vote of shareholders or otherwise as a matter of law.

ARTICLE V
CERTIFICATES FOR SECURITIES

If any certificate for securities of the Company should be lost, stolen or destroyed, any one of the president, the treasurer, or the secretary, upon being furnished with satisfactory evidence as to the loss, theft or destruction and as to the ownership of the certificate, and upon being furnished with appropriate security or indemnity to hold the Company harmless, may authorize a new certificate to be issued in lieu of the lost, stolen or destroyed certificate.

ARTICLE VI
SEAL

The seal of the Company shall be in such form as the board of directors may from time to time determine.

ARTICLE VII
AMENDMENTS

These regulations may be amended or repealed at any meeting of shareholders called for that purpose or without such meeting by the affirmative vote or consent of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal, except that the affirmative vote or consent of the holders of record of shares entitling them to exercise 75% of the voting power on such proposal shall be required to amend, alter, change or repeal Sections 1 or 5 of Article II~~, Article IV,~~or this Article VII, or to amend, alter, change or repeal these regulations in any way inconsistent with the intent of the foregoing provisions.

As amended ~~May 16, 1986~~June 22, 2006

2005 ANNUAL REPORT

FINANCIAL REPORT 2005

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management’s best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.

The Company’s financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose selection has been approved by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of the Company’s financial records and related data, as well as the minutes of the shareholders’ and directors’ meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.

Management also recognizes its responsibility for fostering a strong ethical climate so that the Company’s affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in The Kroger Co. Policy on Business Ethics, which is publicized throughout the Company and available on the Company’s website at www.kroger.com. The Kroger Co. Policy on Business Ethics addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those related to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. With the participation of the Chairman and Chief Executive Officer and the Chief Financial Officer, our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management has concluded that the Company’s internal control over financial reporting was effective as of January 28, 2006.

Our management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of January 28, 2006, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in its report, which can be found on page A-30 in this Annual Report.

David B. Dillon Chairman of the Board and Chief Executive Officer	J. Michael Schlotman Senior Vice President and Chief Financial Officer

SELECTED FINANCIAL DATA

	Fiscal Years Ended
	January 28, 2006 (52 weeks)	January 29, 2005 (52 weeks)	January 31, 2004 (52 weeks)	February 1, 2003 (52 weeks)	February 2, 2002 (52 weeks)
	(In millions, except per share amounts)
Sales	$60,553	$56,434	$53,791	$51,760	$50,098
Earnings (loss) before cumulative effect of accounting change	958	(104)	285	1,218	1,040
Cumulative effect of accounting change (1)	—	—	—	(16)	—
Net earnings (loss)	958	(104)	285	1,202	1,040
Diluted earnings (loss) per share:
Earnings (loss) before cumulative effect of accounting change	1.31	(0.14)	0.38	1.54	1.26
Cumulative effect of accounting change (1)	—	—	—	(.02)	—
Net earnings (loss)	1.31	(0.14)	0.38	1.52	1.26
Total assets	20,482	20,491	20,767	20,349	19,100
Long-term liabilities, including obligations under capital leases and financing obligations	9,377	10,537	10,515	10,569	10,005
Shareowners’ equity	4,390	3,619	4,068	3,937	3,592
Cash dividends per common share(2)	—	—	—	—	—

(1)	Amounts are net of tax. Refer to Note 4 of the Consolidated Financial Statements.

(2)	During the fiscal year ended February 2, 2002, the Company was prohibited from paying cash dividends under the terms of its previous Credit Agreement. On May 22, 2002, the Company entered into a new Credit Agreement, at which time the restriction on payment of cash dividends was eliminated. However, no cash dividends were declared or paid in any of the periods presented.

COMMON STOCK PRICE RANGE

	2005		2004
Quarter	High	Low	High	Low
1st	$18.22	$15.15	$19.67	$15.95
2nd	$20.00	$16.46	$18.36	$14.70
3rd	$20.88	$19.09	$17.31	$14.65
4th	$20.58	$18.42	$17.75	$15.53

Main trading market: New York Stock Exchange (Symbol KR)

Number of shareholders of record at year-end 2005:	50,522

Number of shareholders of record at March 31, 2006:	54,742

Determined by number of shareholders of record

The Company has not paid dividends on its Common Stock for the past three fiscal years. On March 7, 2006, the Company announced that its Board of Directors had adopted a dividend policy and declared the payment of a quarterly dividend of $0.065 per share to shareholders of record at the close of business on May 15, 2006, to be paid on June 1, 2006.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding shares outstanding and available for issuance under the Company’s existing stock option plans.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under equity compensation plans excluding securities reflected in column (a)

Equity compensation plans approved by security holders	62,684,409	(1)	$18.6498	21,981,686

Equity compensation plans not approved by security holders	—		$—	—

Total	62,684,409	(1)	$18.6498	21,981,686

(1)	This amount includes 3,377,803 unregistered warrants outstanding and originally issued to The Yucaipa Companies pursuant to a Warrant Agreement dated as of May 23, 1996, between Smith’s Food & Drug Centers, Inc. and The Yucaipa Companies, as Consultant.

ISSUER PURCHASES OF EQUITY SECURITIES

Period(1)	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs(2)	Maximum Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs (3) (in millions)
First four weeks November 6, 2005 to December 3, 2005	191,497	$19.42	190,000	$154
Second four weeks December 4, 2005 to December 31, 2005	670,000	$19.07	370,000	$147
Third four weeks January 1, 2006 to January 28, 2006	1,978,628	$18.88	1,750,000	$114
Total	2,840,125	$18.97	2,310,000	$114

(1)	The reported periods conform to the Company’s fiscal calendar composed of thirteen 28-day periods. The fourth quarter of 2005 contained three 28-day periods.

(2)	Shares were repurchased under (i) a $500 million stock repurchase program, authorized by the Board of Directors on September 16, 2004, and (ii) a program announced on December 6, 1999, to repurchase common stock to reduce dilution resulting from our employee stock option plans, which program is limited to proceeds received from exercises of stock options and the tax benefits associated therewith. The programs have no expiration date but may be terminated by the Board of Directors at any time. No shares were purchased other than through publicly announced programs during the periods shown.

(3)	Amounts shown in this column reflect amounts remaining under the $500 million stock repurchase program referenced in Note 2 above. Amounts to be invested under the program utilizing option exercise proceeds are dependent upon option exercise activity.

BUSINESS

The Kroger Co. was founded in 1883 and incorporated in 1902. As of January 28, 2006, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes some of the food for sale in its supermarkets. The Company’s principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202, and its telephone number is (513) 762-4000. The Company maintains a web site (www.kroger.com) that includes additional information about the Company. The Company makes available through its web site, free of charge, its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, including amendments thereto. These forms are available as soon as reasonably practicable after the Company has filed or furnished them electronically with the SEC.

The Company’s revenues are earned and cash is generated as consumer products are sold to customers in its stores. The Company earns income predominantly by selling products at price levels that produce revenues in excess of its costs to make these products available to its customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses.

EMPLOYEES

The Company employs approximately 290,000 full and part-time employees. A majority of the Company’s employees are covered by collective bargaining agreements negotiated with local unions affiliated with one of several different international unions. There are approximately 325 such agreements, usually with terms of three to five years.

During fiscal 2005, major collective bargaining agreements were ratified in Atlanta, Columbus, Dallas, Portland (non-food), Roanoke, as well as Teamsters contracts covering southern California and several facilities in the Midwest.

During fiscal 2006, the Company has various labor contracts expiring throughout the country; there are fewer employees covered by the contracts that expire in 2006 than was the case in 2005.

STORES

As of January 28, 2006, the Company operated, either directly or through its subsidiaries, 2,507 supermarkets, 579 of which had fuel centers. Approximately 35% of these supermarkets were operated in Company-owned facilities, including some Company-owned buildings on leased land. The Company’s current strategy emphasizes self-development and ownership of store real estate. The Company’s stores operate under several banners that have strong local ties and brand equity. Supermarkets are generally operated under one of the following formats: combination food and drug stores (“combo stores”); multi-department stores; price impact warehouses; or marketplace stores.

The combo stores are the primary food store format. They are typically able to earn a return above the Company’s cost of capital by drawing customers from a 2 - 2-1/2 mile radius. The Company believes this format is successful because the stores are large enough to offer the specialty departments that customers desire for one-stop shopping, including “whole health” sections, pharmacies, general merchandise, pet centers and high-quality perishables such as fresh seafood and organic produce. Many combo stores include a fuel center.

Multi-department stores are significantly larger in size than combo stores. In addition to the departments offered at a typical combo store, multi-department stores sell a wide selection of general merchandise items such as apparel, home fashion and furnishings, electronics, automotive, toys and fine jewelry. Many multi-department stores include a fuel center.

Price impact warehouse stores offer a “no-frills, low cost” warehouse format and feature everyday low prices plus promotions for a wide selection of grocery and health and beauty care items. Quality meat, dairy, baked goods and fresh produce items provide a competitive advantage. The average size of a price impact warehouse store is similar to that of a combo store.

In addition to supermarkets, the Company operates, either directly or through subsidiaries, 791 convenience stores and 428 fine jewelry stores. Substantially all of our fine jewelry stores are operated in leased locations. Subsidiaries operated 701 of the convenience stores, while 90 were operated through franchise agreements. Approximately 45% of the convenience stores operated by subsidiaries were operated in company-owned facilities. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

SEGMENTS

The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent substantially all of the Company’s consolidated sales, earnings and total assets, are its only reportable segment. All of the Company’s operations are domestic. Revenues, profit and losses, and total assets are shown in the Company’s Consolidated Financial Statements.

MERCHANDISING AND MANUFACTURING

Corporate brand products play an important role in the Company’s merchandising strategy. Supermarket divisions typically stock approximately 10,000 private label items. The Company’s corporate brand products are produced and sold in three quality “tiers.” Private Selection is the premium quality brand designed to meet or beat the “gourmet” or “upscale” brands. The “banner brand” (Kroger, Ralphs, King Soopers, etc.), which represents the majority of the Company’s private label items, is designed to be equal to or better than the national brand and carries the “Try It, Like It, or Get the National Brand Free” guarantee. FMV (For Maximum Value) is the value brand, designed to deliver good quality at a very affordable price.

Approximately 55% of the corporate brand units sold are produced in the Company’s manufacturing plants; the remaining corporate brand items are produced to the Company’s strict specifications by outside manufacturers. The Company performs a “make or buy” analysis on corporate brand products and decisions are based upon a comparison of market-based transfer prices versus open market purchases. As of January 28, 2006, the Company operated 42 manufacturing plants. These plants consisted of 18 dairies, 11 deli or bakery plants, five grocery product plants, three beverage plants, three meat plants and two cheese plants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

OUR BUSINESS

The Kroger Co. was founded in 1883 and incorporated in 1902. It is one of the nation’s largest retailers, operating 2,507 stores under two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s, Fry’s, Fry’s Marketplace, Dillons, QFC and City Market. Of these stores, 579 had fuel centers. The Company also operates 791 convenience stores and 428 fine jewelry stores.

Kroger operates 42 manufacturing plants, primarily bakeries and dairies, which supply approximately 55% of the corporate brand units sold in the Company’s retail outlets.

Our revenues are earned and cash is generated as consumer products are sold to customers in our stores. We earn income predominately by selling products at price levels that produce revenues in excess of our costs to make these products available to our customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. The Company’s operations are reported as a single reportable segment: the retail sale of merchandise to individual customers.

OUR 2005 PERFORMANCE

The continued focus of Kroger’s associates on delivering improved service, product selection and value to our customers generated a year of significantly improved identical supermarket sales growth in 2005. The 3.5% annual identical food store sales growth, without fuel, achieved in 2005 outpaced the 0.8% identical sales growth achieved on the same basis in 2004, and is a significant improvement over declining identical food store sales experienced in 2003. The fourth quarter growth was broad-based and included all retail divisions and store departments. Through the fourth quarter of 2005, we have achieved ten consecutive quarters of positive identical supermarket sales growth, excluding supermarket fuel sales.

Our internal analysis shows that we hold the #1 or #2 position in 35 of our 44 major markets. We define a major market as one in which we operate nine or more stores. According to our internal market share estimates, which include all retail outlets including supercenters and other non-traditional retail formats, Kroger’s market share increased in 29 of these 44 markets in 2005, declined in 12 and remained unchanged in three. On a volume-weighted basis, Kroger’s overall market share in these 44 markets increased 35 basis points.

Kroger competes in 32 major markets where supercenters have achieved at least a #3 market share position. Kroger’s overall market share in these 32 markets rose more than 50 basis points during 2005, on a volume-weighted basis. Our market share increased in 24 of those markets, declined in seven, and remained unchanged in one.

These market share data illustrate that Kroger continues to grow, despite an operating environment in the food retailing industry that continues to be characterized by intense price competition, aggressive supercenter expansion, increasing fragmentation of retail formats, and market consolidation. Kroger’s retail price investments, combined with our service and selling initiatives led to these market share gains in 2005. We believe this growth can continue. In our 44 major markets, almost 50% of the share in those markets is held by competitors without our economies of scale.

Kroger has been able to balance its sales growth with earnings growth. Our net earnings increased to $1.31 per diluted share in 2005, from $1.02 per share, excluding the effect of goodwill impairment charges, in 2004. We were not only able to leverage sales improvements to achieve earnings growth, but also offset investments in targeted retail price reductions and higher energy, credit card and pension costs with continued recovery from the 2003 - 2004 labor dispute in southern California, as well as improvements in shrink, advertising, warehousing, and health care costs.

FUTURE EXPECTATIONS

While we were very pleased with our 2005 results, we continue to develop our business model to meet the changing needs and expectations of our customers. Our plan requires balance between sales growth, earnings growth and profitable capital investment.

We expect to achieve identical supermarket sales growth through merchandising and operating initiatives that improve the shopping experience and build customer loyalty. We expect 2006 food store identical sales growth, excluding fuel sales, to exceed 3.5%.

To the extent that these sales initiatives involve price reductions or additional costs, we expect they will be funded by operating cost reductions and productivity improvements. We expect sales improvements and cost reductions, combined with fewer shares outstanding due to continued share repurchase activity, to drive earnings per share growth in 2006. Kroger expects to deliver earnings per share growth in 2006 of approximately 6% to 8%. This includes the effect of a 53rd week in fiscal 2006, substantially offset by the expected effect of expensing of stock options, which we anticipate will reduce net earnings approximately $0.05-$0.06 per diluted share. See “Recently Issued Accounting Standards” for additional discussion of the expensing of stock options beginning in 2006.

In addition, on March 7, 2006, we announced that Kroger’s Board of Directors declared the payment of a quarterly dividend of $0.065 per share. The payment will be made June 1, 2006 to holders of record at the close of business on May 15, 2006.

Further discussion on our industry, the current economic environment, and our related strategic plans is included in “Outlook.”

RESULTS OF OPERATIONS

The following discussion summarizes our operating results for 2005 compared to 2004 and for 2004 compared to 2003. Comparability is affected by certain income and expense items that fluctuated significantly between and among the periods, including goodwill and asset impairment charges and labor disputes in West Virginia and southern California.

Net Earnings (Loss)

Net earnings totaled $958 million for 2005, compared to a net loss totaling $104 million in 2004 and net earnings totaling $285 million in 2003. The increase in our net earnings for 2005, compared to 2004 and 2003, resulted from improvements in the southern California market and the leveraging of fixed costs with strong identical supermarket sales growth. In addition, 2004 and 2003 were affected by goodwill and asset impairment charges totaling $904 million and $591 million, respectively, as well as labor disputes in West Virginia and southern California.

Earnings per diluted share totaled $1.31 in 2005, compared to a net loss of $0.14 per share in 2004 and earnings of $0.38 per diluted share in 2003. Net earnings were reduced by $1.16 per share in 2004 and $0.78 per diluted share in 2003 due to the effects of goodwill and asset impairment charges. Our earnings per share growth in 2005 resulted from increased net earnings and the repurchase of Kroger stock. During fiscal 2005, we repurchased 15 million shares of Kroger stock for a total investment of $252 million. During fiscal 2004, we repurchased 20 million shares of our stock for a total investment of $319 million. During fiscal 2003, we repurchased 19 million shares of Kroger stock for a total investment of $301 million.

Sales

Total Sales
(in millions)

	2005	Percentage Increase	2004	Percentage Increase	2003
Total food store sales without fuel	$53,472	4.6%	$51,106	2.9%	$49,650
Total food store fuel sales	3,526	53.0%	2,305	59.0%	1,450
Total food store sales	$56,998	6.7%	$53,411	4.5%	$51,100
Other sales	3,555	17.6%	3,023	12.3%	2,691
Total Sales	$60,553	7.3%	$56,434	4.9%	$53,791

Our total sales rose as a result of increased identical supermarket sales and square footage growth, as well as inflation in fuel and other commodities.

We define a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Differences between total supermarket sales and identical supermarket sales primarily relate to changes in supermarket square footage. We calculate annualized identical supermarket sales based on a summation of four quarters of identical supermarket sales. Our identical supermarket sales results are summarized in the table below.

Identical Supermarket Sales
(in millions)

	2005	2004
Including fuel centers	$54,144	$51,413
Excluding fuel centers	$50,866	$49,154

Including fuel centers	5.3%	2.1%
Excluding fuel centers	3.5%	0.8%

We define a supermarket as comparable store when it has been in operation for five full quarters, including expansions and relocations. We calculate annualized comparable supermarket sales based on a summation of four quarters of comparable sales. Our annualized comparable supermarket sales results are summarized in the table below.

Comparable Supermarket Sales
(in millions)

	2005	2004
Including supermarket fuel centers	$55,607	$52,514
Excluding supermarket fuel centers	$52,200	$50,226

Including supermarket fuel centers	5.9%	2.6%
Excluding supermarket fuel centers	3.9%	1.3%

FIFO Gross Margin

We calculate First-In, First-Out (“FIFO”) Gross Margin as follows: Sales minus merchandise costs plus Last-In, First-Out (“LIFO”) charge (credit). Merchandise costs include advertising, warehousing and transportation, but exclude depreciation expense and rent expense. FIFO gross margin is an important measure used by our management to evaluate merchandising and operational effectiveness. Our FIFO gross margin rates were 24.80%, 25.38% and 26.38% in 2005, 2004 and 2003, respectively. Excluding the effect of retail fuel operations, our FIFO gross margin rates were 26.69%, 26.73% and 27.31% in 2005, 2004 and 2003, respectively. The growth in our retail fuel sales lowers our FIFO gross margin rate due to the very low FIFO gross margin on retail fuel sales as compared to non-fuel sales. The declining rates on our non-fuel sales reflect our continued investment in lower retail prices for our customers. In 2005, improvements in shrink, advertising and warehousing costs helped offset higher energy costs and our investments in targeted retail price reductions for our customers. We estimate higher energy costs decreased our FIFO gross margin rate on non-fuel sales by 5 basis points in 2005.

Operating, General and Administrative Expenses

Operating, general and administrative (“OG&A”) expenses consist primarily of employee-related costs such as wages, health care benefit costs and retirement plan costs. Among other items, rent expense, depreciation and amortization expense, and interest expense are not included in OG&A. OG&A expenses, as a percent of sales, were 18.21%, 18.76% and 19.25% in 2005, 2004 and 2003, respectively. Excluding the effect of retail fuel operations, our OG&A rates were 19.68%, 19.81% and 19.98% in 2005, 2004 and 2003, respectively. The growth in our retail fuel sales lowers our OG&A rate due to the very low OG&A rate on retail fuel sales as compared to non-fuel sales. The declining rate on non-fuel sales was primarily the result of our continued recovery in southern California, strong identical supermarket sales growth, labor productivity improvements, lower health care costs and $12.9 million of settlement income related to a previous class-action credit card lawsuit. These improvements were partially offset by increased pension costs, credit card fees and incentive plan expenses, increases in reserves for certain legal matters, the writedown to fair market value of assets held for sale, and the effects of hurricanes Katrina and Rita. We estimate higher energy costs increased our 2005 OG&A rate on non-fuel sales by 7 basis points.

Rent Expense

Rent expense was $661 million in 2005, as compared to $680 million and $657 million in 2004 and 2003, respectively. The decrease in rent expense reflects our continued emphasis on ownership of real estate. The decline from 2004 was also affected by a decrease in charges for the net present value of lease liabilities recorded for store closings.

Depreciation Expense

Depreciation expense was $1,265 million, $1,256 million and $1,209 million for 2005, 2004 and 2003, respectively. The slight increase in depreciation expense in 2005 was the result of current capital expenditures of $1.3 billion. Capital expenditures in 2004 and 2003 were $1.6 billion and $2.0 billion, respectively.

Interest Expense

Net interest expense totaled $510 million, $557 million and $604 million for 2005, 2004 and 2003, respectively. The decrease in interest expense is the result of lower average borrowings. During 2005, we reduced total debt

$739 million from $8.0 billion as of January 29, 2005 to $7.2 billion as of January 28, 2006. Interest expense in 2004 and 2003 included $25 million and $18 million, respectively, related to the early retirement of debt.

Income Taxes

Our effective income tax rate was 37.2%, 136.4% and 61.4% for 2005, 2004 and 2003, respectively. The effective tax rates for 2004 and 2003 differ from the effective tax rate for 2005 due to the impairment of non-deductible goodwill in 2004 and 2003. The effective income tax rates also differ from the expected federal statutory rate in all years presented due to the effect of state taxes.

COMMON STOCK REPURCHASE PROGRAM

We maintain a trading plan under Securities Exchange Act Rule 10b5-1 to allow for our repurchase of Kroger common stock, from time to time, even though we may be aware of material non-public information, as long as purchases are made in accordance with the plan. We made open market purchases totaling $239 million, $291 million and $277 million under this repurchase program during fiscal 2005, 2004 and 2003, respectively. In addition to this repurchase program, in December 1999 we began a program to repurchase common stock to reduce dilution resulting from our employee stock option plans. This program is solely funded by proceeds from stock option exercises, including the tax benefit from these exercises. We repurchased approximately $13 million, $28 million and $24 million under the stock option program during 2005, 2004 and 2003, respectively.

CAPITAL EXPENDITURES

Capital expenditures, excluding acquisitions, totaled $1.3 billion in 2005 compared to $1.6 billion in 2004 and $2.0 billion in 2003. The decline in 2005 and 2004 was the result of our emphasis on the tightening of capital and increasing our focus on remodels, merchandising and productivity projects. Capital expenditures in 2003 included $202 million related to the purchase of assets previously financed under a synthetic lease. The table below shows our supermarket storing activity and our total food store square footage:

Supermarket Storing Activity

	2005	2004	2003
Beginning of year	2,532	2,532	2,488
Opened	28	41	44
Opened (relocation)	12	20	14
Acquired	1	15	25
Acquired (relocation)	—	3	5
Closed (operational)	(54)	(56)	(25)
Closed (relocation)	(12)	(23)	(19)
End of year	2,507	2,532	2,532
Total food store square footage (in millions)	142	141	140

CRITICAL ACCOUNTING POLICIES

We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner. Our significant accounting policies are summarized in Note 1 to the Consolidated Financial Statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

We believe that the following accounting policies are the most critical in the preparation of our financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

Self-Insurance Costs

We primarily are self-insured for costs related to workers’ compensation and general liability claims. The liabilities represent our best estimate, using generally accepted actuarial reserving methods, of the ultimate obligations for reported claims plus those incurred but not reported for all claims incurred through January 28, 2006. Case-reserves are established for reported claims using case-basis evaluation of the underlying claim data and are updated as information becomes known.

The liabilities for workers’ compensation claims are accounted for on a present value basis utilizing a risk-adjusted discount rate. The difference between the discounted and undiscounted workers’ compensation liabilities was $17 million as of January 28, 2006. For both workers’ compensation and general liability claims, we have purchased stop-loss coverage to limit our exposure to any significant exposure on a per claim basis. We are insured for covered costs in excess of these per claim limits. General liability claims are not discounted.

We are also similarly self-insured for property-related losses. We have purchased stop-loss coverage to limit our exposure to losses in excess of $10 million on a per claim basis.

The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can affect the amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can affect ultimate costs. Although our estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, any changes could have a considerable effect upon future claim costs and currently recorded liabilities.

Impairments of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we monitor the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If impairment is identified for long-lived assets to be held and used, we compare discounted future cash flows to the asset’s current carrying value. We record impairment when the carrying value exceeds the discounted cash flows. With respect to owned property and equipment held for disposal, the value of the property and equipment is adjusted to reflect recoverable values based on our previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal.

We perform impairment reviews at both the division and corporate levels. Generally, for reviews performed by local management, costs to reduce the carrying value of long-lived assets are reflected in the Consolidated Statements of Earnings as “Operating, general and administrative” expense. Costs to reduce the carrying value of long-lived assets that result from corporate-level strategic plans are separately identified in the Consolidated Statements of Earnings as “Asset impairment charges.”

The factors that most significantly affect the impairment calculation are our estimates of future cash flows. Our cash flow projections look several years into the future and include assumptions on variables such as inflation, the economy and market competition. Application of alternative assumptions and definitions, such as reviewing long-lived assets for impairment at a different organizational level, could produce significantly different results.

Goodwill

We review goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The reviews are performed at the operating division level. Generally, fair value represents a multiple of earnings, or discounted projected future cash flows, and is compared to the carrying value of a division for purposes of identifying potential impairment. Projected future cash flows are based on management’s knowledge of the current operating environment and expectations for the future. If potential for impairment is identified, the fair value of a division is measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. Goodwill impairment is recognized for any excess of the carrying value of the division’s goodwill over the implied fair value. Results of the goodwill impairment reviews performed during 2005, 2004 and 2003 are summarized in Note 4 to the Consolidated Financial Statements.

The annual impairment review requires the extensive use of accounting judgment and financial estimates. Application of alternative assumptions and definitions, such as reviewing goodwill for impairment at a different organizational level, could produce significantly different results. Similar to our policy on impairment of long-lived assets, the cash flow projections embedded in our goodwill impairment reviews can be affected by several items such as inflation, the economy and market competition.

Intangible Assets

In addition to goodwill, we have recorded intangible assets totaling $35 million, $20 million and $30 million for leasehold equities, liquor licenses and pharmacy prescription file purchases, respectively, at January 28, 2006. Balances at January 29, 2005, were $40 million, $20 million and $29 million for lease equities, liquor licenses and pharmacy prescription files, respectively. Leasehold equities are amortized over the remaining life of the lease. Owned liquor licenses are not amortized, while liquor licenses that must be renewed are amortized over their useful lives. Pharmacy prescription file purchases are amortized over seven years. These assets are considered annually during our testing for impairment.

Store Closing Costs

We provide for closed store liabilities relating to the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. We estimate the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

We estimate subtenant income, future cash flows and asset recovery values based on our experience and knowledge of the market in which the closed store is located, our previous efforts to dispose of similar assets and current economic conditions. However, the ultimate cost of the disposition of the leases and the related assets is affected by current real estate markets, inflation rates and general economic conditions.

Owned stores held for disposal are reduced to their estimated net realizable value. Costs to reduce the carrying values of property, equipment and leasehold improvements are accounted for in accordance with our policy on impairment of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in “Merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred.

Post-Retirement Benefit Plans

(a)	Company-sponsored Pension Plans

The determination of our obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent upon our selection of assumptions used by actuaries in calculating those amounts. Those assumptions are described in Note 17 to the Consolidated Financial Statements and include, among others, the discount rate, the expected long-term rate of return on plan assets, average life expectancy and the rate of increases in compensation and health care costs. In accordance with Generally Accepted Accounting Principles (“GAAP”), actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions, including the discount rate used and the expected return on plan assets, may materially affect our pension and other post-retirement obligations and our future expense. Note 17 to the Consolidated Financial Statements discusses the effect of a 1% change in the assumed health care cost trend rate on other post-retirement benefit costs and the related liability.

The objective of our discount rate assumption was to reflect the rate at which the pension benefits could be effectively settled. In making this determination, we took into account the timing and amount of benefits that would be available under the plan. Our methodology for selecting the discount rate as of year-end 2005 was to match the plan’s cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity. Benefit cash flows due in a particular year can be “settled” theoretically by “investing” them in the zero-coupon bond that matures in the same year. The discount rate is the single rate that produces the same present value of cash flows. The selection of the 5.70% discount rate as of year-end 2005 represents the equivalent single rate under a broad-market AA yield curve constructed by our outside consultant, Mercer Human Resource Consulting. We utilized a discount rate of 5.75% for year-end 2004. The 5 basis point reduction in the discount rate increased the projected pension benefit obligation as of January 28, 2006, by approximately $12 million.

To determine the expected return on pension plan assets, we consider current and forecasted plan asset allocations as well as historical and forecasted returns on various asset categories. For 2005, we assumed a pension plan investment return rate of 8.5%, consistent with 2004. Our pension plan’s average return was 9.6% for the 10 calendar years ended December 31, 2005, net of all investment management fees and expenses. Our actual return for the pension plan calendar year ending December 31, 2005, on that same basis, was 10.3%. We believe the pension return assumption is appropriate because we do not expect that future returns will achieve the same level of performance as the historical average annual return. We have been advised that during 2006 and 2007, the trustees plan to reduce from 61% to 42% the allocation of pension plan assets to domestic and international equities and increase from 12% to 30% the allocation to non-core assets, including inflation-linked bonds, commodities, hedge funds and real estate. Furthermore, in order to augment the return on domestic equities and investment grade debt securities during 2006 and 2007, the trustees plan to increase hedge funds within these sectors from 3% to 15%. Collectively, these changes should improve the diversification of pension plan assets. The trustees expect these changes to have little effect on the total return but will reduce the expected volatility of the return. See Note 17 to the Consolidated Financial Statements for more information on the asset allocations of pension plan assets.

Sensitivity to changes in the major assumptions used in the calculation of Kroger’s pension plan liabilities for the Qualified Plans is illustrated below (in millions).

	Percentage Point Change	Projected Benefit Obligation Decrease/(Increase)	Expense Decrease/(Increase)
Discount Rate	± 1.0%	$277/($315)	$27/($33)
Expected Return on Assets	± 1.0%	—	$15/($15)

In 2005, we updated the mortality table used to determine average life expectancy in the calculation of our pension obligation to the RP-2000 Projected to 2015 mortality table. The change in this assumption increased our projected benefit obligation approximately $93 million and is reflected in unrecognized actuarial (gain) loss as of the measurement date.

We contributed $300 million, $35 million and $100 million to our Company-sponsored pension plans in 2005, 2004 and 2003, respectively. Although we are not required to make cash contributions to our Company-sponsored pension plans during fiscal 2006, we made a $150 million cash contribution to our qualified pension plans on March 27, 2006. Additional contributions may be made if our cash flows from operations exceed our expectations. We expect any elective contributions made during 2006 will decrease our required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions.

(b)	Multi-Employer Plans

We also contribute to various multi-employer pension plans based on obligations arising from most of our collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

We recognize expense in connection with these plans as contributions are funded, in accordance with GAAP. We made contributions to these plans, and recognized expense, of $196 million in 2005, $180 million in 2004, and $169 million in 2003. We estimate we would have contributed an additional $2 million in 2004 and $13 million in 2003, but our obligation to contribute was suspended during the southern California and West Virginia labor disputes.

Based on the most recent information available to us, we believe that the present value of actuarial accrued liabilities in most or all of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. We have attempted to estimate the amount by which these liabilities exceed the assets, i.e., the amount of underfunding, as of December 31, 2005. Because Kroger is only one of a number of employers contributing to these plans, we also have attempted to estimate the ratio of Kroger’s contributions to the total of all contributions to these plans in a year as a way of assessing Kroger’s “share” of the underfunding. As of December 31, 2005, we estimate that Kroger’s share of the underfunding of multi-employer plans to which Kroger contributes was $1.0 to $1.3 billion, pre-tax, or $625 million to $813 million, after-tax. This is consistent with the amount of underfunding estimated as of December 31, 2004. Our estimate is based on the best information available to us including actuarial evaluations and other data (that include the estimates of others), and such information may be outdated or otherwise unreliable. Our estimate is imprecise and not necessarily reliable.

We have made and disclosed this estimate not because this underfunding is a direct liability of Kroger. Rather, we believe the underfunding is likely to have important consequences. We expect our contributions to these multi-employer plans will continue to increase each year, and therefore the expense we recognize under GAAP will increase. In 2005, our contributions to these plans increased approximately 9% over the prior year. We expect our contributions to increase by approximately five percent in 2006 and each year thereafter. The amount of increases in 2006 and beyond has been favorably affected by the labor agreements negotiated in southern California and elsewhere during 2005 and 2004, as well as by related trustee actions. Although underfunding can result in the imposition of excise taxes on contributing employers, increased contributions can reduce underfunding so that excise taxes are not triggered. Our estimate of future contribution increases takes into account the avoidance of those taxes. Finally, underfunding means that, in the event we were to exit certain markets or otherwise cease making contributions to these funds, we could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with SFAS No. 87, Employer’s Accounting for Pensions.

The amount of underfunding described above is an estimate and is disclosed for the purpose described. The amount could decline, and Kroger’s future expense would be favorably affected, if the values of net assets held in the trust significantly increase or if further changes occur through collective bargaining, trustee action or favorable legislation. On the other hand, Kroger’s share of the underfunding would increase and Kroger’s future expense could be adversely affected if net asset values decline, if employers currently contributing to these funds cease participation or if changes occur through collective bargaining, trustee action or adverse legislation.

Deferred Rent

We recognize rent holidays, including the time period during which we have access to the property for construction of buildings or improvements, as well as construction allowances and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Consolidated Balance Sheets.

Tax Contingencies

Various taxing authorities periodically audit our income tax returns. These audits include questions regarding our tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, we record allowances for probable exposures. A number of years may elapse before a particular matter, for which we have established an allowance, is audited and fully resolved. As of January 28, 2006, tax years 2002 through 2004 were undergoing examination by the Internal Revenue Service.

The establishment of our tax contingency allowances relies on the judgment of management to estimate the exposures associated with our various filing positions. Although management believes those estimates and judgments are reasonable, actual results could differ, resulting in gains or losses that may be material to our Consolidated Statements of Operations.

To the extent that we prevail in matters for which allowances have been established, or are required to pay amounts in excess of these allowances, our effective tax rate in any given financial statement period could be materially affected. An unfavorable tax settlement could require use of cash and result in an increase in our effective tax rate in the year of resolution. A favorable tax settlement would be recognized as a reduction in our effective tax rate in the year of resolution.

Stock Option Plans

We apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for our stock option plans. Accordingly, because the exercise price of the option granted equals the market value of the underlying stock on the option grant date, no stock-based compensation expense is included in net earnings, other than expenses related to restricted stock awards. Notes 1 and 12 to the Consolidated Financial Statements describe the effect on net earnings if compensation cost for all options had been determined based on the fair market value at the grant date for awards, consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123R”), which replaces SFAS No. 123, supersedes APB No. 25 and related interpretations and amends SFAS No. 95, Statement of Cash Flows. The provisions of SFAS No. 123R are similar to those of SFAS No. 123; however, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements as compensation cost based on their fair value on the date of grant. Fair value of share-based awards will be determined using option pricing models (e.g., Black-Scholes or binomial models) and assumptions that appropriately reflect the specific circumstances of the awards. Compensation cost will be recognized over the vesting period based on the fair value of awards that actually vest. We expect to adopt SFAS No. the adoption of SFAS No. 123R to reduce net earnings by $0.05-$0.06 per diluted share during fiscal 2006.

Inventories

Inventories are stated at the lower of cost (principally on a LIFO basis) or market. In total, approximately 98% of inventories for 2005 and 2004, respectively, were valued using the LIFO method. Cost for the balance of the inventories was determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $400 million at January 28, 2006, and by $373 million at January 29, 2005. We follow the Link-Chain, Dollar-Value LIFO method for purposes of calculating our LIFO charge or credit.

The item-cost method of accounting to determine inventory cost before the LIFO adjustment is followed for substantially all store inventories at our supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the actual cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory and purchasing levels when compared to the methodology followed under the retail method of accounting.

We evaluate inventory shortages throughout the year based on actual physical counts in our facilities. We record allowances for inventory shortages based on the results of recent physical counts to provide for estimated shortages from the last physical count to the financial statement date.

Vendor Allowances

We recognize all vendor allowances as a reduction in merchandise costs when the related product is sold. In most cases, vendor allowances are applied to the related product by item, and therefore reduce the carrying value of inventory by item. When it is not practicable to allocate vendor allowances to the product by item, vendor allowances are recognized as a reduction in merchandise costs based on inventory turns and recognized as the product is sold. In fiscal 2005 and 2004, we recognized approximately $3.2 billion and $3.1 billion, respectively, of vendor allowances as a reduction in merchandise costs. More than 80% of all vendor allowances were recognized in the item cost with the remainder being based on inventory turns.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow Information

Net cash provided by operating activities

We generated $2,192 million of cash from operations in 2005 compared to $2,330 million in 2004 and $2,215 million in 2003. In addition to changes in net earnings, changes in our operating assets and liabilities also affect the amount of cash provided by our operating activities. During 2005, we realized a $128 million increase in cash from changes in operating assets and liabilities, compared to a $103 and $247 million decrease during 2004 and 2003, respectively. These amounts are net of cash contributions to our Company-sponsored pension plan totaling $300 million in 2005, $35 million in 2004 and $100 million in 2003.

The amount of cash paid for income taxes in 2005 was higher than the amounts paid in 2004 and 2003 due to higher net earnings. In addition, the bonus depreciation provision, which expired in December 2004, reduced our cash taxes in 2004 and 2003. This benefit reversed in 2005. This provision increased our cash taxes by approximately $108 million in 2005 and reduced our cash taxes by approximately $90 million and $122 million in 2004 and 2003, respectively.

Net cash used by investing activities

Cash used by investing activities was $1,279 million in 2005, compared to $1,608 million in 2004 and $2,026 million in 2003. The amount of cash used by investing activities decreased in 2005 and 2004 due to reduced capital expenditures. Refer to the Capital Expenditures section for an overview of our supermarket storing activity during the last three years.

Net cash used by financing activities

Financing activities used $847 million of cash in 2005 compared to $737 million in 2004 and $201 million in 2003. The increase in cash used by financing in 2005 was due to a decrease in long-term debt issuances. The increases in 2005 and 2004 over 2003 are primarily due to the amount of cash used to reduce our outstanding debt.

Debt Management

Total debt, including both the current and long-term portions of capital leases and financing obligations, decreased $739 million to $7.2 billion as of year-end 2005 from $8.0 billion as of year-end 2004. Total debt decreased $393 million to $8.0 billion as of year-end 2004 from $8.4 billion as of year-end 2003. The decreases were primarily the result of using cash flow from operations to reduce outstanding debt.

Our total debt balances were also affected by our prefunding of employee benefit costs and by the mark-to-market adjustments necessary to record fair value interest rate hedges of our fixed rate debt, pursuant to SFAS No. 133. We had prefunded employee benefit costs of $300 million at year-end 2005, 2004 and 2003. The mark-to-market adjustments increased the carrying value of our debt by $27 million, $70 million and $104 million as of year-end 2005, 2004 and 2003, respectively.

Factors Affecting Liquidity

We currently borrow on a daily basis approximately $15 million under our F2/P2/A3 rated commercial paper (“CP”) program. These borrowings are backed by our credit facilities, and reduce the amount we can borrow under the credit facilities. We have capacity available under our credit facilities to backstop all CP amounts outstanding. If our credit rating declined below its current level of BBB/ Baa2/BBB-, the ability to borrow under our current CP program could be adversely affected for a period of time immediately following the reduction of our credit rating. This could require us to borrow additional funds under the credit facilities, under which we believe we have sufficient capacity. Borrowings under the credit facilities may be more costly than the money we borrow under our current CP program, depending on the current interest rate environment. However, in the event of a ratings decline, we do not anticipate that access to the CP markets currently available to us would be significantly limited for an extended period of time (i.e., in excess of 30 days). Although our ability to borrow under the credit facilities is not affected by our credit rating, the interest cost on borrowings under the credit facilities would be affected by a decrease in our credit rating or a decrease in our Applicable Percentage Ratio.

Our credit facilities also require the maintenance of a Leverage Ratio and a Fixed Charge Coverage Ratio (our “financial covenants”). A failure to maintain our financial covenants would impair our ability to borrow under the credit facilities. These financial covenants and ratios are described below:

•	Our Applicable Percentage Ratio (the ratio of Consolidated EBITDA to Consolidated Total Interest Expense, as defined in the credit facilities) was 6.70 to 1 as of January 28, 2006. If this ratio declined to below 4.75 to 1, the cost of our borrowings under the credit facilities would increase at least 0.13%. The cost of our borrowings under the credit facilities would be similarly affected by a one-level downgrade in our credit rating.

•	Our Leverage Ratio (the ratio of Net Debt to Consolidated EBITDA, as defined in the credit facilities) was 2.23 to 1 as of January 28, 2006. If this ratio exceeded 3.50 to 1, we would be in default of our credit facilities and our ability to borrow under these facilities would be impaired.

•	Our Fixed Charge Coverage Ratio (the ratio of Consolidated EBITDA plus Consolidated Rental Expense to Consolidated Cash Interest Expense plus Consolidated Rental Expense, as defined in the credit facilities) was 3.38 to 1 as of January 28, 2006. If this ratio fell below 1.70 to 1, we would be in default of our credit facilities and our ability to borrow under these facilities would be impaired.

Consolidated EBITDA, as defined in our credit facilities, includes an adjustment for unusual gains and losses. Our credit agreements are more particularly described in Note 7 to the Consolidated Financial Statements. We were in compliance with our financial covenants at year-end 2005.

The tables below illustrate our significant contractual obligations and other commercial commitments, based on year of maturity or settlement, as of January 28, 2006 (in millions of dollars):

	2006	2007	2008	2009	2010	Thereafter	Total
Contractual Obligations
Long-term debt	$527	$527	$1,000	$912	$42	$3,739	$6,747
Interest on long-term debt (1)	480	423	329	303	250	1,922	3,707
Capital lease obligations	61	57	54	52	51	344	619
Operating lease obligations	784	732	684	635	588	4,075	7,498
Charitable contributions	14	—	—	—	—	—	14
Minimum contributions to Company-sponsored pension plans	—	—	—	—	—	—	—
Low-income housing obligations	47	6	2	—	—	—	55
Financed lease obligations	11	11	11	11	11	159	214
Construction commitments	95	—	—	—	—	—	95
Purchase obligations	362	60	18	5	1	—	446
Total	$2,381	$1,816	$2,098	$1,918	$943	$10,239	$19,395

Other Commercial Commitments
Credit facilities	$—	$—	$—	$—	$—	$—	$—
Standby letters of credit	314	—	—	—	—	—	314
Surety bonds	106	—	—	—	—	—	106
Guarantees	11	—	—	—	—	—	11
Total	$431	$—	$—	$—	$—	$—	$431

(1)	Amounts include contractual interest payments using the interest rate as of January 28, 2006 applicable to Kroger’s variable interest debt instruments, excluding commercial paper borrowings due to the short-term nature of these borrowings, and stated fixed interest rates for all other debt instruments.

Although we are not required to make cash contributions to our Company-sponsored pension plans during fiscal 2006, we made a $150 million cash contribution to our qualified pension plans on March 27, 2006. Additional contributions may be made if our cash flows from operations exceed our expectations. We expect any elective contributions made during 2006 will reduce our minimum required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions. At this time, it is not reasonably practicable to estimate contribution amounts for 2007 and beyond.

Our construction commitments include funds owed to third parties for projects currently under construction. These amounts are reflected in other current liabilities in our Consolidated Balance Sheets.

Our purchase obligations include commitments to be utilized in the normal course of business, such as several contracts to purchase raw materials utilized in our manufacturing plants and several contracts to purchase energy to be used in our stores and manufacturing facilities. Our obligations also include management fees for facilities operated by third parties. Any upfront vendor allowances or incentives associated with outstanding purchase commitments are recorded as either current or long-term liabilities in our Consolidated Balance Sheets.

As of January 28, 2006, we maintained a five-year revolving credit facility totaling $1.8 billion, which terminates in 2010. In addition, we maintained a $700 million five-year credit facility that terminates in 2007. Outstanding borrowings under the credit agreements and commercial paper borrowings, and some outstanding letters of credit, reduce funds available under the credit facilities. In addition to the credit facilities, we maintain a $50 million money market line, borrowings under which also reduce the funds available under our credit facilities. The money market line borrowings allow us to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreements. As of January 28, 2006, we had no outstanding borrowings under our credit agreements and commercial paper program. We had no borrowings under the money market line as of January 28, 2006. The outstanding letters of credit that reduced the funds available under our credit facilities totaled $303 million as of January 28, 2006.

In addition to the available credit mentioned above, as of January 28, 2006, we had available for issuance $1.2 billion of securities under a shelf registration statement filed with the SEC and declared effective on December 9, 2004.

We also maintain surety bonds related primarily to our self-insured insurance costs. These bonds are required by most states in which we are self-insured for workers’ compensation and general liability exposures, and are made with third-party insurance providers to insure payment of our obligations in the event we are unable to make those payments. These bonds do not represent liabilities of Kroger, as we already have liabilities on our books for the insurance costs. However, we do pay annual maintenance fees to have these bonds in place. Market changes may make the surety bonds more costly and, in some instances, availability of these bonds may become more limited, which could affect our costs of or access to such bonds. Although we do not believe increased costs or decreased availability would significantly effect our ability to access these surety bonds, if this does become an issue, we likely would issue letters of credit against our credit facilities to meet the state bonding requirements. This could increase our cost and decrease the funds available under our credit facilities.

Most of our outstanding public debt is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of its subsidiaries. See Note 19 to the Consolidated Financial Statements for a more detailed discussion of those arrangements. In addition, we have guaranteed half of the indebtedness of three real estate joint ventures in which we are a partner with 50% ownership. Our share of the responsibility for this indebtedness, should the partnerships be unable to meet their obligations, totals approximately $11 million. Based on the covenants underlying this indebtedness as of January 28, 2006, it is unlikely that we will be responsible for repayment of these obligations.

We also are contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. We could be required to satisfy obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of our assignments among third parties, and various other remedies available to us, we believe the likelihood that we will be required to assume a material amount of these obligations is remote. We have agreed to indemnify certain third-party logistics operators for certain expenses, including pension trust fund withdrawal liabilities.

In addition to the above, we enter into various indemnification agreements and take on indemnification obligations in the ordinary course of business. Such arrangements include indemnities against third party claims arising out of agreements to provide services to Kroger; indemnities related to the sale of our securities; indemnities of directors, officers and employees in connection with the performance of their work; and indemnities of individuals serving as fiduciaries on benefit plans. While Kroger’s aggregate indemnification obligation could result in a material liability, we are aware of no current matter that we expect to result in a material liability

Financial Risk Management

We use derivative financial instruments primarily to manage our exposure to fluctuations in interest rates and, to a lesser extent, adverse fluctuations in commodity prices and other market risks. We do not enter into derivative financial instruments for trading purposes. As a matter of policy, all of our derivative positions are intended to reduce risk by hedging an underlying economic exposure. Because of the high correlation between the hedging instrument and the underlying exposure, fluctuations in the value of the instruments generally are offset by reciprocal changes in the value of the underlying exposure. The interest rate derivatives we use are straightforward instruments with liquid markets.

We manage our exposure to interest rates and changes in the fair value of our debt instruments primarily through the strategic use of variable and fixed rate debt, and interest rate swaps. Our current program relative to interest rate protection contemplates both fixing the rates on variable rate debt and hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, we use the following guidelines: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $2.5 billion or less, (iii) include no leveraged products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

As of January 28, 2006, we maintained ten interest rate swap agreements, with notional amounts totaling approximately $1,375 million, to manage our exposure to changes in the fair value of our fixed rate debt resulting from interest rate movements by effectively converting a portion of our debt from fixed to variable rates. These agreements mature at varying times between July 2006 and January 2015. Variable rates for our agreements are based on U.S. dollar London Interbank Offered Rate (“LIBOR”). The differential between fixed and variable rates to be paid or received is accrued as interest rates change in accordance with the agreements and is recognized over the life of the agreements as an adjustment to interest expense. These interest rate swap agreements are being accounted for as fair value hedges. As of January 28, 2006, other long-term liabilities totaling $34 million were recorded to reflect the fair value of these agreements, offset by decreases in the fair value of the underlying debt.

In addition, as of January 28, 2006, we maintained three forward-starting interest rate swap agreements, with notional amounts totaling $750 million, to manage our exposure to changes in future benchmark interest rates. A forward-starting interest rate swap is an agreement that effectively hedges future benchmark interest rates, including general corporate spreads, on debt for an established period of time. We entered into the forward-starting interest rate swaps in order to lock in fixed interest rates on our forecasted issuance of debt in fiscal 2007 and 2008. Accordingly, these instruments have been designated as cash flow hedges for our forecasted debt issuances. Two of these swaps have ten-year terms, with the remaining swap having a twelve-year term, beginning with the issuance of the debt. The average fixed rate for these instruments is 5.14%, and the variable rate will be determined at the inception date of the swap. As of January 28, 2006, we had recorded other long-term liabilities totaling $2 million to reflect the fair value of these agreements.

During 2003, we terminated six interest rate swap agreements that were accounted for as fair value hedges. Approximately $114 million of proceeds received as a result of these terminations were recorded as adjustments to the carrying values of the underlying debt and are being amortized over the remaining lives of the debt. As of January 28, 2006, the unamortized balances totaled approximately $63 million.

Annually, we review with the Financial Policy Committee of our Board of Directors compliance with the guidelines. The guidelines may change as our business needs dictate.

The tables below provide information about our interest rate derivatives and underlying debt portfolio as of January 28, 2006. The amounts shown for each year represent the contractual maturities of long-term debt, excluding capital leases, and the average outstanding notional amounts of interest rate derivatives as of January 28, 2006. Interest rates reflect the weighted average for the outstanding instruments. The variable component of each interest rate derivative and the variable rate debt is based on U.S. dollar LIBOR using the forward yield curve as of January 28, 2006.

The Fair-Value column includes the fair-value of our debt instruments and interest rate derivatives as of January 28, 2006. Refer to Notes 7, 8 and 9 to the Consolidated Financial Statements:

	Expected Year of Maturity
	2006	2007	2008	2009	2010	Thereafter	Total	Fair Value
	(In millions)
Debt
Fixed rate	$(519)	$(526)	$(994)	$(896)	$(35)	$(3,639)	$(6,609)	$(6,900)
Average interest rate	7.78%	7.78%	7.27%	7.76%	8.98%	6.66%
Variable rate	$(8)	$(1)	$(6)	$(16)	$(7)	$(100)	$(138)	$(138)
Average interest rate	3.29%	3.32%	3.33%	3.38%	3.42%	3.80%

	Average Notional Amounts Outstanding
	2006	2007	2008	2009	2010	Thereafter	Total	Fair Value
	(In millions)
Interest Rate Derivatives
Variable to fixed	$—	$—	$—	$—	$—	$—	$—	$—
Average pay rate
Average receive rate
Fixed to variable	$1,238	$1,050	$363	$300	$300	$300	$1,375	$(34)
Average pay rate	8.02%	7.78%	5.71%	5.16%	5.23%	5.26%
Average receive rate	6.90%	6.74%	5.38%	4.95%	4.95%	4.95%

Commodity Price Protection

We enter into purchase commitments for various resources, including raw materials utilized in our manufacturing facilities and energy to be used in our stores, manufacturing facilities and administrative offices. We enter into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which we expect to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales. For any commitments for which we do not expect to take delivery and, as a result, will require net settlement, the contracts are marked to fair value on a quarterly basis.

Some of the product we purchase is shipped in corrugated cardboard packaging. We sell corrugated cardboard when it is economical to do so. In the fourth quarter of 2004, we entered into six derivative instruments to protect us from declining corrugated cardboard prices. These derivatives contain a three-year term. None of the contracts, either individually or in the aggregate, hedge more than 50% of our expected corrugated cardboard sales. The instruments do not qualify for hedge accounting, in accordance with SFAS No. 133, Accounting for Derivative Investments and Hedging Activities, as amended. Accordingly, changes in the fair value of these instruments are marked-to-market in our Consolidated Statement of Operations in OG&A expenses. As of January 28, 2006, an other asset totaling $3 million had been recorded for the instruments.

RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123R”), which replaces SFAS No. 123, supersedes APB No. 25 and related interpretations and amends SFAS No. 95, Statement of Cash Flows. The provisions of SFAS No. 123R are similar to those of SFAS No. 123; however, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements as compensation cost based on their fair value on the date of grant. Fair value of share-based awards will be determined using option pricing models (e.g. Black-Scholes or binomial models) and assumptions that appropriately reflect the specific circumstances of the awards. Compensation cost will be recognized over the vesting period based on the fair value of awards that actually vest.

Prior to the adoption of SFAS No. 123R, we are accounting for share-based compensation expense under the recognition and measurement provisions of APB No. 25, “Accounting for Stock Issued to Employees” and are following the accepted practice of recognizing share-based compensation expense over the explicit vesting period. SFAS No. 123R will require the immediate recognition at the grant date of the full share-based compensation expense for grants to retirement eligible employees, as the explicit vesting period is non-substantive. We expect to adopt SFAS No. 123R in the first quarter of 2006. We expect the adoption of SFAS No. 123R to reduce net earnings by $0.05-$0.06 per diluted share during fiscal 2006.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, which clarifies that inventory costs that are “abnormal” are required to be charged to expense as incurred as opposed to being capitalized into inventory as a product cost. SFAS No. 151 provides examples of “abnormal” costs to include costs of idle facilities, excess freight and handling costs and spoilage. SFAS No. 151 will become effective for our fiscal year beginning January 29, 2006. The adoption of SFAS No. 151 is not expected to have a material effect on our Consolidated Financial Statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 requires retrospective application to prior periods financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change. SFAS No. 154 further requires a change in depreciation, amortization or depletion method for long-lived, non-financial assets to be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 will become effective for our fiscal year beginning January 29, 2006.

FASB Interpretation No. 47 (“FIN 47”) “Accounting for Conditional Asset Retirement Obligations” was issued by the FASB in March 2005. FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 became effective during fiscal 2005. The adoption of FIN 47 did not have a material effect on our Consolidated Financial Statements.

In November 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 04-10, “Determining Whether to Aggregate Operating Segments That Do No Meet the Quantitative Thresholds.” EITF No. 04-10 concludes that operating segments that do not meet the quantitative thresholds can be aggregated only if aggregation is consistent with the objectives and basic principles of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the segments have similar economic characteristics, and the segments share a majority of the aggregation criteria listed in (a)-(e) of paragraph 17 of SFAS No. 131. EITF No. 04-10 became effective for fiscal years ending after September 15, 2005, and did not have a material effect on our Consolidated Financial Statements.

In June 2005, the EITF reached a consensus on EITF Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased After Lease Inception or Acquired in a Business Combination.” EITF No. 05-6 requires that leasehold improvements acquired in a business combination be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewal periods deemed to be reasonably assured at the date of acquisition. EITF No. 05-6 further requires that leasehold improvements that are placed into service significantly after, and not contemplated at or near the beginning of the lease term, shall be amortized over the shorter of the useful life of the assets or a term that includes the required lease periods and any renewal periods deemed to be reasonably assured at the date of acquisition. EITF No. 05-6 became effective for our second fiscal quarter beginning August 14, 2005. The adoption of EITF No. 05-6 did not have a material effect on our Consolidated Financial Statements.

In October 2005, the FASB issued FASB Staff Position (“FSP”) FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period.” FSP FAS 13-1 requires rental costs associated with building or ground leases incurred during a construction period to be recognized as rental expense. In addition, FSP FAS 13-1 requires lessees to cease capitalizing rental costs, as of December 15, 2005, for operating lease agreements entered into prior to December 15, 2005. Early adoption is permitted. The Company was already in compliance with the provisions of FSP FAS 13-1, therefore it had no effect on our Consolidated Financial Statements.

OUTLOOK

This discussion and analysis contains certain forward-looking statements about Kroger’s future performance. These statements are based on management’s assumptions and beliefs in light of the information currently available. Such statements relate to, among other things: projected change in net earnings; identical sales growth; expected pension plan contributions; our ability to generate operating cash flow; projected capital expenditures; square footage growth; opportunities to reduce costs; cash flow requirements; and our operating plan for the future; and are indicated by words such as “comfortable,” “committed,” “will,” “expect,” “goal,” “should,” “intend,” “target,” “believe,” “anticipate,” and similar words or phrases. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.

Statements elsewhere in this report and below regarding our expectations, projections, beliefs, intentions or strategies are forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties about the general economy, our labor relations, our ability to execute our plans on a timely basis and other uncertainties described below could cause actual results to differ materially.

•	We expect earnings per share growth of approximately 6% - 8% in 2006. This includes the effect of a 53rd week in fiscal 2006, which will be substantially offset by the expensing of stock options. We anticipate the expensing of stock options will reduce net earnings approximately $0.05 - $0.06 per diluted share. We also expect 2007 earnings per share growth to be approximately 6% - 8%, based on comparable 52-week results for 2006.

•	We expect identical food store sales growth, excluding fuel sales, to exceed 3.5% in 2006.

•	In fiscal 2006, we will continue to focus on driving sales growth and balancing investments in gross margin and improved customer service with operating cost reductions to provide a better shopping experience for our customers. We expect operating margins in southern California to improve slightly due to the continued recovery in that market, although we expect improvement in 2006 will be less than in 2005. We expect operating margins, excluding the effect of fuel sales, to hold steady in the balance of the Company.

•	We plan to use, over the long-term, one-third of cash flow for debt reduction and two-thirds for stock repurchase or payment of a cash dividend.

•	We expect to obtain sales growth from new square footage, as well as from increased productivity from existing locations.

•	Capital expenditures reflect our strategy of growth through expansion and acquisition, as well as focusing on productivity increase from our existing store base through remodels. In addition, we will continue our emphasis on self-development and ownership of real estate, logistics and technology improvements. The continued capital spending in technology is focused on improving store operations, logistics, manufacturing procurement, category management, merchandising and buying practices, and should reduce merchandising costs. We intend to continue using cash flow from operations to finance capital expenditure requirements. We expect capital investment for 2006 to be in the range of $1.7 - $1.9 billion, excluding acquisitions. Total food store square footage is expected to grow 1.5% - 2% before acquisitions and operational closings.

•	Based on current operating trends, we believe that cash flow from operations and other sources of liquidity, including borrowings under our commercial paper program and bank credit facilities, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future. We also believe we have adequate coverage of our debt covenants to continue to respond effectively to competitive conditions.

•	We expect that our OG&A results will be affected by increased costs, such as higher energy costs, pension costs and credit card fees, as well as any future labor disputes, offset by improved productivity from process changes, cost savings negotiated in recently completed labor agreements and leverage gained through sales increases.

•	We expect that our effective tax rate for 2006 will be approximately 37.5%.

•	We will continue to evaluate under-performing stores. We anticipate operational closings will continue at an above-historical rate.

•	We expect rent expense, as a percent of total sales and excluding closed-store activity, will decrease due to the emphasis our current strategy places on ownership of real estate.

•	We believe that in 2006 there will be opportunities to reduce our operating costs in such areas as administration, labor, shrink, warehousing and transportation. These savings will be invested in our core business to drive profitable sales growth and offer improved value and shopping experiences for our customers.

•	Although we are not required to make cash contributions during fiscal 2006, we made a $150 million cash contribution to our qualified pension plans on March 27, 2006. Additional contributions may be made if our cash flows from operations exceed our expectations. We expect any elective contributions made during 2006 will reduce our contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate pension obligations and future changes in legislation will determine the amounts of any additional contributions.

•	We expect our contributions to multi-employer pension plans to increase at 5% per year over the $196 million we contributed during 2005.

Various uncertainties and other factors could cause us to fail to achieve our goals. These include:

•	We have various labor agreements expiring in 2006, covering smaller groups of associates than those contracts negotiated in 2005. In all of these contracts, rising health care and pension costs will continue to be an important issue in negotiations. A prolonged work stoppage at a substantial number of stores could have a material effect on our results.

•	Our ability to achieve sales and earnings goals may be affected by: labor disputes; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including the inflationary and deflationary trends in certain commodities; stock repurchases; and the success of our future growth plans.

•	In addition to the factors identified above, our identical store sales growth could be affected by increases in Kroger private label sales, the effect of our “sister stores” (new stores opened in close proximity to an existing store) and reductions in retail pricing.

•	Our operating margins could fail to improve if our operations in southern California do not improve as expected or if we are unsuccessful at containing our operating costs.

•	We have estimated our exposure to the claims and litigation arising in the normal course of business, as well as in material litigation facing the Company, and believe we have made adequate provisions for them where it is reasonably possible to estimate and where we believe an adverse outcome is probable. Unexpected outcomes in these matters, however, could result in an adverse effect on our earnings.

•	The proportion of cash flow used to reduce outstanding debt, repurchase common stock or pay a cash dividend may be affected by the amount of outstanding debt available for pre-payments, changes in borrowing rates and the market price of Kroger common stock.

•	Consolidation in the food industry is likely to continue and the effects on our business, either favorable or unfavorable, cannot be foreseen.

•	Rent expense, which includes subtenant rental income, could be adversely affected by the state of the economy, increased store closure activity and future consolidation.

•	Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or the remaining terms of leases. Use of the straight-line method of depreciation creates a risk that future asset write-offs or potential impairment charges related to store closings would be larger than if an accelerated method of depreciation was followed.

•	Our effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities and the deductibility of certain expenses.

•	We believe the multi-employer pension funds to which we contribute are substantially underfunded, and we believe the effect of that underfunding will be the increased contributions we have projected over the next several years. Should asset values in these funds deteriorate, or if employers withdraw from these funds without providing for their share of the liability, or should our estimates prove to be understated, our contributions could increase more rapidly than we have anticipated.

•	The grocery retail industry continues to experience fierce competition from other traditional food retailers, supercenters, mass merchandisers, club or warehouse stores, drug stores and restaurants. Our continued success is dependent upon our ability to compete in this industry and to reduce operating expenses, including managing health care and pension costs contained in our collective bargaining agreements. The competitive environment may cause us to reduce our prices in order to gain or maintain share of sales, thus reducing margins. While we believe our opportunities for sustained profitable growth are considerable, unanticipated actions of competitors could adversely affect our sales.

•	Changes in laws or regulations, including changes in accounting standards, taxation requirements and environmental laws may have a material effect on our financial statements.

•	Changes in the general business and economic conditions in our operating regions, including the rate of inflation, population growth and employment and job growth in the markets in which we operate, may affect our ability to hire and train qualified employees to operate our stores. This would negatively affect earnings and sales growth. General economic changes may also affect the shopping habits of our customers, which could affect sales and earnings.

•	Changes in our product mix may negatively affect certain financial indicators. For example, we continue to add supermarket fuel centers to our store base. Since gasoline generates low profit margins, including generating decreased margins as the market price increases, we expect to see our FIFO gross profit margins decline as gasoline sales increase. Although this negatively affects our FIFO gross margin, gasoline sales provide a positive effect on operating, general and administrative expenses as a percent of sales.

•	Our ability to integrate any companies we acquire or have acquired, and achieve operating improvements at those companies, will affect our operations.

•	Our capital expenditures could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted or if our logistics and technology projects are not completed in the time frame expected or on budget.

•	Our expected square footage growth and the number of store projects completed during the year are dependent upon our ability to acquire desirable sites for construction of new facilities as well as the timing and completion of projects.

•	Interest expense could be adversely affected by the interest rate environment, changes in the Company’s credit ratings, fluctuations in the amount of outstanding debt, decisions to incur prepayment penalties on the early redemption of debt and any factor that adversely affects our operations that results in an increase in debt.

•	Our estimated expense of $0.05 - $0.06 per diluted share, from the adoption of SFAS No. 123-R, requiring the expensing of stock options, could vary if the assumptions that were used to calculate the expense prove to be inaccurate or are changed.

•	The amount we contribute to Company-sponsored pension plans could vary if the amount of cash flow that we generate differs from that expected.

•	Adverse weather conditions could increase the cost our suppliers charge for their products, or may decrease the customer demand for certain products. Additionally, increases in the cost of inputs, such as utility costs or raw material costs, could negatively affect financial ratios and earnings.

•	Although we presently operate only in the United States, civil unrest in foreign countries in which our suppliers do business may affect the prices we are charged for imported goods. If we are unable to pass on these increases to our customers, our FIFO gross margin and net earnings will suffer.

We cannot fully foresee the effects of changes in economic conditions on Kroger’s business. We have assumed economic and competitive situations will not change significantly for 2006.

Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking information. Accordingly, actual events and results may vary significantly from those included in, contemplated or implied by forward-looking statements made by us or our representatives.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareowners and Board of Directors of
The Kroger Co.:

We have completed integrated audits of The Kroger Co.’s January 28, 2006 and January 29, 2005 consolidated financial statements and of its internal control over financial reporting as of January 28, 2006, and an audit of its January 31, 2004 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

CONSOLIDATED FINANCIAL STATEMENTS

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and changes in shareowners’ equity present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at January 28, 2006 and January 29, 2005, and the results of their operations and their cash flows for each of the three years in the period ended January 28, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing on page A-1 of this Annual Report, that the Company maintained effective internal control over financial reporting as of January 28, 2006 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 28, 2006, based on criteria established in Internal Control – Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cincinnati, Ohio
April 7, 2006

THE KROGER CO.
CONSOLIDATED BALANCE SHEETS

(In millions)	January 28, 2006	January 29, 2005
ASSETS
Current assets
Cash and temporary cash investments	$210	$144
Deposits In-Transit	488	506
Receivables	680	661
Receivables – Taxes	6	167
FIFO Inventory	4,886	4,729
LIFO Credit	(400)	(373)
Prefunded employee benefits	300	300
Prepaid and other current assets	296	272
Total current assets	6,466	6,406
Property, plant and equipment, net	11,365	11,497
Goodwill, net	2,192	2.191
Other assets	459	397
Total Assets	$20,482	$20,491
LIABILITIES
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$554	$71
Accounts payable	3,550	3,598
Accrued salaries and wages	742	659
Deferred income taxes	217	286
Other current liabilities	1,652	1,721
Total current liabilities	6,715	6,335
Long-term debt including obligations under capital leases and financing obligations
Face value long-term debt including obligations under capital leases and financing obligations	6,651	7,830
Adjustment to reflect fair value interest rate hedges	27	70
Long-term debt including obligations under capital leases and financing obligations	6,678	7,900
Deferred income taxes	843	841
Other long-term liabilities	1,856	1,796
Total Liabilities	16,092	16,872
Commitments and Contingencies
SHAREOWNERS’ EQUITY
Preferred stock, $100 par, 5 shares authorized and unissued	—	—
Common stock, $1 par, 1,000 shares authorized: 927 shares issued in 2005 and 918 shares issued in 2004	927	918
Additional paid-in capital	2,536	2,432
Accumulated other comprehensive loss	(243)	(202)
Accumulated earnings	4,573	3,620
Common stock in treasury, at cost, 204 shares in 2005 and 190 shares in 2004	(3,403)	(3,149)
Total Shareowners’ Equity	4,390	3,619
Total Liabilities and Shareowners’ Equity	$20,482	$20,491

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.
CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended January 28, 2006, January 29, 2005, and January 31, 2004

(In millions, except per share amounts)	2005 (52 weeks)	2004 (52 weeks)	2003 (52 weeks)
Sales	$60,553	$56,434	$53,791
Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below	45,565	42,140	39,637
Operating, general and administrative	11,027	10,611	10,354
Rent	661	680	657
Depreciation and amortization	1,265	1,256	1,209
Goodwill impairment charge	—	904	471
Asset impairment charges	—	—	120
Operating Profit	2,035	843	1,343
Interest expense	510	557	604
Earnings before income tax expense	1,525	286	739
Income tax expense	567	390	454
Net earnings (loss)	$958	$(104)	$285
Net earnings (loss) per basic common share	$1.32	$(0.14)	$0.38
Average number of common shares used in basic calculation	724	736	747
Net earnings (loss) per diluted common share	$1.31	$(0.14)	$0.38
Average number of common shares used in diluted calculation	731	736	754

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended January 28, 2006, January 29, 2005 and January 31, 2004

(In millions)	2005 (52 weeks)	2004 (52 weeks)	2003 (52 weeks)
Cash Flows From Operating Activities:
Net earnings (loss)	$958	$(104)	$285
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	1,265	1,256	1,209
LIFO charge	27	49	34
Pension expense for Company-sponsored pension plans	138	117	92
Goodwill impairment charge	—	861	471
Asset impairment charges	—	—	120
Deferred income taxes	(63)	230	329
Other	39	59	22
Changes in operating assets and liabilities net of effects from acquisitions of businesses:
Store deposits in-transit	18	73	(363)
Inventories	(157)	(236)	(20)
Receivables	(19)	13	3
Prepaid expenses	31	(31	5
Accounts payable	(80)	167	44
Accrued expenses	162	(10)	132
Income taxes receivable (payable)	200	(86)	(62)
Contribution to company sponsored pension plans	(300)	(35)	(100)
Other	(27)	7	14
Net cash provided by operating activities	2,192	2,330	2,215
Cash Flows From Investing Activities:
Capital expenditures, excluding acquisitions	(1,306)	(1,634)	(2,000)
Proceeds from sale of assets	69	86	68
Payments for acquisitions, net of cash acquired	—	(25)	(87)
Other	(42)	(35)	(7)
Net cash used by investing activities	(1,279)	(1,608)	(2,026)
Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	14	616	347
Proceeds from lease-financing transactions	76	6	—
Payments on long-term debt	(103)	(701)	(816)
Borrowings (payments) on bank revolver	(694)	(309)	329
Debt prepayment costs	—	(25)	(17)
Financing charges incurred	—	(5)	(3)
Proceeds from issuance of capital stock	78	25	39
Treasury stock purchases	(252)	(319)	(301)
Cash received from interest rate swap terminations	—	—	114
Increase (decrease) in book overdrafts	34	(25)	107
Net cash used by financing activities	(847)	(737)	(201)
Net increase (decrease) in cash and temporary cash investments	66	(15)	(12)
Cash and temporary cash investments:
Beginning of year	144	159	171
End of year	$210	$144	$159
Disclosure of cash flow information:
Cash paid during the year for interest	$511	$590	$589
Cash paid during the year for income taxes	$431	$206	$139

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS’ EQUITY

Years Ended January 28, 2006, January 29, 2005 and January 31, 2004

	Common Stock			Treasury Stock
(In millions)	Shares	Amount	Additional Paid-In Capital	Shares	Amount	Accumulated Other Comprehensive Gain (Loss)	Accumulated Earnings	Total
Balances at February 1, 2003	908	$908	$2,317	150	$(2,521)	$(206)	$3,439	$3,937
Issuance of common stock:
Stock options and warrants exercised	4	4	35	—	—	—	—	39
Restricted stock issued	1	1	9	—	—	—	—	10
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	19	(301)	—	—	(301)
Stock options and restricted stock exchanged	—	—	—	1	(5)	(5)
Tax benefits from exercise of stock options and warrants	—	—	21	—	—	—	—	21
Other comprehensive gain, net of income tax of $(49)	—	—	—	—	—	82	—	82
Net earnings	—	—	—	—	—	—	285	285
Balances at January 31, 2004	913	913	2,382	170	(2,827)	(124)	3,724	4,068
Issuance of common stock:
Stock options and warrants exercised	4	4	25	—	—	—	—	29
Restricted stock issued	1	1	9	—	—	—	—	10
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	18	(294)	—	—	(294)
Stock options and restricted stock exchanged	—	—	—	2	(28)	—	—	(28)
Tax benefits from exercise of stock options and warrants	—	—	16	—	—	—	—	16
Other comprehensive loss net of income tax of $47	—	—	—	—	—	(78)	—	(78)
Net loss	—	—	—	—	—	—	(104)	(104)
Balances at January 29, 2005	918	918	2,432	190	(3,149)	(202)	3,620	3,619
Issuance of common stock:
Stock options and warrants exercised	8	8	57	—	—	—	—	65
Restricted stock issued	1	1	13	—	—	—	—	14
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	14	(239)	—	—	(239)
Stock options and restricted stock exchanged	—	—	—	—	(15)	—	—	(15)
Tax benefits from exercise of stock options and warrants	—	—	34	—	—	—	—	34
Other comprehensive loss net of income tax of $26	—	—	—	—	—	(41)	—	(41)
Other			(5)	(5)
Net earnings	—	—	—	—	—	—	958	958
Balances at January 28, 2006	927	$927	$2,536	204	$(3,403)	$(243)	$4,573	$4,390
Comprehensive income:
	2005	2004	2003
Net earnings (loss)	$958	$(104)	$285
Reclassification adjustment for losses included in net earnings (loss), net of income tax of $(14) in 2003	—	—	23
Unrealized gain (loss) on hedging activities, net of income tax of $(1) in 2005, $1 in 2004 and $(2) in 2003	1	(1)	3
Additional minimum pension liability adjustment, net of income tax of $26 in 2005, $46 in 2004 and $(33) in 2003	(42)	(77)	56
Comprehensive income (loss)	$917	$(182)	$367

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All amounts are in millions except per share amounts.
Certain prior-year amounts have been reclassified to conform to current year presentation.

1.	ACCOUNTING POLICIES

The following is a summary of the significant accounting policies followed in preparing these financial statements.

Description of Business, Basis of Presentation and Principles of Consolidation

The Kroger Co. (the “Company”) was founded in 1883 and incorporated in 1902. As of January 28, 2006, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The accompanying financial statements include the consolidated accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated.

Fiscal Year

The Company’s fiscal year ends on the Saturday nearest January 31. The last three fiscal years consist of the 52-week period ended January 28, 2006, the 52-week period ended January 29, 2005, and the 52-week period ended January 31, 2004.

Pervasiveness of Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

Inventories

Inventories are stated at the lower of cost (principally on a last-in, first-out “LIFO” basis) or market. In total, approximately 98% of inventories for 2005 and approximately 97% of inventories for 2004 were valued using the LIFO method. Cost for the balance of the inventories, including substantially all fuel inventories, was determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $400 at January 28, 2006 and $373 at January 29, 2005. The Company follows the Link-Chain, Dollar-Value LIFO method for purposes of calculating its LIFO charge or credit.

The item-cost method of accounting to determine inventory cost before the LIFO adjustment is followed for substantially all store inventories at the Company’s supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the actual cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory when compared to the retail method of accounting.

The Company evaluates inventory shortages throughout the year based on actual physical counts in its facilities. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages as of the financial statement date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Property, Plant and Equipment

Generally, property, plant and equipment are recorded at cost. Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets. Leasehold improvements are depreciated over the shorter of the remaining life of the lease term or the useful life of the asset. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years. Some store equipment acquired as a result of the Fred Meyer merger was assigned a 15-year life. The life of this equipment was not changed. All new purchases of store equipment are assigned lives varying from three to nine years. Leasehold improvements are amortized over the shorter of the lease term to which they relate, which vary from four to 25 years, or the useful life of the asset. Manufacturing plant and distribution center equipment is depreciated over lives varying from three to 15 years. Depreciation expense was $1,265 in 2005, $1,256 in 2004 and $1,209 in 2003.

Interest costs on significant projects constructed for the Company’s own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in net earnings.

Deferred Rent

The Company recognizes rent holidays, including the time period during which the Company has access to the property for construction of buildings or improvements, as well as construction allowances and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Company’s Consolidated Balance Sheets.

Goodwill

The Company reviews goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The reviews are performed at the operating division level. Generally, fair value represents a multiple of earnings, or discounted projected future cash flows, and is compared to the carrying value of a division for purposes of identifying potential impairment. Projected future cash flows are based on management’s knowledge of the current operating environment and expectations for the future. If potential for impairment is identified, the fair value of a division is measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. Goodwill impairment is recognized for any excess of the carrying value of the division’s goodwill over the implied fair value. Results of the goodwill impairment reviews performed during 2005, 2004 and 2003 are summarized in Note 4 to the Consolidated Financial Statements.

Intangible Assets

In addition to goodwill, the Company has recorded intangible assets totaling $35, $20 and $30 for leasehold equities, liquor licenses and pharmacy prescription file purchases, respectively at January 28, 2006. Balances at January 29, 2005 were $40, $20 and $29 for leasehold equities, liquor licenses and pharmacy prescription files, respectively. Leasehold equities are amortized over the remaining life of the lease. Owned liquor licenses are not amortized, while liquor licenses that must be renewed are amortized over their useful lives. Pharmacy prescription file purchases are amortized over seven years. These assets are considered annually during the Company’s testing for impairment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company monitors the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted future cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If impairment is identified for long-lived assets to be held and used, discounted future cash flows are compared to the asset’s current carrying value. Impairment is recorded when the carrying value exceeds the discounted cash flows. With respect to owned property and equipment held for sale, the value of the property and equipment is adjusted to reflect recoverable values based on previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal.

The Company performs impairment reviews at both the division and corporate levels. Generally, for reviews performed by local divisional management, costs to reduce the carrying value of long-lived assets for each of the years presented have been reflected in the Consolidated Statements of Earnings as “Operating, general and administrative” expense. Cost to reduce the carrying value of long-lived assets that result from corporate – level strategic plans are separately identified in the Consolidated Statements of Earnings as “Asset impairment charges.” See Note 3 to the Consolidated Financial Statements for details of asset impairment charges from corporate-level strategic plans recorded in 2003.

Store Closing Costs

All closed store liabilities related to exit or disposal activities initiated after December 31, 2002, are accounted for in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The Company provides for closed store liabilities relating to the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. The Company estimates the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

Owned stores held for disposal are reduced to their estimated net realizable value. Costs to reduce the carrying values of property, equipment and leasehold improvements are accounted for in accordance with our policy on impairment of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in “Merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following table summarizes accrual activity for future lease obligations of stores closed that were closed in the normal course of business, not part of a coordinated closing.

Future Lease Obligations
Balance at January 31, 2004	$35
Additions	28
Payments	(10)
Adjustments	12

Balance at January 29, 2005	65
Additions	10
Payments	(8)
Adjustments	(2)

Balance at January 28, 2006	$65

In addition, the Company maintained a $9 and $13 liability at January 28, 2006 and January 29, 2005, respectively, for store closing costs related to two distinct, formalized plans that coordinated the closing of several locations over a relatively short periods of time in 2000 and 2001 and a $2 and $4 liability at January 28, 2006 and January 29, 2005, respectively, for lease commitments through 2009 related to the consolidation of the Company’s Nashville division office. The change in these liabilities for each of the past two years relates to the payment of lease commitments.

Interest Rate Risk Management

The Company uses derivative instruments primarily to manage its exposure to changes in interest rates. The Company’s current program relative to interest rate protection and the methods by which the Company accounts for its derivative instruments are described in Note 8.

Commodity Price Protection

The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of the normal course of business. The Company’s current program relative to commodity price protection and the methods by which the Company accounts for its purchase commitments are described in Note 8.

Benefit Plans

The determination of the obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent on the selection of assumptions used by actuaries and the Company in calculating those amounts. Those assumptions are described in Note 17 and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and health care costs. In accordance with generally accepted accounting principles, actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the pension and other post-retirement obligations and future expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The Company also participates in various multi-employer plans for substantially all union employees. Pension expense for these plans is recognized as contributions are funded. Refer to Note 17 for additional information regarding the Company’s benefit plans.

Stock Option Plans

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. The Company grants options for common stock at an option price equal to the fair market value of the stock at the date of the grant. Accordingly, the Company does not record stock-based compensation expense for these options. The Company also makes restricted stock awards. Compensation expense included in net earnings for restricted stock awards totaled approximately $5, $8 and $8 after-tax, in 2005, 2004 and 2003, respectively. The Company’s stock option plans are more fully described in Note 12.

The following table illustrates the effect on net earnings, net earnings per basic common share and net earnings per diluted common share if compensation cost for all options had been determined based on the fair market value recognition provision of SFAS No. 123:

	2005	2004	2003
Net earnings (loss), as reported	$958	$(104)	$285
Add: Stock-based compensation expense included in net earnings, net of income tax benefits	5	8	8
Subtract: Total stock-based compensation expense determined under fair value method for all awards, net of income tax benefits(1)	(34)	(48)	(48)
Pro forma net earnings (loss)	$929	$(144)	$245
Earnings (loss) per basic common share, as reported	$1.32	$(0.14)	$0.38
Pro forma earnings (loss) per basic common share	$1.28	$(0.20)	$0.33
Earnings (loss) per diluted common share, as reported	$1.31	$(0.14)	$0.38
Pro forma earnings (loss) per diluted common share	$1.27	$(0.20)	$0.32

(1)	Refer to Note 12 for a summary of the assumptions used for options issued in each year at an option price equal to the fair market value of the stock at the date of the grant.

Deferred Income Taxes

Deferred income taxes are recorded to reflect the tax consequences of differences between the tax basis of assets and liabilities and their financial reporting basis. Refer to Note 6 for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date.

Tax Contingencies

Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

before a particular matter, for which an allowance has been established, is audited and fully resolved. As of January 28, 2006, tax years 2002 through 2004 were undergoing examination by the Internal Revenue Service.

The establishment of the Company’s tax contingency allowances relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

Self-Insurance Costs

The Company primarily is self-insured for costs related to workers’ compensation and general liability claims. Liabilities are actuarially determined and are recognized based on claims filed and an estimate of claims incurred but not reported. The liabilities for workers’ compensation claims are accounted for on a present value basis. The Company has purchased stop-loss coverage to limit its exposure to any significant exposure on a per claim basis. The Company is insured for covered costs in excess of these per claim limits.

Revenue Recognition

Revenues from the sale of products are recognized at the point of sale of the Company’s products. Discounts provided to customers by the Company at the time of sale, including those provided in connection with loyalty cards, are recognized as a reduction in sales as the products are sold. Discounts provided by vendors, usually in the form of paper coupons, are not recognized as a reduction in sales provided the coupons are redeemable at any retailer that accepts coupons. Pharmacy sales are recorded when picked up by the customer. Sales taxes are not recorded as a component of sales. The Company does not recognize a sale when it sells gift cards and gift certificates. Rather, a sale is recognized when the gift card or gift certificate is redeemed to purchase the Company’s products.

Merchandise Costs

In addition to the product costs, net of discounts and allowances; advertising costs (see separate discussion below); inbound freight charges; warehousing costs, including receiving and inspection costs; transportation costs; and manufacturing production and operational costs are included in the “Merchandise costs” line item of the Consolidated Statements of Operations. Warehousing, transportation and manufacturing management salaries are also included in the “Merchandise costs” line item; however, purchasing management salaries and administration costs are included in the “Operating, general, and administrative” line item along with most of the Company’s other managerial and administrative costs. Rent expense and depreciation expense are shown separately in the Consolidated Statements of Operations.

Warehousing and transportation costs include distribution center direct wages, repairs and maintenance, utilities, inbound freight and, where applicable, third party warehouse management fees, as well as transportation direct wages and repairs and maintenance. These costs are recognized in the periods the related expenses are incurred.

The Company believes the classification of costs included in merchandise costs could vary widely throughout the industry. The Company’s approach is to include in the “Merchandise costs” line item the direct, net costs of acquiring products and making them available to customers in its stores. The Company believes this approach most accurately presents the actual costs of products sold.

The Company recognizes all vendor allowances as a reduction in merchandise costs when the related product is sold. When possible, vendor allowances are applied to the related product by item and therefore reduce the carrying value of inventory by item. When the items are sold, the vendor allowance is recognized. When it is not possible, due

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

to systems constraints, to allocate vendor allowances to the product by item, vendor allowances are recognized as a reduction in merchandise costs based on inventory turns and therefore recognized as the product is sold.

Advertising Costs

The Company’s advertising costs are recognized in the periods the related expenses are incurred and are included in the “Merchandise costs” line item of the Consolidated Statements of Operations. The Company’s pre-tax advertising costs totaled $498 in 2005, $528 in 2004 and $527 in 2003. The Company does not record vendor allowances for co-operative advertising as a reduction of advertising expense.

Deposits In-Transit

Deposits in-transit generally represent funds deposited to the Company’s bank accounts at the end of the quarter related to sales, a majority of which were paid for with credit cards and checks, to which the Company does not have immediate access.

Consolidated Statements of Cash Flows

For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments. Book overdrafts, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment. Book overdrafts totaled $596, $562 and $587 as of January 28, 2006, January 29, 2005, and January 31, 2004, respectively, and are reflected as a financing activity in the Consolidated Statements of Cash Flows.

Segments

The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent substantially all of the Company’s consolidated sales, are its only reportable segment. All of the Company’s operations are domestic.

2.	MERGER-RELATED COSTS

There were no merger-related costs incurred in 2005, 2004 or 2003.

The following table shows the changes in accruals related to business combinations:

	Facility Closure Costs	Incentive Awards and Contributions
Balance at February 1, 2003	$74	$20
Adjustment of charitable contribution allowance	—	(5)
Payments	(10)	—

Balance at January 31, 2004	64	15
Payments	(7)	(1)

Balance at January 29, 2005	57	14
Payments	(4)	—

Balance at January 28, 2006	$53	$14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The $53 liability for facility closure costs primarily represents the present value of lease obligations remaining through 2019 for locations closed in California prior to the Fred Meyer merger. The $14 liability relates to a charitable contribution required as a result of the Fred Meyer merger. The Company is required to make this contribution by May 2006.

3.	ASSET IMPAIRMENT CHARGE AND RELATED ITEMS

During 2003, the Company authorized closure of several stores throughout the country based on results for 2002 and 2003, as well as updated projections for 2004 and beyond. This event triggered an impairment review of stores slated for closure as well as several other under-performing locations in the fourth quarter 2003. The review resulted in a pre-tax charge totaling $120. These charges are more fully described below. No corporate-level asset impairment charges were recorded in 2005 or 2004.

Assets to be Disposed of

The impairment charges for assets to be disposed of related primarily to the carrying values of land, buildings, equipment and leasehold improvements for stores that have closed or have been approved for closure. The impairment charges were determined by estimating the fair values of the locations, less costs of disposal. Fair values were based on third party offers to purchase the assets, or market value for comparable properties, if available. As a result, pre-tax impairment charges related to assets to be disposed of were recognized, reducing the carrying value of fixed assets by $54 in 2003.

Assets to be Held and Used

The impairment charges for assets to be held and used related primarily to the carrying values of land, buildings, equipment and leasehold improvements for stores that will continue to be operated by the Company. Updated projections, based on revised operating plans, were used, on a gross basis, to determine whether the assets were impaired. Then, discounted cash flows were used to estimate the fair value of the assets for purposes of measuring the impairment charge. As a result, impairment charges related to assets to be held and used were recognized, reducing the carrying value of fixed assets by $66 in 2003.

4. GOODWILL, NET

The annual evaluation of goodwill performed during the fourth quarter of 2005 did not result in impairment.

The annual evaluation of goodwill performed during the fourth quarter of 2004 resulted in a $904 pre-tax, non-cash impairment charge related to goodwill at the Company’s Ralphs and Food 4 Less divisions. The divisions’ operating performance suffered due to the intense competitive environment during the 2003 southern California labor dispute and recovery period after the labor dispute. The decreased operating performance was the result of the investments in personnel, training and price reductions necessary to help regain Ralphs’ business lost during the labor dispute. As a result of this decline and the decline in future expected operating performance, the divisions’ carrying value of goodwill exceeded its implied fair value resulting in the impairment charge. Most of the impairment charge was non-deductible for income tax purposes. As of January 28, 2006, the Company maintained $1,458 of goodwill for the Ralphs and Food 4 Less divisions.

The annual evaluation of goodwill performed during the fourth quarter of 2003 resulted in a $471 non-cash impairment charge related to the goodwill at the Company’s Smith’s division. In 2003, the Company’s Smith’s division

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

experienced a substantial decline in operating performance when compared to prior year performance and budgeted 2003 results. Additionally, the Company forecasted a further decline in the future operating performance of the division reflecting the necessary investments in capital and targeted retail price reductions in order to maintain and grow market share and provide acceptable long-term return on capital. The impairment charge, which was non-deductible for income tax purposes, adjusted the carrying value of the division’s goodwill to its implied fair value. As of January 28, 2006, the Company maintained $166 of goodwill for the Smith’s division.

The following table summarizes the changes in the Company’s net goodwill balance through January 28, 2006.

Balance at February 1, 2003	$3,606
Goodwill impairment charge	(471)
Goodwill recorded	9
Purchase accounting adjustments	(6)

Balance at January 31, 2004	3,138
Goodwill impairment charge	(904)
Goodwill recorded	6
Purchase accounting adjustments	(49)

Balance at January 29, 2005	2,191
Goodwill impairment charge	—
Goodwill recorded	—
Purchase accounting adjustments	1

Balance at January 28, 2006	$2,192

5. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consists of:

	2005	2004
Land	$1,675	$1,580
Buildings and land improvements	5,142	4,975
Equipment	7,980	7,797
Leasehold improvements	3,917	3,804
Construction-in-progress	511	541
Leased property under capital leases and financing obligations	561	506
	19,786	19,203
Accumulated depreciation and amortization	(8,421)	(7,706)
Total	$11,365	$11,497

Accumulated depreciation for leased property under capital leases was $263 at January 28, 2006 and $252 at January 29, 2005.

Approximately $798 and $982, original cost, of Property, Plant and Equipment collateralized certain mortgages at January 28, 2006 and January 29, 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

6. TAXES BASED ON INCOME

The provision for taxes based on income consists of:

	2005	2004	2003
Federal
Current	$609	$96	$177
Deferred	(79)	258	238
	530	354	415

State and local
Current	42	25	18
Deferred	(5)	11	21
	37	36	39
Total	$567	$390	$454

A reconciliation of the statutory federal rate and the effective rate follows:

	2005	2004	2003
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	1.6%	2.6%	3.4%
Non-deductible goodwill	0.0%	101.7%	22.3%
Other changes, net	0.6%	(2.9)%	0.7%
	37.2%	136.4%	61.4%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The tax effects of significant temporary differences that comprise tax balances were as follows:

	2005	2004
Current deferred tax assets:
Net operating loss carryforwards	$18	$19
Other	42	—
Total current deferred tax assets	60	19

Current deferred tax liabilities:
Compensation related costs	(2)	(19)
Insurance related costs	(107)	(136)
Inventory related costs	(168)	(119)
Other	—	(31)
Total current deferred tax liabilities	(277)	(305)

Current deferred taxes	$(217)	$(286)

Long-term deferred tax assets:
Compensation related costs	$290	$383
Insurance related costs	9	15
Lease accounting	106	60
Closed store reserves	95	115
Net operating loss carryforwards	26	79
Other	21	147
Long-term deferred tax assets, net	547	799

Long-term deferred tax liabilities:
Depreciation	(1,193)	(1,437)
Deferred income	(197)	(203)
Total long-term deferred tax liabilities	(1,390)	(1,640)

Long-term deferred taxes	$(843)	$(841)

At January 28, 2006, the Company had net operating loss carryforwards for federal income tax purposes of $126 that expire from 2010 through 2018. In addition, the Company had net operating loss carryforwards for state income tax purposes of $394 that expire from 2009 through 2023. The utilization of certain of the Company’s net operating loss carryforwards may be limited in a given year.

At January 28, 2006, the Company had state Alternative Minimum Tax Credit carryforwards of $5. In addition, the Company had other state credits of $20, which expire from 2006 through 2015. The utilization of certain of the Company’s credits may be limited in a given year.

The amounts of cash paid for income taxes in 2004 and 2003 were reduced by approximately $90 and $122, respectively, as a result of federal bonus depreciation. This benefit reversed in 2005 and increased the amount of cash paid for income taxes by approximately $108.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

7. DEBT OBLIGATIONS

Long-term debt consists of:

	2005	2004
Credit Facilities	$—	$694
4.95% to 8.92% Senior Notes and Debentures due through 2031	6,390	6,391
5.00% to 9.95% mortgages due in varying amounts through 2017	179	218
Other	178	202
Total debt	6,747	7,505
Less current portion	(527)	(46)
Total long-term debt	$6,220	$7,459

As of January 28, 2006, the Company had a $1,800 Five-Year Credit Agreement maturing in 2010, and a $700 Five-Year Credit Agreement maturing in 2007, unless earlier terminated by the Company. Borrowings under these credit agreements bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time of (A) the base rate of Citibank, N.A., (B) 1/2% over a moving average of secondary market morning offering rates for three-month certificates of deposit adjusted for reserve requirements, and (C) 1/2% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London Interbank Offered Rate (“Eurodollar Rate”) plus an Applicable Margin. In addition, the Company pays a Facility Fee in connection with these credit agreements. Both the Applicable Margin and the Facility Fee vary based upon the Company’s achievement of a financial ratio or credit rating. At January 28, 2006, the Applicable Margin was 0.27% and the Facility Fee was 0.08% for both facilities. The credit agreements contain covenants, which, among other things, require the maintenance of certain financial ratios, including fixed charge coverage and leverage ratios. The Company may prepay the credit agreements in whole or in parts, at any time, without a prepayment penalty. The weighted average interest rate on the amounts outstanding under the credit facilities was 2.49% at January 29, 2005. There were no outstanding borrowings under the credit facilities as of January 28, 2006.

At January 28, 2006, the Company had no borrowings under its P2/F2/A3 rated commercial paper program. Any borrowings under this program are backed by the Company’s credit facilities and reduce the amount available under the credit facilities.

At January 28, 2006, the Company also maintained a $50 money market line. In addition to credit agreement borrowings, borrowings under the money market line and some outstanding letters of credit reduce funds available under the Company’s credit agreements. At January 28, 2006, these letters of credit totaled $303. The Company had no borrowings under the money market line at January 28, 2006.

Most of the Company’s outstanding public debt is subject to early redemption at varying times and premiums, at the option of the Company. In addition, subject to certain conditions, some of the Company’s publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days’ notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. “Redemption Event” is defined in the indentures as the occurrence of (i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company or (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company’s Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The aggregate annual maturities and scheduled payments of long-term debt, as of year-end 2005, for the years subsequent to 2005 are:

2006	$527
2007	527
2008	1,000
2009	912
2010	42
Thereafter	3,739
Total debt	$6,747

8.	FINANCIAL INSTRUMENTS

Interest Rate Risk Management

The Company historically has used derivatives to manage its exposure to changes in interest rates. The interest differential to be paid or received is accrued as interest expense. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, defines derivatives, requires that derivatives be carried at fair value on the balance sheet and provides for hedge accounting when certain conditions are met. In accordance with this standard, the Company’s derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of tax effects. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income or loss is reclassified into current period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as “fair value” hedges, along with corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current period earnings.

The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of the hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.

The Company’s current program relative to interest rate protection contemplates both fixing the rates on variable rate debt and hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, the Company uses the following guidelines: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount subject to interest rate reset and the amount of floating rate debt to a combined total of $2.5 billion or less, (iii) include no leverage products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

Annually, the Company reviews with the Financial Policy Committee of the Board of Directors compliance with the guidelines. These guidelines may change as the Company’s needs dictate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The table below summarizes the outstanding interest rate swaps designated as hedges as of January 28, 2006, and January 29, 2005. The variable component of each interest rate swap outstanding at January 28, 2006, was based on LIBOR as of January 28, 2006. The variable component of each interest rate swap outstanding at January 29, 2005, was based on LIBOR as of January 29, 2005.

	2005		2004
	Pay Floating	Pay Fixed	Pay Floating	Pay Fixed
Notional amount	$1,375	$—	$1,375	$—
Duration in years	3.28	—	4.29	—
Average variable rate	8.14%	—	6.29%	—
Average fixed rate	6.98%	—	6.98%	—

In addition to the interest rate swaps noted above, in 2005 the Company entered into three forward-starting interest rate swap agreements with a notional amount totaling $750 million. A forward-starting interest rate swap is an agreement that effectively hedges future benchmark interest rates, including general corporate spreads, on debt for an established period of time. The Company entered into the forward-starting interest rate swaps in order to lock in fixed interest rates on its forecasted issuances of debt in fiscal 2007 and 2008. Accordingly, these instruments have been designated as cash flow hedges for the Company’s forecasted debt issuances. Two of the swaps have ten-year terms, with the remaining swap having a twelve-year term, beginning with the issuance of the debt. The average fixed rate for these instruments is 5.14%.

Commodity Price Protection

The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which the Company expects to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales. Any commitments for which the Company does not expect to take delivery, and, as a result will require net settlement, are marked to fair value on a quarterly basis.

Some of the product the Company purchases is shipped in corrugated cardboard packaging. The corrugated cardboard is sold when it is economical to do so. In the fourth quarter of 2004, the Company entered into six derivative instruments to protect it from declining corrugated cardboard prices. These derivatives contain a three-year term. None of the contracts, either individually or in the aggregate, hedge more than 50% of the Company’s expected corrugated cardboard sales. The instruments do not qualify for hedge accounting, in accordance with SFAS No. 133, Accounting for Derivative Investments and Hedging Activities, as amended. Accordingly, changes in the fair value of these instruments are marked-to-market in the Company’s Consolidated Statements of Operations as operating, general and administrative (“OG&A”) expenses. As of January 28, 2006, an other asset totaling $3 had been recorded for the instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

9.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it was practicable to estimate that value:

Cash and Temporary Cash Investments, Store Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

The carrying amounts of these items approximated fair value.

Long-term Investments

The fair values of these investments were estimated based on quoted market prices for those or similar investments.

Long-term Debt

The fair value of the Company’s long-term debt, including the current portion thereof and excluding borrowings under the credit facilities, was estimated based on the quoted market price for the same or similar issues. If quoted market prices were not available, the fair value was based upon the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective year-ends. The carrying values of long-term debt outstanding under the Company’s credit facilities approximated fair value.

Interest Rate Protection Agreements

The fair value of these agreements was based on the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective year-ends.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The estimated fair values of the Company’s financial instruments are as follows:

	2005		2004
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Cash and temporary cash investments	$210	$210	$144	$144
Store deposits in-transit	$488	$488	$506	$506
Long-term investments for which it is
Practicable	$118	$118	$89	$89
Not Practicable	$1	$—	$15	$—
Debt for which it is(1)
Practicable	$(6,747)	$(7,038)	$(7,505)	$(8,304)
Not Practicable	$—	$—	$—	$—
Interest Rate Protection Agreements
Receive fixed swaps(2)	$(34)	$(34)	$(11)	$(11)
Forward-starting swaps(3)	$(2)	$(2)	$—	$—
Corrugated Cardboard Price Protection Agreements(4)	$3	$3	$(2)	$(2)

(1)	Excludes capital lease and lease-financing obligations.

(2)	As of January 28, 2006, the Company maintained 10 interest rate swap agreements, with notional amounts totaling $1,375, to manage its exposure to changes in the fair value of its fixed rate debt resulting from interest rate movements by effectively converting a portion of the Company’s debt from fixed to variable rates. These agreements mature at varying times between July 2006 and January 2015. Variable rates for these agreements are based on U.S. dollar London Interbank Offered Rate (“LIBOR”). The differential between fixed and variable rates to be paid or received is accrued as interest rates change in accordance with the agreements and is recognized over the life of the agreements as an adjustment to interest expense. These interest rate swap agreements are being accounted for as fair value hedges. As of January 28, 2006, other long-term liabilities totaling $34 were recorded to reflect the fair value of these agreements, offset by decreases in the fair value of the underlying debt.

(3)	As of January 28, 2006, the Company maintained three forward-starting interest rate swap agreements, with notional amounts totaling $750, to manage its exposure to changes in future benchmark interest rates. A forward-starting interest rate swap is an agreement that effectively hedges future benchmark interest rates, including general corporate spreads, on debt for an established period of time. The Company entered into the forward-starting interest rate swaps in order to lock in fixed interest rates on the Company’s forecasted issuance of debt in fiscal 2007 and 2008. As of January 28, 2006, other long-term liabilities totaling $2 were recorded to reflect the fair value of these agreements.

(4)	See Note 8 for a description of the corrugated cardboard price protection agreements.

10.	LEASES AND LEASE-FINANCED TRANSACTIONS

The Company operates primarily in leased facilities. Lease terms generally range from 10 to 20 years with options to renew for varying terms. Terms of certain leases include escalation clauses, percentage rent based on sales or payment of executory costs such as property taxes, utilities or insurance and maintenance. Rent expense for leases with escalation clauses, capital improvement funding or other lease concessions is accounted for on a straight-line basis beginning with the earlier of the lease commencement date or the date the Company takes possession. Portions of certain properties are subleased to others for periods generally ranging from one to 20 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Rent expense (under operating leases) consists of:

	2005	2004	2003
Minimum rentals	$760	$772	$744
Contingent payments	8	9	9
Sublease income	(107)	(101)	(96)
	$661	$680	$657

Minimum annual rentals and payments under capital leases and lease-financed transactions for the five years subsequent to 2006 and in the aggregate are:

	Capital Leases	Operating Leases	Lease- Financed Transactions
2006	$61	$784	$3
2007	57	732	3
2008	54	684	3
2009	52	635	3
2010	51	588	4
Thereafter	344	4,075	96
	619	$7,498	$112
Less estimated executory costs included in capital leases	(3)
Net minimum lease payments under capital leases	616
Less amount representing interest	(270)
Present value of net minimum lease payments under capital leases	$346

Total future minimum rentals under noncancellable subleases at January 28, 2006, were $431.

11.	EARNINGS PER COMMON SHARE

Basic earnings per common share equals net earnings divided by the weighted average number of common shares outstanding. Diluted earnings per common share equals net earnings divided by the weighted average number of common shares outstanding after giving effect to dilutive stock options and warrants.

The following table provides a reconciliation of earnings and shares used in calculating basic earnings per share to those used in calculating diluted earnings per share.

		For the year ended January 28, 2006			For the year ended January 29, 2005			For the year ended January 31, 2004
	Earnings (Numer- ator)	Shares (Denomi- nator)	Per Share Amount	Earnings (Numer- ator)	Shares (Denomi- nator)	Per Share Amount	Earnings (Numer- ator)	Shares (Denomi- nator)	Per Share Amount
Basic EPS	$958	724	$1.32	$(104)	736	$(0.14)	$285	747	$0.38
Dilutive effect of stock option awards and warrants		7			—			7
Diluted EPS	$958	731	$1.31	$(104)	736	$(0.14)	$285	754	$0.38

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

For the years ended January 28, 2006, January 29, 2005 and January 31, 2004, there were options outstanding for approximately 24.6, 61.5 and 33.7 shares of common stock, respectively, that were excluded from the computation of diluted EPS. These shares were excluded because their inclusion would have had an anti-dilutive effect on EPS.

12. STOCK OPTION PLANS

The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans. All awards become immediately exercisable upon certain changes of control of the Company.

The Company grants options for common stock to employees under various plans, as well as to its non-employee directors, at an option price equal to the fair market value of the stock at the date of grant. In addition to cash payments, the plans generally provide for the exercise of options by exchanging issued shares of stock of the Company. At January 28, 2006, approximately 22.0 shares of common stock were available for future options under these plans. Options generally will expire 10 years from the date of grant. Options vest in one year to five years from the date of grant or, for certain options, the earlier of the Company’s stock reaching certain pre-determined market prices or nine years and six months from the date of grant.

In addition to the stock options described above, the Company also awards restricted stock to employees under various plans. The restrictions on these awards generally lapse in one year to five years from the date of the awards and expense is recognized over the lapsing cycle. The Company generally records expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the date of award. The Company issued approximately 0.1, 0.2 and 0.7 shares of restricted stock in 2005, 2004 and 2003, respectively. As of January 28, 2006, approximately 8.0 shares of common stock were available for future restricted stock awards. The Company has the ability to convert shares available for issuance under the 2005 Long-Term Incentive Plan to shares available for restricted stock awards. Four shares available for other awards can be converted into one share available for restricted stock awards. Compensation expense included in net earnings for restricted stock awards totaled approximately $5, $8 and $8, after-tax, in 2005, 2004 and 2003, respectively.

Changes in options outstanding under the stock option plans, excluding restricted stock awards, were:

	Shares subject to option	Weighted- average Exercise price
Outstanding, year-end 2002	66.2	$16.97
Granted	0.3	$16.34
Exercised	(4.9)	$7.59
Canceled or Expired	(1.5)	$21.19
Outstanding, year-end 2003	60.1	$17.62
Granted	6.7	$17.28
Exercised	(4.2)	$7.29
Canceled or Expired	(1.1)	$20.99
Outstanding, year-end 2004	61.5	$18.20
Granted	6.8	$16.50
Exercised	(7.7)	$9.81
Canceled or Expired	(1.3)	$20.92
Outstanding, year-end 2005	59.3	$19.03

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

A summary of options outstanding and exercisable at January 28, 2006 follows:

Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Options Exercisable	Weighted- Average Exercise Price
		(In years)
$ 5.66 - $14.92	8.1	0.90	$11.70	8.1	$11.69
$14.93 - $16.38	7.3	6.86	$14.95	5.3	$14.94
$16.39 - $17.30	12.1	6.89	$16.48	4.8	$16.59
$17.31 - $22.26	12.7	5.32	$19.37	7.5	$20.06
$22.27 - $31.91	19.1	4.77	$25.10	15.2	$25.23
$ 5.66 - $31.91	59.3	5.05	$19.03	40.9	$19.24

If compensation cost for the Company’s stock option plans had been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, the Company’s net earnings and diluted earnings per common share would have been reduced to the pro forma amounts below:

	2005		2004		2003
	Actual	Pro Forma	Actual	Pro Forma	Actual	Pro Forma
Net earnings (loss)	$958	$929	$(104)	$(144)	$285	$245
Earnings (loss) per diluted common share	$1.31	$1.27	$(0.14)	$(0.20)	$0.38	$0.32

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on historical assumptions shown in the table below. These amounts reflected in this pro forma disclosure are not indicative of future amounts. The following table reflects the assumptions used for grants awarded in each year to option holders:

	2005		2004		2003
Weighted average expected volatility (based on historical volatility)	30.83%		30.13%		30.23%
Weighted average risk-free interest rate	4.11%		3.99%		3.33%
Expected term (based on historical results)	8.7	years	8.7	years	8.5	years

The weighted average fair value of options granted during 2005, 2004 and 2003 was $7.70, $7.91 and $7.09, respectively. The Company utilizes a risk-free interest rate based upon the yield of a treasury note maturing at a date that approximates the option’s vest date.

Grants in 2004 returned to normal levels after grants in 2003 were unusually low, due primarily to a general grant of approximately 3.8 stock options to management and support employees, and approximately 3.9 options to executives including senior officers and division presidents, that was approved by the Compensation Committee of the Board of Directors on December 12, 2002 (fiscal 2002). This grant replaced a planned grant in May 2003 and was accelerated to secure the continued alignment of employee interests with those of the shareholders as strategic plans were implemented. The Committee also made awards of restricted stock to senior officers and division presidents in recognition of their vital role in a challenging operating environment. The restrictions on these shares lapsed in fiscal 2005, conditioned on the recipients’ continued employment with the Company at that time.

In addition to the stock options described above, at January 28, 2006, there were 3.4 warrants outstanding. The warrants, exercisable at $11.91, were originally issued pursuant to a Warrant Agreement dated May 23, 1996. The warrants expire in May 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

13. COMMITMENTS AND CONTINGENCIES

The Company continuously evaluates contingencies based upon the best available evidence.

The Company believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from the Company’s estimates, future earnings will be charged or credited.

The principal contingencies are described below:

Insurance — The Company’s workers’ compensation risks are self-insured in certain states. In addition, other workers’ compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers’ compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

Litigation — In December, 2005, the United States Attorney’s Office for the Central District of California notified the Company that a federal grand jury had returned an indictment against Ralphs Grocery Company (“Ralphs”), a wholly-owned subsidiary of The Kroger Co., with regard to Ralphs’ hiring practices during the labor dispute from October 2003 through February 2004 (United States of America v. Ralphs Grocery Company, United States District Court for the Central District of California, CR No. 05-1210 PA). The indictment alleges a criminal conspiracy and other criminal activity resulting in some locked-out employees being allowed or encouraged to work under false identities or false Social Security numbers, despite Company policy forbidding such conduct. Trial has been set for August 15, 2006. The Company has been informed that the grand jury continues to investigate whether additional parties, including Kroger, should be held liable for the alleged misconduct. In addition, these alleged hiring practices are the subject of claims that Ralphs’ conduct of the lockout was unlawful, and that Ralphs is liable under the National Labor Relations Act (“NLRA”). The Los Angeles Regional Office of the National Labor Relations Board (“NLRB”) has notified the charging parties that all charges alleging that Ralphs’ lockout violated the NLRA have been dismissed. That decision is being appealed by the charging parties to the General Counsel of the NLRB. The amounts potentially claimed in both the criminal and the NLRB matter are substantial, but based on the information presently available to the Company, management does not expect the ultimate resolution of this matter to have a material effect on the financial condition of the Company.

On September 8, 2005, the Los Angeles City Attorney’s office filed a misdemeanor complaint against a subsidiary of the Company, Ralphs Grocery Company (People v. Ralphs Grocery Company, Superior Court of California, County of Los Angeles, Case No. 5CR02616) regarding alleged violations of the California Water Code. Ralphs operates a system at one store location to treat groundwater within an underground basement because of the presence of naturally occurring petroleum associated with the nearby La Brea tar pits, which system is subject to a discharge permit issued by the California Regional Water Quality Control Board. On December 1, 2005, Ralphs executed a civil consent judgment, the misdemeanor complaint was dismissed and Ralphs paid a civil penalty.

On February 2, 2004, the Attorney General for the State of California filed an action in Los Angeles federal court (California, ex rel Lockyer v. Safeway, Inc. dba Vons, a Safeway Company; Albertson’s, Inc. and Ralphs Grocery Company, a division of The Kroger Co., United States District Court Central District of California, Case No. CV04-0687) alleging that the Mutual Strike Assistance Agreement (the “Agreement”) between the Company, Albertson’s, Inc. and Safeway Inc. (collectively, the “Retailers”), which was designed to prevent the union from placing disproportionate pressure on one or more of the Retailers by picketing such Retailer(s) but not the other Retailer(s) during the labor

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

dispute in southern California, violated Section 1 of the Sherman Act. The lawsuit seeks declarative and injunctive relief. On May 25, 2005, the Court denied a motion for a summary judgment filed by the defendants. Ralphs and the other defendants filed a notice of an interlocutory appeal to the United States Court of Appeals for the Ninth Circuit. On November 29, 2005, the appellate court dismissed the appeal. The Company continues to believe it has strong defenses against this lawsuit and is vigorously defending it. Although this lawsuit is subject to uncertainties inherent to the litigation process, based on the information presently available to the Company, management does not expect that the ultimate resolution of this action will have a material effect, favorable or adverse, on the Company’s financial condition, results of operations or cash flows.

Ralphs Grocery Company is the defendant in a group of civil actions initially filed in 2003 and for which a coordination order was issued on January 20, 2004, in The Great Escape Promotion Cases pending in the Superior Court of California, County of Los Angeles, Case No. JCCP No. 4343. The plaintiffs allege that Ralphs violated various laws protecting consumers in connection with a promotion pursuant to which Ralphs offered travel awards to customers. On February 22, 2006, the Court in The Great Escape Promotion Cases issued an Order granting preliminary approval of the class action settlement. Notice of the class action should be sent to class members within the next 90 days, and the date set for final approval of the class action is set for August 25, 2006. The Company has no reason to believe that final approval will not be obtained, and management does not believe the ultimate outcome will have a material effect on the Company’s financial condition.

On August 12, 2000, Ralphs Grocery Company, along with several other potentially responsible parties, entered into a consent decree with the U. S. Environmental Protection Agency surrounding the purported release of volatile organic compounds in connection with industrial operations at a property located in Los Angeles, California. The consent decree followed the EPA’s earlier Administrative Order No. 97-18 in which the EPA sought remedial action pursuant to its authority under the Comprehensive Environmental Remediation, Compensation and Liability Act. Under the consent decree, Ralphs contributes a share of the costs associated with groundwater extraction and treatment. The treatment process is expected to continue until at least 2012.

Various claims and lawsuits arising in the normal course of business, including suits charging violations of certain antitrust and civil rights laws, are pending against the Company. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. Any damages that may be awarded in antitrust cases will be automatically trebled. Although it is not possible at this time to evaluate the merits of all of these claims and lawsuits, nor their likelihood of success, the Company is of the belief that any resulting liability will not have a material adverse effect on the Company’s Financial position.

The Company continually evaluates its exposure to loss contingencies arising from pending or threatened litigation and believes it has made adequate provisions therefor. Nonetheless, assessing and predicting the outcomes of these matters involve substantial uncertainties. It remains possible that despite management’s current belief, material differences in actual outcomes or changes in management’s evaluation or predictions could arise that could have a material adverse impact on the Company’s financial condition or results of operation.

Guarantees — The Company periodically enters into real estate joint ventures in connection with the development of certain properties. The Company usually sells its interests in such partnerships upon completion of the projects. As of January 28, 2006, the Company was a partner with 50% ownership in three real estate joint ventures for which it has guaranteed approximately $11 of debt incurred by the ventures. Based on the covenants underlying this indebtedness as of January 28, 2006, it is unlikely that the Company will be responsible for repayment of these obligations.

Assignments — The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Company could be required to satisfy the obligations under

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of the Company’s assignments among third parties, and various other remedies available, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote.

14. SUBSEQUENT EVENTS

On March 7, 2006, the Company announced its Board of Directors declared the payment of a quarterly dividend of $0.065 per share to shareholders of record as of May 15, 2006 to be paid on June 1, 2006.

On March 27, 2006, the Company made a cash contribution of $150 to its Company-sponsored pension plans.

15. WARRANT DIVIDEND PLAN

On February 28, 1986, the Company adopted a warrant dividend plan providing for stock purchase rights to owners of the Company’s common stock. The plan was amended and restated as of April 4, 1997, and further amended on October 18, 1998. Each share of common stock currently has attached one-fourth of a right. Each right, when exercisable, entitles the holder to purchase from the Company one ten-thousandth of a share of Series A Preferred Shares, par value $100 per share, at $87.50 per one ten-thousandth of a share. The rights will become exercisable, and separately tradable, 10 business days following a tender offer or exchange offer resulting in a person or group having beneficial ownership of 10% or more of the Company’s common stock. In the event the rights become exercisable and thereafter the Company is acquired in a merger or other business combination, each right will entitle the holder to purchase common stock of the surviving corporation, for the exercise price, having a market value of twice the exercise price of the right. Under certain other circumstances, including certain acquisitions of the Company in a merger or other business combination transaction, or if 50% or more of the Company’s assets or earnings power are sold under certain circumstances, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock of the acquiring company with a market value of two times the exercise price. At the Company’s option, the rights, prior to becoming exercisable, are redeemable in their entirety at a price of $0.01 per right. The rights expired on March 19, 2006.

16. STOCK

Preferred Stock

The Company has authorized 5 shares of voting cumulative preferred stock; 2 were available for issuance at January 28, 2006. Fifty thousand shares were designated as “Series A Preferred Shares” and were reserved for issuance under the Company’s warrant dividend plan. The Series A Preferred Shares were no longer needed for reservation as of the March 19, 2006 expiration of the Company’s warrant dividend plan, and that series was eliminated. The stock has a par value of $100 and is issuable in series.

Common Stock

The Company has authorized 1,000 shares of common stock, $1 par value per share. On May 20, 1999, the shareholders authorized an amendment to the Amended Articles of Incorporation to increase the authorized shares of common stock from 1,000 to 2,000 when the Board of Directors determines it to be in the best interest of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Common Stock Repurchase Program

The Company maintains a trading plan under Securities Exchange Act Rule 10b5-1 to allow for the repurchase of Kroger stock, from time to time, even though we may be aware of material non-public information, as long as purchases are made in accordance with the plan. The Company made open market purchases totaling $239, $291 and $277 under this repurchase program in fiscal 2005, 2004 and 2003. In addition to this repurchase program, in December 1999, the Company began a program to repurchase common stock to reduce dilution resulting from its employee stock option plans. This program is solely funded by proceeds from stock option exercises, including the tax benefit. The Company reacquired approximately $13, $28 and $24 under the stock option program during fiscal 2005, 2004 and 2003, respectively.

17. BENEFIT PLANS

The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees and some union-represented employees as determined by the terms and conditions of collective bargaining agreements. These included several qualified pension plans (the “Qualified Plans”) and a non-qualified plan (the “Non-Qualified Plan”). The Non-Qualified Plan pays benefits to any employee that earns in excess of the maximum allowed for the Qualified Plans by Section 415 of the Internal Revenue Code. The Company only funds obligations under the Qualified Plans. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

In addition to providing pension benefits, the Company provides certain health care benefits for retired employees. The majority of the Company’s employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care benefits occurs as claims or premiums are paid.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Information with respect to change in benefit obligation, change in plan assets, net amounts recognized at end of fiscal years, weighted average assumptions and components of net periodic benefit cost follow:

	Pension Benefits
	Qualified Plans		Non-Qualified Plan		Other Benefits
	2005	2004	2005	2004	2005	2004
Change in benefit obligation:
Benefit obligation at beginning of fiscal year	$2,019	$1,741	$113	$103	$366	$363
Service cost	118	106	1	1	12	10
Interest cost	113	109	6	6	19	21
Plan participants’ contributions	—	—	—	—	9	9
Amendments	—	—	3	—	4	(24)
Actuarial (gain) loss	145	154	(12)	7	(22)	19
Benefits paid	(111)	(91)	(6)	(4)	(32)	(32)
Benefit obligation at end of fiscal year	$2,284	$2,019	$105	$113	$356	$366

Change in plan assets:
Fair value of plan assets at beginning of fiscal year	$1,458	$1,379	$—	$—	$—	$—
Actual return on plan assets	167	135	—	—	—	—
Employer contribution	300	35	6	4	23	23
Plan participants’ contributions	—	—	—	—	9	9
Benefits paid	(111)	(91)	(6)	(4)	(32)	(32)
Fair value of plan assets at end of fiscal year	$1,814	$1,458	$—	$—	$—	$—

Pension plan assets include $52 and $112 of common stock of The Kroger Co. at January 28, 2006 and January 29, 2005, respectively. The plan owned 2.7 and 6.6 shares of The Kroger Co. common stock at January 28, 2006 and January 29, 2005, respectively.

	Pension Benefits
	Qualified Plans		Non-Qualified Plan		Other Benefits
	2005	2004	2005	2004	2005	2004
Net liability recognized at end of fiscal year:
Funded status at end of year	$(470)	$(561)	$(105)	$(113)	$(356)	$(366)
Unrecognized actuarial (gain) loss	541	457	27	41	23	45
Unrecognized prior service cost	9	11	8	11	(49)	(60)
Unrecognized net transition (asset) obligation	(1)	—	1	—	1	1

Net liability recognized at end of fiscal year	$79	$(93)	$(69)	$(61)	$(381)	$(380)
Prepaid benefit cost	$—	$—	$—	$—	$—	$—
Accrued benefit liability	(217)	(273)	(112)	(103)	(381)	(380)
Additional minimum liability	(80)	(119)	12	(4)	—	—
Intangible asset	10	13	8	11	—	—
Accumulated other comprehensive loss	366	286	23	35	—	—
Net liability recognized at end of fiscal year	$79	$(93)	$(69)	$(61)	$(381)	$(380)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

	Pension Benefits			Other Benefits
Weighted average assumptions	2005	2004	2003	2005	2004	2003
Discount rate – Benefit obligation	5.70%	5.75%	—	5.70%	5.75%	—
Discount rate – Net periodic benefit cost	5.75%	6.25%	6.75%	5.75%	6.25%	6.75%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	3.50%	3.50%	3.50%

The Company’s discount rate assumption was intended to reflect the rate at which the pension benefits could be effectively settled. It takes into account the timing and amount of benefits that would be available under the plan. The Company’s methodology for selecting the discount rate as of year-end 2005 was to match the plan’s cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity. Benefit cash flows due in a particular year can be “settled” theoretically by “investing” them in the zero-coupon bond that matures in the same year. The discount rate is the single rate that produces the same present value of cash flows. The selection of the 5.70% discount rate as of year-end 2005 represents the equivalent single rate under a broad-market AA yield curve constructed by the Company’s outside consultant, Mercer Human Resource Consulting. We utilized a discount rate of 5.75% for year-end 2004. The 5 basis point reduction in the discount rate increased the projected pension benefit obligation as of January 28, 2006, by approximately $12 million.

To determine the expected return on pension plan assets, the Company contemplates current and forecasted plan asset allocations as well as historical and forecasted returns on various asset categories. The average annual return on pension plan assets was 9.6% for the ten calendar years ended December 31, 2005, net of all fees and expenses. Our actual return for the pension plan calendar year ending December 31, 2005, on that same basis, was 10.3%. The Company utilized a pension return assumption of 8.5% in 2005 and 2004 and 9.5%, in 2003. The Company believes the 2004 reduction in the pension return assumption was appropriate because future returns are not expected to achieve the same level of performance as the historical average annual return. For measurement purposes, a 9% initial annual rate of increase, and a 5% ultimate annual rate of increase, in the per capita cost of other benefits, were assumed for pre-retirement age personnel in 2005 and 2004. In 2003, a 10% initial annual rate of increase, and a 5% ultimate annual rate of increase were assumed.

In 2005, the Company updated the mortality table used to determine average life expectancy in the calculation of its pension obligation to the RP-2000 Projected to 2015 mortality table. The change in this assumption increased the projected benefit obligation approximately $93 and is reflected in unrecognized actuarial (gain) loss as of the measurement date.

	Pension Benefits
	Qualified Plans			Non-Qualified Plan			Other Benefits
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Components of net periodic benefit cost:
Service cost	$118	$106	$99	$1	$1	$1	$12	$10	$8
Interest cost	113	109	101	6	6	6	19	21	21
Expected return on plan assets	(130)	(121)	(122)	—	—	—	—	—	—
Amortization of:
Transition asset	(1)	(1)	(1)	—	—	—	—	—	—
Prior service cost	3	3	3	2	2	2	(7)	(5)	(5)
Actuarial (gain) loss	24	9	—	2	3	3	—	—	—
Net periodic benefit cost	$127	$105	$80	$11	$12	$12	$24	$26	$24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following table provides the projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”) and the fair value of plan assets for all Company-sponsored pension plans.

	Qualified Plans		Non-Qualified Plan
	2005	2004	2005	2004
PBO at end of fiscal year	$2,284	$2,019	$105	$113
ABO at end of fiscal year	$2,111	$1,851	$100	$106
Fair value of plan assets at end of year	$1,814	$1,458	$—	$—

The following table provides information about the Company’s estimated future benefit payments.

	Pension Benefits	Other Benefits
2006	$139	$21
2007	$147	$22
2008	$154	$23
2009	$162	$24
2010	$161	$25
2011–2015	$978	$141

The following table provides information about the target and actual pension plan asset allocations. Allocation percentages are shown as of December 31 for each respective year. The pension plan measurement date is the December 31st nearest the fiscal year-end.

	Target allocations	Actual allocations
	2005	2005	2004
Pension plan asset allocation, as of December 31:
Domestic equity securities	38.0%	36.1%	39.5%
International equity securities	23.0	25.2	25.1
Investment grade debt securities	18.0	17.8	18.6
High yield debt securities	8.0	7.6	8.2
Private equity	4.5	4.2	3.8
Hedge funds	4.0	3.8	2.3
Real estate	1.5	1.1	0.5
Other	3.0	4.3	2.0
Total	100.0%	100.0%	100.0%

Investment objectives, policies and strategies are set by the Pension Investment Committee (the “Committee”) appointed by the CEO. The primary objectives include holding, protecting and investing the assets and distributing benefits to participants and beneficiaries of the pension plans. Investment objectives have been established based on a comprehensive review of the capital markets and each underlying plan’s current and projected financial requirements. The time horizon of the investment objectives is long-term in nature and plan assets are managed on a going-concern basis.

Investment objectives and guidelines specifically applicable to each manager of assets are established and reviewed annually. Derivative instruments may be used for specified purposes. Any use of derivative instruments for a purpose or in a manner not specifically authorized is prohibited, unless approved in advance by the Committee. Common stock of The Kroger Co. is included in plan assets subject to statutory limitations restricting additional purchases when the fair value of the stock equals or exceeds 10% of plan assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The current target allocations shown represent 2005 targets that were established in 2004. To maintain actual asset allocations consistent with target allocations, assets are reallocated or rebalanced on a regular basis. Cash flow from employer contributions and participant benefit payments is used to fund underweight asset classes and divest overweight asset classes, as appropriate. The Company expects that cash flow will be sufficient to meet most rebalancing needs. The Company made cash contributions of $300, $35 and $100 in 2005, 2004 and 2003, respectively. Although the Company is not required to make any cash contributions during fiscal 2006, it made a $150 cash contribution to its Qualified Plans on March 27, 2006. Additional contributions may be made if the Company’s cash flow from operations exceeds its expectations. The Company expects any voluntary contributions made during 2006 will reduce its minimum required contributions in future years.

The measurement date for post-retirement benefit obligations is the December 31st nearest the fiscal year-end. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The Company used a 9.00% initial health care cost trend rate and a 5.00% ultimate health care cost trend rate to determine its expense. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Point Increase	1% Point Decrease
Effect on total of service and interest cost components	$4	$(3)
Effect on postretirement benefit obligation	$41	$(35)

On December 8, 2003, the President signed into law the Medicare Prescription Drug Improvement and Modernization Act of 2003. The law provides for a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit at least actuarially equivalent to the benefit established by the law. We have concluded that our plan is at least “actuarially equivalent” to the Medicare Part D plan for certain covered groups only, and will be eligible for the subsidy for those groups. The impact of the subsidy reduced our postretirement benefit obligation $6 and $9 at January 28, 2006, and January 29, 2005, respectively, and did not have a material impact on our net periodic benefit cost in either of those years. The remaining groups’ benefits are not “actuarially equivalent” to the Medicare Part D plan and we have made the decision to pay as secondary coverage to Medicare Part D for those groups.

The Company also contributes to various multi-employer pension plans based on obligations arising from most of its collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

The Company recognizes expense in connection with these plans as contributions are funded, in accordance with GAAP. The Company made contributions to these plans, and recognized expense, of $196 in 2005, $180 in 2004, and $169 in 2003. The Company estimates it would have contributed an additional $2 million in 2004 and $13 million in 2003, but its obligation to contribute was suspended during the labor disputes in southern California and West Virginia.

Based on the most recent information available to it, the Company believes that the present value of actuarial accrued liabilities in most or all of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. Although underfunding can result in the imposition of excise taxes on contributing employers, factors such as increased contributions, increased asset values or future service benefit changes can reduce underfunding so that excise taxes are not triggered. Moreover, if the Company were to exit certain markets or otherwise cease making contributions to these funds, the Company could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with GAAP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The Company also administers certain defined contribution plans for eligible union and non-union employees. The cost of these plans for 2005, 2004 and 2003 was $8, $12 and $14, respectively.

18. RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS No. 123R”), which replaces SFAS No. 123, supersedes APB No. 25 and related interpretations and amends SFAS No. 95, Statement of Cash Flows. The provisions of SFAS No. 123R are similar to those of SFAS No. 123; however, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements as compensation cost based on their fair value on the date of grant. Fair value of share-based awards will be determined using option pricing models (e.g. Black-Scholes or binomial models) and assumptions that appropriately reflect the specific circumstances of the awards. Compensation cost will be recognized over the vesting period based on the fair value of awards that actually vest.

Prior to the adoption of SFAS No. 123R, the Company is accounting for share-based compensation expense under the recognition and measurement provisions of APB No. 25, “Accounting for Stock Issued to Employees” and is following the accepted practice of recognizing share-based compensation expense over the explicit vesting period. Adoption of SFAS No. 123R will require the immediate recognition at the grant date of the full share-based compensation expense for grants to retirement eligible employees, as the explicit vesting period is non-substantive. The Company expects to adopt SFAS No. 123R in the first quarter of 2006 and that the adoption will reduce net earnings by $0.05 - $0.06 per diluted share during fiscal 2006.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, which clarifies that inventory costs that are “abnormal” are required to be charged to expense as incurred as opposed to being capitalized into inventory as a product cost. SFAS No. 151 provides examples of “abnormal” costs to include costs of idle facilities, excess freight and handling costs and spoilage. SFAS No. 151 will become effective for the Company’s fiscal year beginning January 29, 2006. The adoption of SFAS No. 151 is not expected to have a material effect on the Company’s Consolidated Financial Statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 requires retrospective application to prior periods financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change. SFAS No. 154 further requires a change in depreciation, amortization or depletion method for long-lived, non-financial assets to be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 will become effective for the Company’s fiscal year beginning January 29, 2006.

FASB Interpretation No. 47 (“FIN 47”) “Accounting for Conditional Asset Retirement Obligations” was issued by the FASB in March 2005. FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 became effective during fiscal 2005. The adoption of FIN 47 did not have a material effect on the Company’s Consolidated Financial Statements.

In November 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 04-10, “Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds.” EITF No. 04-10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

concludes that operating segments that do not meet the quantitative thresholds can be aggregated on if aggregation is consistent with the objectives and basic principles of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the segments have similar economic characteristics, and the segments share a majority of the aggregation criteria listed in (a) - (e) of paragraph 17 of SFAS No. 131. EITF No. 04-10 became effective for fiscal years ending after September 15, 2005, and did not have a material effect on our Consolidated Financial Statements.

In June 2005, the EITF reached a consensus on EITF Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased After Lease Inception or Acquired in a Business Combination.” EITF No. 05-6 requires that leasehold improvements acquired in a business combination be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewal periods deemed to be reasonably assured at the date of acquisition. EITF No. 05-6 further requires that leasehold improvements that are placed into service significantly after, and not contemplated at or near the beginning of the lease term, shall be amortized over the shorter of the useful life of the assets or a term that includes the required lease periods and any renewal periods deemed to be reasonably assured at the date of acquisition. EITF No. 05-6 became effective for the Company’s second fiscal quarter beginning August 14, 2005. The adoption of EITF No. 05-6 did not have a material effect on the Company’s Consolidated Financial Statements.

In October 2005, the FASB issued FASB Staff Position (“FSP”) FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period.” FSP FAS 13-1 requires rental costs associated with building or ground leases incurred during a construction period to be recognized as rental expense. In addition, FSP FAS 13-1 requires lessees to cease capitalizing rental costs, as of December 15, 2005, for operating lease agreements entered into prior to December 15, 2005. Early adoption is permitted. The Company was already in compliance with the provisions of FSP FAS 13-1, therefore it had no effect on the Company’s Consolidated Financial Statements.

19. GUARANTOR SUBSIDIARIES

The Company’s outstanding public debt (the “Guaranteed Notes”) is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of its subsidiaries (the “Guarantor Subsidiaries”). At January 28, 2006, a total of approximately $6,390 of Guaranteed Notes was outstanding. The Guarantor Subsidiaries and non-guarantor subsidiaries are wholly-owned subsidiaries of The Kroger Co. Separate financial statements of The Kroger Co. and each of the Guarantor Subsidiaries are not presented because the guarantees are full and unconditional and the Guarantor Subsidiaries are jointly and severally liable. The Company believes that separate financial statements and other disclosures concerning the Guarantor Subsidiaries would not be material to investors.

The non-guaranteeing subsidiaries represent less than 3% on an individual and aggregate basis of consolidated assets, pretax earnings, cash flow, and equity for all periods presented, except for consolidated pre-tax earnings in 2004 and 2003. Therefore, the non-guarantor subsidiaries’ information is not separately presented in the balance sheets and the statements of cash flows, but rather is included in the column labeled “Guarantor Subsidiaries,” for those periods. The non-guaranteeing subsidiaries represented approximately 10% of 2004 consolidated pre-tax earnings and 4% of 2003 consolidated pre-tax earnings. Therefore, the non-guarantor subsidiaries information is separately presented in the Condensed Consolidated Statements of Earnings for 2004 and 2003.

There are no current restrictions on the ability of the Guarantor Subsidiaries to make payments under the guarantees referred to above, except, however, the obligations of each guarantor under its guarantee are limited to the maximum amount as will result in obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any similar Federal or state law (e.g., adequate capital to pay dividends under corporate laws).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following tables present summarized financial information as of January 28, 2006 and January 29, 2005 and for the three years ended January 28, 2006.

Condensed Consolidating
Balance Sheets
As of January 28, 2006

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Current assets
Cash	$39	$171	$—	$210
Store deposits in-transit	46	442	—	488
Receivables	1,088	526	(928)	686
Net inventories	460	4,026	—	4,486
Prepaid and other current assets	355	241	—	596
Total current assets	1,988	5,406	(928)	6,466
Property, plant and equipment, net	1,255	10,110	—	11,365
Goodwill, net	56	2,136	—	2,192
Other assets	(509)	968	—	459
Investment in and advances to subsidiaries	10,808	—	(10,808)	—
Total Assets	$13,598	$18,620	$(11,736)	$20,482
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$554	$—	$—	$554
Accounts payable	263	4,215	(928)	3,550
Other current liabilities	(151)	2,762	—	2,611
Total current liabilities	666	6,977	(928)	6,715
Long-term debt including obligations under capital leases and financing obligations
Face value long-term debt including obligations under capital leases and financing obligations	6,651	—	—	6,651
Adjustment to reflect fair value interest rate hedges	27	—	—	27
Long-term debt including obligations under capital leases and financing obligations	6,678	—	—	6,678
Other long-term liabilities	1,864	835	—	2,699
Total Liabilities	9,208	7,812	(928)	16,092
Shareowners’ Equity	4,390	10,808	(10,808)	4,390
Total Liabilities and Shareowners’ equity	$13,598	$18,620	$(11,736)	$20,482

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Balance Sheets
As of January 29, 2005

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Current assets
Cash	$32	$112	$—	$144
Store deposits in-transit	20	486	—	506
Receivables	583	747	(502)	828
Net inventories	415	3,941	—	4,356
Prepaid and other current assets	275	297	—	572
Total current assets	1,325	5,583	(502)	6,406
Property, plant and equipment, net	1,277	10,220	—	11,497
Goodwill, net	20	2,171	—	2,191
Other assets	642	(245)	—	397
Investment in and advances to subsidiaries	10,668	—	(10,668)	—
Total assets	$13,932	$17,729	$(11,170)	$20,491
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$71	$—	$—	$71
Accounts payable	188	3,912	(502)	3,598
Other current liabilities	319	2,347	—	2,666
Total current liabilities	578	6,259	(502)	6,335
Long-term debt including obligations under capital leases and financing obligations
Face value long-term debt including obligations under capital leases and financing obligations	7,797	33	—	7,830
Adjustment to reflect fair value interest rate hedges	70	—	—	70
Long-term debt including obligations under capital leases and financing obligations	7,867	33	—	7,900
Other long-term liabilities	1,868	769	—	2,637
Total liabilities	10,313	7,061	(502)	16,872
Shareowners’ Equity	3,619	10,668	(10,668)	3,619
Total liabilities and shareowners’ equity	$13,932	$17,729	$(11,170)	$20,491

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended January 28, 2006

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$8,693	$52,822	$(962)	$60,553
Merchandise costs, including warehousing and transportation	6,502	40,021	(958)	45,565
Operating, general and administrative	1,657	9,368	2	11,027
Rent	165	502	(6)	661
Depreciation and amortization	139	1,126	—	1,265
Operating profit	230	1,805	—	2,035
Interest expense	498	12	—	510
Equity in earnings of subsidiaries	1,164	—	(1,164)	—
Earnings (loss) before tax expense	896	1,793	(1,164)	1,525
Tax expense (benefit)	(62)	629	—	567
Net earnings (loss)	$958	$1,164	$(1,164)	$958

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended January 29, 2005

	The Kroger Co.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$8,003	$49,432	$41	$(1,042)	$56,434
Merchandise costs, including warehousing and transportation	6,420	36,721	—	(1,001)	42,140
Operating, general and administrative	1,126	9,494	(9)	—	10,611
Rent	194	527	—	(41)	680
Depreciation and amortization	110	1,142	4	—	1,256
Goodwill impairment charge	—	904	—	—	904
Operating profit	153	644	46	—	843
Interest expense	529	6	22	—	557
Equity in earnings of subsidiaries	430	—	—	(430)	—
Earnings (loss) before tax expense	54	638	24	(430)	286
Tax expense (benefit)	158	231	1	—	390
Net earnings (loss)	$(104)	$407	$23	$(430)	$(104)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended January 31, 2004

	The Kroger Co.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$6,935	$47,752	$45	$(941)	$53,791
Merchandise costs, including warehousing and transportation	5,583	34,943	—	(889)	39,637
Operating, general and administrative	1,305	9,060	(11)	—	10,354
Rent	168	541	—	(52)	657
Depreciation and amortization	91	1,114	4	—	1,209
Goodwill impairment charge	—	471	—	—	471
Asset impairment charge	—	120	—	—	120
Operating profit (loss)	(212)	1,503	52	—	1,343
Interest expense	568	15	21	—	604
Equity in earnings of subsidiaries	939	—	—	(939)	—
Earnings (loss) before tax expense	159	1,488	31	(939)	739
Tax expense (benefit)	(126)	571	9	—	454
Net earnings (loss)	$285	$917	$22	$(939)	$285

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Cash Flows
For the Year ended January 28, 2006

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$1,171	$1,021	$2,192
Cash flows from investing activities:
Capital expenditures	(188)	(1,118)	(1,306)
Other	11	16	27
Net cash used by investing activities	(177)	(1,102)	(1,279)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	14	—	14
Reductions in long-term debt	(764)	(33)	(797)
Proceeds from issuance of capital stock	78	—	78
Capital stock reacquired	(252)	—	(252)
Other	77	33	110
Net change in advances to subsidiaries	(140)	140	—
Net cash provided (used) by financing activities	(987)	140	(847)
Net (decrease) increase in cash and temporary cash investments	7	59	66
Cash and temporary investments:
Beginning of year	32	112	144
End of year	$39	$171	$210

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Cash Flows
For the Year ended January 29, 2005

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$(890)	$3,220	$2,330
Cash flows from investing activities:
Capital expenditures	(161)	(1,473)	(1,634)
Other	22	4	26
Net cash used by investing activities	(139)	(1,469)	(1,608)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	616	—	616
Reductions in long-term debt	(724)	(286)	(1,010)
Proceeds from issuance of capital stock	25	—	25
Capital stock reacquired	(319)	—	(319)
Other	(27)	(22)	(49)
Net change in advances to subsidiaries	1,464	(1,464)	—
Net cash provided (used) by financing activities	1,035	(1,772)	(737)
Net (decrease) increase in cash and temporary cash investments	6	(21)	(15)
Cash and temporary investments:
Beginning of year	26	133	159
End of year	$32	$112	$144

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Cash Flows
For the Year ended January 31, 2004

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$385	$1,830	$2,215
Cash flows from investing activities:
Capital expenditures	(176)	(1,824)	(2,000)
Other	(59)	33	(26)
Net cash used by investing activities	(235)	(1,791)	(2,026)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	247	100	347
Reductions in long-term debt	(347)	(140)	(487)
Proceeds from issuance of capital stock	39	—	39
Proceeds from interest rate swap terminations	114	—	114
Capital stock reacquired	(301)	—	(301)
Other	(23)	110	87
Net change in advances to subsidiaries	104	(104)	—
Net cash provided (used) by financing activities	(167)	(34)	(201)
Net (decrease) increase in cash and temporary cash investments	(17)	5	(12)
Cash and temporary investments:
Beginning of year	43	128	171
End of year	$26	$133	$159

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED

20. QUARTERLY DATA (Unaudited)

	Quarter
2005	First (16 Weeks)	Second (12 Weeks)	Third (12 Weeks)	Fourth (12 Weeks)	Total Year (52 Weeks)
Sales	$17,948	$13,865	$14,020	$14,720	$60,553
Net earnings	$294	$196	$185	$283	$958
Net earnings per basic common share	$0.40	$0.27	$0.26	$0.39	$1.32
Average number of shares used in basic calculation	727	722	724	724	724
Net earnings per diluted common share	$0.40	$0.27	$0.25	$0.39	$1.31
Average number of shares used in diluted calculation	732	730	732	730	731

2004	First (16 Weeks)	Second (12 Weeks)	Third (12 Weeks)	Fourth (12 Weeks)	Total Year (52 Weeks)
Sales	$16,905	$12,980	$12,854	$13,695	$56,434
Net earnings (loss)	$263	$142	$143	$(652)	$(104)
Net earnings (loss) per basic common share	$0.35	$0.19	$0.19	$(0.89)	$(0.14)
Average number of shares used in basic calculation	741	737	736	730	736
Net earnings (loss) per diluted common share	$0.35	$0.19	$0.19	$(0.89)	$(0.14)
Average number of shares used in diluted calculation	749	744	742	730	736

CERTIFICATIONS

Kroger submitted a Section 12(a) CEO Certification to the New York Stock Exchange for fiscal year 2004 with no qualifications. We also filed with the SEC the Rule 13a-14(a)/15d-14(a) Certifications as an exhibit to Form 10-K, as amended, for fiscal years 2004 and 2005.

Kroger has a variety of plans under which employees may acquire common stock of Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

The Bank of New York
Employee Investment Plans Division
P. O. Box 1089
Newark, New Jersey 07101
Toll Free 1-800-872-3307

Questions regarding Kroger’s 401(k) plan should be directed to the employee’s Human Resources Department or 1-800-2KROGER. Questions concerning any of the other plans should be directed to the employee’s Human Resources Department.

SHAREOWNERS:  The Bank of New York is Registrar and Transfer Agent for Kroger’s Common Stock. For questions concerning payment of dividends, changes of address, etc., individual shareowners should contact:

Written Shareholder inquiries:	Certificate transfer and address changes:
The Bank of New York	The Bank of New York
Shareholder Relations Department	Receive and Deliver Department
P.O. Box 11258	P.O. Box 11002
Church Street Station	Church Street Station
New York, New York 10286	New York, New York 10286

The Bank’s toll-free number is: 1-800-524-4458. E-mail: shareowners@bankofny.com

Shareholder questions and requests for forms available on the Internet should be directed to: http://www.stockbny.com

FINANCIAL INFORMATION:  Call (513) 762-1220 to request printed financial information, including Kroger’s most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. Information also is available on Kroger’s website at www.kroger.com.

EXECUTIVE OFFICERS

Donald E. Becker

Executive Vice President

William T. Boehm

Senior Vice President

President—Manufacturing

David B. Dillon

Chairman of the Board and
Chief Executive Officer

Kevin M. Dougherty

Group Vice President

Michael L. Ellis

Group Vice President

Jon C. Flora

Senior Vice President

Joseph A. Grieshaber, Jr.

Group Vice President

Paul W. Heldman

Executive Vice President, Secretary
and General Counsel

Scott M. Henderson

Vice President and Treasurer

Christopher T. Hjelm

Senior Vice President and
Chief Information Officer

Carver L. Johnson

Group Vice President

Lynn Marmer

Group Vice President

Don W. McGeorge

President and
Chief Operating Officer

W. Rodney McMullen

Vice Chairman

M. Marnette Perry

Senior Vice President

J. Michael Schlotman

Senior Vice President and
Chief Financial Officer

Paul J. Scutt

Senior Vice President

M. Elizabeth Van Oflen

Vice President and Controller

Della Wall

Group Vice President

OPERATING UNIT HEADS

John Bays

Dillon Stores

Paul L. Bowen

Jay C

William H. Breetz, Jr.

Southwest Division

Geoffrey J. Covert

Cincinnati Division

Jay Cummins

Food 4 Less

Russell J. Dispense

King Soopers

Michael J. Donnelly

Fry’s

Peter M. Engel

Fred Meyer Jewelers

Donna Giordano

QFC

John P. Hackett

Mid-South Division

James Hallsey

Smith’s

David G. Hirz

Ralphs

Mike Hoffmann

Kwik Shop

Lisa Holsclaw

Central Division

Kathleen Kelly

Kroger Personal Finance
(50% owned by Kroger)

Bruce A. Lucia

Atlanta Division

Bruce Macaulay

Great Lakes Division

Robert Moeder

Convenience Stores and
Supermarket Petroleum

Phyllis Norris

City Market

Darel Pfeiff

Turkey Hill Minit Markets

Mark Salisbury

Tom Thumb

Art Stawski

Loaf 'N Jug

Van Tarver

Quik Stop

Richard L. Tillman

Delta Division

Darrell D. Webb

Fred Meyer Stores

R. Pete Williams

Mid-Atlantic Division

THE KROGER CO.  • 1014 VINE STREET • CINCINNATI, OHIO 45202 • (513) 762-4000

The Kroger Co.	Three Ways to Vote VOTE BY INTERNET OR TELEPHONE OR MAIL 24 Hours a Day - 7 Days a Week It's Fast and Convenient

INTERNET	OR	TELEPHONE	OR	MAIL
https://www.proxyvotenow.com/krc		1-866-388-1533
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.		• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.		• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need for you to mail back your proxy card.

For shareholders who have elected to receive The Kroger Co. Proxy Statement and Annual Report electronically, you can now view the 2006 Annual Meeting materials on the Internet by pointing your browser to http://www.kroger.com/reports.

NOTE: Admission Ticket printed on reverse is required for admission to Annual Meeting.

1-866-388-1533 CALL TOLL-FREE TO VOTE

☐	THE INTERNET AND TELEPHONE VOTING FACILITIES WILL BE AVAILABLE UNTIL 5:00 P.M. E.D.T. ON JUNE 21, 2006. ❖DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE ❖

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.	☒ Votes MUST be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR the nominees and FOR Proposals 2, 3, 4, 5, 6 and 7.

1. ELECTION OF DIRECTORS

FOR all nominees ☐ listed below	WITHHOLD AUTHORITY to vote ☐ for all nominees listed below	*EXCEPTIONS ☐

Nominees:	01 Reuben V. Anderson, 02 Don W. McGeorge, 03 W. Rodney McMullen, 04 Clyde R. Moore, and 05 Steven R. Rogel.
(INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided below.)

*EXCEPTIONS____________________________________________

	FOR	AGAINST	ABSTAIN

2. Annual Election of All Directors. (Requires the adoption of Proposal 3)	☐	☐	☐
3. Elimination of Cumulative Voting For Directors.	☐	☐	☐
4. Elimination of Supermajority Requirement for Some Transactions.	☐	☐	☐
5. Opt Out of the Ohio Control Share Acquisition Statute.	☐	☐	☐
6. Rules of Conduct for Shareholder Meetings; Meetings outside of Cincinnati.	☐	☐	☐
7. Approval of PricewaterhouseCoopers LLP, as auditors.	☐	☐	☐
The Board of Directors recommends a vote AGAINST Proposals 8 and 9.
8. Approve shareholder proposal, if properly presented, to recommend progress reports on suppliers’ controlled-atmosphere killing of chickens.	☐	☐	☐
9. Approve shareholder proposal, if properly presented, to recommend the preparation of sustainability report.	☐	☐	☐

S C A N L I N E
Please sign below exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate position or representative capacity.

Date	Share Owner sign here	Co-Owner sign here

ADMISSION TICKET

You are cordially invited to attend the annual meeting of shareholders of The Kroger Co. to be held on Thursday, June 22, 2006 at 11:00 a.m. E.D.T. at The Music Hall Ballroom, Music Hall, 1243 Elm Street, Cincinnati, Ohio.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

❖ FOLD AND DETACH HERE ❖

THE KROGER CO.

P R O X Y

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting to be Held June 22, 2006

The undersigned hereby appoints each of DAVID B. DILLON, STEVEN R. ROGEL, and JOHN T. LA MACCHIA, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR all nominees listed, including the discretion to cumulate votes, FOR Proposals 2, 3, 4, 5, 6 and 7 and AGAINST Proposals 8 and 9.

(continued, and to be signed, on other side)

If you wish to vote in accordance with the recommendations of the Board of Directors, all you need do is sign and return this card. The Proxy Committee cannot vote your shares unless you sign and return the card or vote your proxy by Internet or telephone.		THE KROGER CO. P.O. BOX 11382 NEW YORK, N.Y. 10203-0382	To change your address, please mark this box.	☐
To consent to future access of the annual reports and proxy materials electronically via the Internet, please mark this box. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time.	☐		To include any comments, please mark this box.	☐